Form 10-K, Exhibit 13
period 1999-12-31
W HOLDING CO INC
filed 2000-03-30
CIK 1084887

                                                                    EXHIBIT 13.1

                              FINANCIAL HIGHLIGHTS

                                                                                December 31,
                                                                           (Dollars in thousands)

                                                                         1999                 1998
                                                                         ----                 ----
FINANCIAL CONDITION
Total assets                                                         $  3,374,571        $  2,481,176
     Loans, net and mortgage loans held for sale                        1,871,742           1,361,297
     Trading, available for sale and held to maturity
          investment securities                                         1,198,007             892,169
Total liabilities                                                       3,150,751           2,326,894
     Deposits                                                           2,247,865           1,690,529
     Securities sold under agreements to repurchase                       729,968             506,325
Total Stockholders' equity                                                223,819             154,282

EARNINGS
Total interest income                                                $    232,987        $    157,446
Total interest expense                                                   (130,806)            (84,308)
                                                                     ------------        ------------
Net interest income                                                       102,181              73,138
Provision for loan losses                                                 (14,000)             (6,000)
Other income                                                               12,239              10,154
Operating expenses                                                        (53,816)            (41,705)
Provision for income taxes                                                 (9,480)             (6,892)
                                                                     ------------        ------------
Net income                                                           $     37,124        $     28,695
                                                                     ============        ============
Net income attributable to common stockholders                       $     32,817        $     27,604
                                                                     ============        ============

RATIOS

Return on assets                                                             1.27%               1.42%
Return on common stockholders' equity                                       24.57%              24.42%
Equity to asset ratio                                                        6.46%               6.35%
Efficiency ratio                                                            47.18%              49.31%
Operating expenses to total assets                                           1.59%               1.68%
Basic and diluted earnings per share of common stock                 $       0.78        $       0.66
Book value per share of common stock                                 $       3.41        $       2.94
Total capital to risk-weighted assets                                       13.22%              11.74%
Tier I capital to risk-weighted assets                                      12.12%              10.61%
Tier I capital to total average assets                                       6.68%               6.37%
Net yield on interest-earning assets                                         3.48%               3.84%
Branches                                                                       36                  36

DESCRIPTION OF THE BUSINESS

         W Holding Company, Inc. ("Company") is a bank holding company offering a full range of financial services through its wholly owned subsidiary, Westernbank Puerto Rico ("Westernbank"). The Company was organized under the laws of the Commonwealth of Puerto Rico in February 1999. Effective November 30, 1999, pursuant to a resolution approved by the stockholders and after receiving all pertinent regulatory approvals, a reorganization was effected as a result of which the Company became the sole shareholder of Westernbank Puerto Rico. In connection with the reorganization, each outstanding share of Westernbank's common stock and preferred stock were converted into similar shares of the Company on a one for one exchange. Up to December 31, 1999, the Company had no operations other than those resulting from its investment in Westernbank.

         Westernbank is a commercial bank chartered under the laws of the Commonwealth of Puerto Rico effective November 30, 1994. Originally, Westernbank was organized as a federally chartered mutual savings and loan association in 1958, and in January 1984 it became a federal mutual savings bank. In February 1985, the savings bank was converted to the stock form of ownership. Westernbank, headquartered in Mayaguez, which is on Puerto Rico's West coast, conducts business through 36 service branches, 26 in the West of Puerto Rico, 4 in the Metropolitan Area, 3 in the Northeastern region, and 3 in the Southern region of Puerto Rico, including one regional office. During 1996, Westernbank commenced operating a division known as Westernbank International to offer commercial banking and related services outside of Puerto Rico. In February 1998, Westernbank acquired 80% of the voting shares of SRG, Inc., a Puerto Rico corporation that operates a shared electronic funds transfer network. In March 1999, Westernbank acquired the remaining 20% of the voting shares of SRG Net, Inc. The assets, liabilities, revenues and expenses of the subsidiary at December 31, 1999 and 1998 and for the years then ended are not significant.

         The principal business of the Company consists of attracting deposits from the general public and utilizing such funds and proceeds from reverse repurchase agreements and other borrowings, to invest in residential mortgage loans, commercial loans collateralized with real estate, consumer loans and other loans.

         The Company is subject to examination, regulation and periodic reporting under the Bank Holding Company Act of 1956, as amended, which is administered by the Board of Governors of the Federal Reserve System. Westernbank is subject to examination and comprehensive regulation by the Department of the Treasury, the Puerto Rico Commissioner of Financial Institutions and the Federal Deposit Insurance Corporation ("FDIC"). In addition, Westernbank is subject to the regulations of the Puerto Rico Regulatory Financial Board with respect to rates and fees charged on certain loans to individuals, and to the regulations of the Puerto Rico Treasury Department and the Commissioner of Financial Institutions. Westernbank is a member of the Federal Home Loan Bank ("FHLB") of New York, which is one of the twelve regional banks comprising the Federal Home Loan Bank System ("FHLB System"). Deposits with Westernbank are insured to the maximum extent provided by law through the Savings Association Insurance Fund ("SAIF") and Bank Insurance Fund ("BIF") which are administered by the FDIC.

         The Company and Westernbank are subject to Puerto Rico regular income tax or alternative minimum tax ("AMT") on income earned from all sources.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         This financial discussion contains an analysis of the consolidated financial position and financial performance of W Holding Company, Inc. and its wholly owned subsidiary, Westernbank Puerto Rico.

         The Company's principal source of earnings is its net interest income. This is the difference between interest income on loans and mortgage-backed securities, investments, and other assets ("interest-earning assets") and its interest expense on deposits and borrowings, including reverse repurchase agreements, term notes and advances from the Federal Home Loan Bank ("interest-bearing liabilities"). Loan origination and commitments fees, net of related costs, are deferred and amortized over the life of the related loans as a yield adjustment. Gains or losses on the sale of loans and investments and service charges, fees and other income, also affect income. The Company's net income is also affected by the level of its non-interest expenses, such as compensation, employees' benefits, occupancy costs and other operating expenses.

         The main objective of the Company's Asset and Liability Management program is to invest funds judiciously and reduce interest rate risks while optimizing net income and maintaining adequate liquidity levels. Therefore, management has followed a conservative practice inclined towards the preservation of capital with adequate returns. The Company's Investment Committee, which includes the Board of Directors and senior management, is responsible for the asset-liability oversight. The Investment Department is responsible for implementing the policies established by the Investment Committee.

         The policies generated and practices followed are intended to retain depositor's confidence, obtain a favorable match between the maturity of its interest-earning assets and interest-bearing liabilities, and enhance the stockholders' investment in the Company.

         The Company's 1999 growth was mainly related to high volume of mortgage origination, increase in commercial real estate portfolio, continued effective management of interest rate risk and a tight control of operating expenses. Net income available to common stockholders increased to $32.8 million, up 18.9% from $27.6 million in 1998. The Company's profitability ratios for 1999 represented returns of 1.27% on assets (ROA) and 24.57% on common stockholder's equity (ROE), compared with an ROA and ROE of 1.42% and 24.42%, respectively in 1998.

Different components that impacted the Company's performance are discussed in detail in the following pages. In addition, the selected financial data table provides relevant operational ratios and information for the last five years.

FINANCIAL CONDITION

         The Company had total assets of $3.37 billion, and $2.48 billion and $1.56 billion as of December 31, 1999, 1998 and 1997, respectively; an increase of $893.4 million or 36.01% in 1999 and $925.4 million or 59.48% in 1998. As of
December 31, 1999, total liabilities amounted to $3.15 billion, an increase of $823.9 million or 35.41% when compared to $2.33 billion as of December 31, 1998. In 1998, an increase of $873.3 million or 60.10% was experienced when compared to total liabilities amounting to $1.45 billion, at December 31, 1997.

INTEREST-EARNING ASSETS

         Interest-earning assets amounted to $3.23 billion at December 31, 1999, an increase of $870.6 million or 36.92% when compared to $2.36 billion as of December 31, 1998. In 1998, an increase of $888.2 million or 60.66% was experienced when compared to 1998 interest-earnings assets amounting to $1.46 billion at December 31, 1997.

         During 1999 and 1998, the Company's continued its emphasis in the credit granting activity. As a result, the real estate-mortgage and construction loans portfolio (other than commercial) including mortgage loans held for sale increased from $254.6 million as of December 31, 1997, to $476.5 million as of December 31, 1998, to $808.8 million as of December 31, 1999, an increase of $221.9 million or 87.16% in 1998 and an increase of $332.3 million or 69.74% in 1999. The Company also maintained its marketing efforts on commercial loans collateralized by real estate. Such loans increased from $234.1 million as of December 31, 1997, to $518.9 million as of December 31, 1998, and to $677.9 million as of December 31, 1999, an increase of $284.8 million or 121.66% in 1998 and $159.0 million or 30.64% in 1999. The consumer loan portfolio (including auto loans purchased with recourse and credit cards portfolio), commercial loans (not collateralized by real estate) and other loans increased from $381.7 million as of December 31, 1998, to $409.0 million as of December 31, 1999, an increase of $27.3 million or 7.15%. In 1998, an increase of $72.4 million or 23.41% was experienced when compared to the consumer loan portfolio amounting to $309.3 million, at December 31, 1997.

         Securities purchased under agreements to resell ("repurchase agreements") increased from $42.9 million as of December 31, 1997, to $91.2 million as of December 31, 1998, to $120.7 million as of December 31, 1999, an increase of $48.3 million or 112.59% in 1998 and $29.5 million or 32.35% in 1999. Investment securities held to maturity, which principally include United States and Puerto Rico Governments and agency obligations and mortgage-backed securities increased from $625.8 million as of December 31, 1997, to $871.8 million as of December 31, 1998, to $1,174.5 million as of December 31, 1999, an increase of $246.0 million or 39.31% in 1998 and $302.7 million or 34.72% in 1999. Investments available for sale increased from $15.2 million as of December 31, 1998, to $22.2 million as of December 31, 1999, an increase of $7.0 million or 46.05%. There were no investments available for sale at December 31, 1997. Trading securities amounted to $1.3 million as of December 31, 1999, $5.1 million as of December 31, 1998 and $5.3 million as of December 31, 1997.

INTEREST-BEARING LIABILITIES

         Interest-bearing liabilities amounted to $3.11 billion at December 31, 1999, an increase of $807.0 million or 35.06% when compared to $2.30 billion as of December 31, 1998. In 1998, an increase of

$874.7 million or 60.86% was experienced when compared to interest-bearing liabilities amounting to $1.44 billion, at December 31, 1997.

         The increase during 1999 was mainly due to an increase of $557.3 million in deposits, $223.6 million in securities sold under agreements to repurchase ("reverse repurchase agreements"), $39.0 million in advances from FHLB, net of a decrease of $5.0 million in term notes. The increase in 1998 was mainly related to a rise of $647.1 million in deposits, $224.6 million in reverse repurchase agreements, $31.0 million in advances from Federal Home Loan Bank, net of a decrease of $28.0 million in term notes.

         The Company offers a variety of specialized types of deposit accounts and certificates of deposit. Savings deposits increased from $362.3 million as of December 31, 1997, to $403.8 million as of December 31, 1998, to $409.4 million as of December 31, 1999, an increase of $41.5 million or 11.45% in 1998 and $5.6 million or 1.39% in 1999. Also, other deposits, represented mainly by time deposits, increased from $681.1 million as of December 31, 1997, to $1.29 billion as of December 31, 1998, to $1.84 billion as of December 31, 1999, an increase of $605.7 million or 88.93% in 1998 and $551.7 million or 42.87% in 1999. Other deposits include brokered deposits amounting to $894.8 million, $416.2 million and $92.3 million, as of December 31, 1999, 1998 and 1997, respectively.

STOCKHOLDERS' EQUITY

         As of December 31, 1999, total stockholders' equity amounted to $223.8 million, an increase of $69.5 million or 45.04% when compared to $154.3 million as of December 31, 1998. In 1998, and increase of $52.1 million or 50.98% was experienced when compared to total stockholders' equity amounting to $102.2 million at December 31, 1997. The increase during 1999 was mainly due to a net income of $37.1 million and the issuance of Series B preferred stock for $48.3 million, net of dividends paid on common and preferred stock of $13.6 million and the repurchase of 80,309 shares of common stock for $1.2 million. The increase in 1998 was mainly due to a net income of $28.7 million and the issuance of Series A preferred stock for $29.1 million, net of dividends paid on common and preferred stock of $3.6 million and the repurchase of 165,674 shares of common stock for $2.4 million.

         In 1999, the Company issued 2,001,000 shares of 7.25% Non-cumulative, Non-convertible Monthly Income Preferred Stock, 1999 Series B, with a liquidation preference of $25.00 per share. In 1998, the Company issued 1,219,000 shares of 7.125% Non-cumulative, Convertible Preferred Stock, 1998 Series A with a liquidation preference of $25.00 per share. Both preferred stock rank senior to the Company's common stock as to dividends and liquidation rights.

RESULTS OF OPERATIONS

NET INTEREST INCOME

         Net interest income represents the main source of earnings of the Company. As further discussed in the Asset/Liability Management section, the Company uses several tools to manage the risks associated with the composition and repricing of assets and liabilities.

         Net interest income increased $29.0 million or 39.71% for the year ended December 31, 1999, reaching $102.2 million, compared to $73.1 million reported in 1998. In 1997, net interest income totaled $56.3 million. In 1998, net interest income increased $16.8 million or 29.84%. The increases in 1999 and 1998 when compared to the corresponding prior year were primarily the result of increases in interest income from loans and investment securities, which were partially offset by increases in interest expense on deposits and reverse repurchase agreements.

         Average interest-earning assets increased $1.0 billion or 54.39% from 1998 to 1999 and $565.5 million or 42.27% from 1997 to 1998, being the principal reason for the increase in net interest income. The rise in average interest-earning assets in both periods is mainly related to increases in average loans, which is the higher yielding category of interest-earning assets, followed by a significant increase in investment securities.

         Interest income on loans amounted to $151.4 million for the year ended December 31, 1999, compared to $102.9 million in 1998 and $69.4 million in 1997. Mortgage loans accounted for the majority of the increase in average loans in 1999 and 1998. The increase was mainly attributed to the purchase of mortgage loans. In addition, commercial real estate loans contributed to the increase as a result of business growth experienced during 1999 and 1998. The average yield on loans decreased from 10.11% for the year ended December 31, 1997 to 9.49% for the year ended December 31, 1998 and to 8.98% for the year ended December 31, 1999.

         Interest income on investment securities amounted to $65.9 million for the year ended December 31, 1999 compared to $40.5 million in 1998 and $29.6 million in 1997. Increase in income from investment securities for 1999 and 1998 is mainly related to a rise in average balances of $413.7 million in 1999 and $143.9 million in 1998. Increase in average balance of investment securities is partially offset by a decrease in the investment portfolio average yield from 6.80% in 1998 to 6.53% in 1999. Increase in 1998 is also attributed to a rise in the yield of investment securities from 6.54% in 1997 to 6.80% in 1998.

         Interest income on mortgage and other asset-backed securities and trading securities amounted to $9.5 million for the year ended December 31, 1999, compared to $9.9 million in 1998 and $11.7 million in 1997. The decrease in interest income in 1999 was mainly the result of a decrease in the average balance of those securities which was partially offset by the rise in the yield of those securities. In 1998, the decrease was mainly attributed to a decrease in the yield of those securities.

         Interest income on money market instruments increased to $6.2 million for the year ended December 31, 1999, compared to $4.1 million in 1998 and $2.9 million in 1997. Increase is mainly related to a rise in the average balance of money market instruments in 1999 and 1998.

         The increase in average interest-earning assets is partially offset by an increase in average interest-bearing liabilities of $960.3 million or 51.72% and $557.0 million or 42.86% experienced in 1999 and 1998, respectively. The increase in average interest-bearing liabilities is mainly related to increase in average deposits, followed by a significant increase in reverse repurchase agreements.

         Interest expense on deposits amounted to $90.6 million for the year ended December 31, 1999, compared to $57.7 million in 1998 and $38.6 million in 1997. The increases in 1999 and 1998 are mainly attributed to a rise in average balance of deposits. The average balance of deposits increased $669.7 million or 50.0% in 1999 and $387.7 million or 40.74% in 1998.

         Interest expense on reverse repurchase agreements amounted to $33.5 million for the year ended December 31, 1999, compared to $20.5 million in 1998 and $13.8 million in 1997. The increases are mainly related to an increase in the average balance of reverse repurchase agreements. The average balance of reverse repurchase agreements increased $279.8 million or 71.22% in 1999 and $145.7 million or 58.92% in 1998.

         Interest expense on term notes totaled $3.9 million for the year ended December 31, 1999, compared to $4.9 million in 1998 and $4.8 million in 1997. Decrease is mainly related to a decrease in the average balance of term notes in 1999.

         Increase in interest expense on advances from FHLB is mainly due to the rises in average balance of advances in 1999 and 1998. During 1997, there were no advances from FHLB outstanding.

PROVISION FOR LOAN LOSSES

         The provision for loan losses for the year ended December 31, 1999, amounted to $14.0 million, with an allowance for loan losses at December 31, 1999 of $24.0 million. In 1998, the provision for loan losses amounted to $6 million, with an allowance for loan losses at December 31,

1998 of $15.8 million. The provision for loan losses for the year ended December 31, 1997 amounted to $2.7 million, with an allowance for loan losses of $13.2 million at December 31, 1997. The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and current economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

         At December 31, 1999, the allowance for loan losses was $24.0 million, or 1.26% of total loans, and 344.76% of total non-performing loans, compared with an allowance for loan losses at December 31, 1998 of $15.8 million, or 1.15% of total loans, and 203.03% of total non-performing loans.

         During 1999, accounts amounting to $7.4 million were written-off against the allowance for loan losses, as compared to $4.2 million in 1998. The accounts written-off are submitted to the Collections Department recovery unit for continued collection efforts. Recoveries made from accounts previously written-off amounted to $1.5 million in 1999 and $823,000 in 1998.

OTHER INCOME

         Service charges on deposit accounts and other fees amounted to $11.9 million for the year ended December 31, 1999, compared to $11.4 million in 1998 and $8.7 million in 1997. The increase of $2.7 million or 31.03% in 1998 as compared to 1997, was primarily the result of an increase in the volume of checking accounts and fees from other services.

         During 1998, the Company recorded a loss on settlement of pension plan amounting to $1.7 million as a result of the termination of the pension plan on December 18, 1998.

OPERATING EXPENSES

         Total operating expenses amounted to $53.8 million for the year ended December 31, 1999, as compared to $41.7 million in 1998 and $35.0 million in 1997.

         Salaries and employee benefits, which is the largest component of total operating expenses, amounted to $23.6 million for the year ended December 31, 1999, compared to $17.5 million in 1998, and $13.7 million in 1997, an increase of $6.1 million or 34.86% in 1999 and $3.8 million or 27.74% in 1998. The increase in 1999 and in 1998 over the corresponding prior year is mainly the result of an increase in personnel to support expansion of the Company, normal salary increases and related employees' benefits.

         Equipment expenses amounted to $6.8 million in 1999, $5.4 million in 1998, and $4.2 million in 1997. Increase of equipment expenses totaled $1.4 million or 25.93% in 1999 and $1.2 million or 28.57% in 1998, mainly resulted from the Company's expansion and growth in business activity.

         Occupancy expenses amounted to $4.9 million in 1999, $4.4 million in 1998, and $3.0 million in 1997. The increase in 1999 and in 1998, mainly resulted from the Company's expansion and growth in business activity.

         Advertising expense amounted to $4.1 million in 1999, $2.8 million in 1998, and $2.7 million in 1997. Increase in advertising expense of $1.3 million or 45.62% in 1999, is mainly related to an institutional campaign launched in the island to emphasize the Company's image as the "People's Bank" and promotional efforts for the credit card and consumer loans.

         All other operating expenses amounted to $14.4 million in 1999 compared to $11.7 million in 1998 and $11.5 million in 1997. The increase in 1999 and in 1998 was mainly the result of a general increase in other operating expenses related to the expansion of the Company and the increase in the volume of business.

PROVISION FOR INCOME TAXES

         Under Puerto Rico income tax laws, all companies are treated as separate entities and are not entitled to file consolidated tax returns. The Company and Westernbank are required to pay the higher of an alternative minimum tax of 22% or a regular statutory rate up to 39%. The provision for income taxes for the year ended December 31, 1999, amounted to $9.5 million compared to $6.9 million in 1998 and $5.7 million in 1997. The rise in income tax expense results from higher pre-tax earnings. The income on certain investments is exempt for income tax purposes. Also, qualified activities relating to the Westernbank International division are exempt for income tax purposes. As a result of the above, the Company's effective tax rate is substantially below the statutory rate.

NET INCOME

         The Company's net income increased $8.4 million or 29.37% and $5.8 million or 25.28% in 1999 and 1998, respectively. The increase in both periods was mainly the result of an increase in net interest income and other income, which was partially offset by increases in the provision for loan losses, in total operating expenses and in the provision for income taxes.

ASSET/LIABILITY MANAGEMENT

         The principal objective of the Company's asset and liability management function is to evaluate the interest rate risk included in certain balance sheet accounts and in off-balance sheet commitments, determine the appropriate level of risk given the Company's business focus, operating environment, capital and liquidity requirements and performance objectives, establish prudent asset concentration guidelines and manage the risk consistent with Board of Directors approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates and to manage the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing dates.

         The Company's profitability is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. The Company is subject to interest rate risk to the degree that its interest-earning assets reprice differently than its interest-bearing liabilities.

         Interest rate risk can be defined as the exposure of the Company's operating results or financial position to adverse movements in market interest rates which mainly occurs when assets and liabilities reprice at different times and at different rates. The Company manages its mix of assets and liabilities with the goals of limiting its exposure to interest rate risk, ensuring adequate liquidity, and coordinating its sources and uses of funds. Specific strategies have included shortening the amortized maturity of fixed-rate loans and increasing the volume of variable rate loans to reduce the average maturity of the Company's interest-earning assets and entering into interest rate exchange agreements (swaps) to hedge variable term notes and fixed callable certificates of deposit.

         The Company is exposed to a reduction in the level of Net Interest Income ("NII") in a rising interest rate environment. NII will fluctuate pursuant to changes in the levels of interest rates and of interest-sensitive assets and liabilities. If (1) the weighted average rates in effect at year end remained constant, or increase or decrease on an instantaneous and sustained change of plus or minus 200 basis points, and (2) all scheduled repricing, reinvestments and estimated prepayments, and reissuances are at such constant, or increase or decrease accordingly; NII will fluctuate as shown on the table below:

December 31, 1999:


    Change in Interest Rate    Expected NII (1)     Amount Change     % Change
    -----------------------    ----------------     -------------     --------
                             (Dollars in thousands)
       +200 Basis Points           $ 84,334           $(16,330)       (16.22)%
        Base Scenario               100,664                 --            --
       -200 Basis Points            115,736             15,072         14.97%


December 31, 1998:

    Change in Interest Rate    Expected NII (1)     Amount Change     % Change
    -----------------------    ----------------     -------------     --------
                             (Dollars in thousands)
       +200 Basis Points            $80,318           $(3,916)         (4.65)%
        Base Scenario                84,234                --             --
       -200 Basis Points             88,376             4,142           4.92%

---------------------------------------

(1) The NII figures exclude the effect of the amortization of loan fees.

         The model utilized to create the information presented above makes various estimates at each level of interest rate change regarding cash flows from principal repayments on loans and mortgage-backed securities and/or call activity on investment securities. Actual results could differ significantly from these estimates which would result in significant differences in the calculated projected change. In addition, the limits stated above do not necessarily represent the level of change under which management would undertake specific measures to realign its portfolio in order to reduce the projected level of change.

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity refers to Company's ability to generate sufficient cash to meet the funding needs of current loan demand, savings deposit withdrawals, principal and interest payments with respect to outstanding borrowings and to pay operating expenses. The Company monitors its liquidity in accordance with guidelines established by the Investment Committee and applicable regulatory requirements. The Company's need for liquidity is affected by loan demand, net changes in deposit levels, and the scheduled maturities of its borrowings. Liquidity demand caused by net reductions in deposits are usually caused by factors over which the Company has limited control. The Company derives its liquidity from both its assets and liabilities. Liquidity from assets originates by receipt of interest and principal payments and prepayments, by the ability to sell assets at market prices and by utilizing unpledged assets as collateral for borrowings. Liquidity is derived from liabilities by maintaining a variety of funding sources, including deposits, advances from the FHLB of New York and other short and long-term borrowings.

         As of December 31, 1999, the Company had line of credit agreements with two commercial banks permitting the Company to borrow a maximum aggregate amount of $30.0 million (no borrowings were made during the year ended December 31, 1999, under such lines of credit). The agreements provide for unsecured advances to be used by the Company on an overnight basis. Interest rate is negotiated at the time of the transaction. The credit agreements are renewable annually.

         The Company's liquidity targets are reviewed monthly by the Investment Committee and are based on the Company's commitment to make loans and investments and its ability to generate funds. The Committee's targets are also affected by the yields on available investments and by the Committee's judgment as to the attractiveness of such yields and its expectations as to future yields.

FINANCIAL INSTRUMENTS

         All derivative financial instruments held or issued by the Company are held or issued for purposes other than trading.

         Interest-rate exchange agreements. Interest-rate exchange agreements (swaps) used in asset/liability management activities are accounted for using the accrual method. As of December 31, 1999, the Company had outstanding interest swap agreements with other financial institutions, used to hedge the interest rate risk on $71.0 million in term notes with variable rates and $438.5 million in fixed rate certificate of deposit liabilities.

         Other off-balance-sheet instruments. In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit-card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. The Company periodically evaluates the credit risks inherent in these commitments, and letters of credit, and establishes loss allowances for such risks if and when these are deemed necessary.

         Committed Resources. At December 31, 1999, the Company had outstanding unused credit lines to customers of $82.9 million at variable rates. Commitments to originate loans at December 31, 1999, amounted to approximately $15.3 million and $159.3 million at fixed and floating rates, respectively, which will be outstanding for approximately one month. Stand-by letters of credit amounted to $2.4 million at December 31, 1999. Such commitments will be funded in the normal course of business from the Company's principal sources of funds. At December 31, 1999, the Company had $1.03 billion in certificates of deposit that mature during the following twelve months. The Company does not anticipate any difficulty in retaining such deposits. The Company also has on-going commitments to repay borrowings, fund maturing certificates of deposit and meet obligations under long-term operating leases for certain branches. No material changes are anticipated in regard to such commitments.


CAPITAL REQUIREMENTS


         The Company maintains a strong capital base to take advantage of business opportunities while ensuring that it has resources to absorb the risks inherent in the business. The Federal Reserve Board has established guidelines regarding the capital adequacy of bank holding companies, such as the Company. These requirements are substantially similar to those adopted by the FDIC for depository institutions, such as Westernbank, as set forth below.

         The Company (on a consolidated basis) and Westernbank (the "Companies") are subject to risk-based capital guidelines issued by the federal banking agencies. These guidelines are used to evaluate capital adequacy based primarily on the perceived credit risk associated with balance sheet assets as well as certain off-balance sheet exposures such as unused loan commitments, letters of credit and derivatives.

         Under the risk-based capital guidelines, qualifying total capital consists of two types of capital components. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock (subject to limitations) and minority interest in consolidated subsidiaries less goodwill and certain other deductions. Tier 2 capital includes Tier 1 capital plus perpetual preferred stock not included in Tier 1 capital (subject to limitations), the general allowance for credit losses, qualifying senior and subordinated debt, and limited-life preferred stock less certain deductions.

         The risk-based capital guidelines require a minimum ratio of Tier 1 capital to risk-weighted assets of 4.0% and a minimum ratio of combined Tier 1 and Tier 2 capital ("total risk-based capital") to risk-weighted assets of 8.0%.

         The risk-based capital guidelines are supplemented by a leverage ratio requirement. This requirement establishes a minimum leverage ratio of 3.0% for the highest rated banking organizations. Other banking organizations are expected to have ratios of at least 4.0 to 5.0% depending on their particular growth plans and condition (including diversification of risk, asset quality, earnings, and liquidity). The ratio is defined as Tier 1 capital divided by total average assets, less certain deductions, including goodwill.

         As of December 31, 1999, the most recent notification from the FDIC categorized Westernbank as well capitalized, the highest of five tiers, under the regulatory framework for prompt corrective action. There are no conditions or events since the FDIC notification that management believes would change Westernbank's category.

         The following table reflects the Companies' actual capital amounts and ratios, and applicable regulatory requirements at December 31, 1999:

                                                                                                Minimum
                                                                                              To Be Well
                                                                                           Capitalized Under
                                                                        Minimum           Prompt Corrective
                                              Actual              Capital Requirement     Action Provisions
                                      -----------------------     -------------------     ------------------
                                       Amount          Ratio        Amount      Ratio      Amount      Ratio
                                      --------       --------     --------      -----     --------     -----
                                                                  (Dollars in Thousands)
Total Capital
     (to Risk Weighted Assets)        $248,007          13.22%    $150,064       8%       $187,578       10%
                                      ========       ========     ========       =        ========       ==
Tier I Capital
      (to Risk Weighted Assets)       $224,553          12.12%    $ 74,093       4%       $111,140        6%
                                      ========       ========     ========       =        ========       ==
Tier I Capital
     (to Average Assets)              $224,553           6.68%    $100,887       3%       $168,145        5%
                                      ========       ========     ========       =        ========       ==

         Since the Company had no operations other than those resulting from its investment in Westernbank, the consolidated actual capital amounts and ratios equal those of Westernbank.

         The Company's ability to pay dividends to its stockholders and other activities can be restricted if its capital falls below levels established by the Federal Reserve guidelines. In addition, any bank holding company whose capital falls below levels specified in the guidelines can be required to implement a plan to increase capital.

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services since such prices are affected by inflation.

MARKET PRICES AND STOCK DATA

         The Company's common stock and preferred stocks are traded in the over the counter market known as the National Association of Securities Dealer Automated Quotation System (NASDAQ). The symbol for the Company's common stock is "WBPR", for the 1998 Series A preferred stock is "WBPRP" and for the 1999 Series B preferred stock is "WBPRO". As of December 31, 1999, there were 619 stockholders of record in addition to stockholders who hold their stock in "street name" through brokerage firms or nominees.

         On February 2, 1998, February 3, 1997 and May 24, 1996, Westernbank declared a two-for-one stock split, a fifteen percent (15%) stock dividend and a two-for-one stock split, and a two-for-one stock split, of its common shares, respectively. The two-for-one stock dividend declared on February 2, 1998, and the stock split and stock dividend declared on February 3, 1997, was given retroactive effect as of December 31, 1997 and 1996, respectively.

DIVIDENDS DECLARED PER SHARE

         On February 3, 2000, the Company's Board of Directors approved an increase in its annual dividend payments to shareholders in 2000 to $0.20 per share. This represents an increase of 25% over the dividends paid in 1999. The increase is the result of the guidelines established by the Board of Directors, which provides for distribution of dividends to stockholders on the basis of 25% of the average earnings for the last two years.

         On March 7, 2000, the Company's Board of Directors adopted the policy of paying dividends on a monthly basis. Initial dividend payment under this new policy, will be applied retroactively for dividends corresponding to the first three-month period ending March 31, 2000. Thereafter, dividends will be paid on the 15th day of each month for stockholders of record as of the last day of each month.

         The Company's cash dividends corresponding to 1999 and 1998 were as follows:

                        RECORD DATE         PAYABLE DATE       AMOUNT PER SHARE

         1999:         June 30, 1999        July 15, 1999           $0.08
                     December 31, 1999    January 17, 2000          $0.08

         1998:         July 13, 1998        July 21, 1998           $0.06
                      January 15, 1999     January 25,1999          $0.06




         The following table sets forth the range of high and low closing sale prices of the Company's common stock, as quoted in the NASDAQ system, at the end of each quarter for 1999 and 1998. The prices reflect interdealer quotations, without retail mark-up, mark-down or commissions and do not necessarily represent actual transactions:

            QUARTER ENDED            HIGH            LOW
            December 1999           $14.69          $10.13
           September 1999            13.63           11.63
              June 1999              16.00           12.50
             March 1999              13.44           16.13

            December 1998            16.13           15.50
           September 1998            14.88           14.25
              June 1998              17.00           16.53
             March 1998              15.38           15.00

NEW ACCOUNTING DEVELOPMENTS

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, ACCOUNTING FOR DERIVATIVE AND SIMILAR FINANCIAL INSTRUMENTS AND FOR HEDGING ACTIVITIES ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative financial instruments and for hedging activities and requires all derivatives to be measured at fair value and to be recognized as either assets or liabilities in the statement of financial condition. Under SFAS 133, derivatives used in hedging activities are to be designated into one of the following categories: (a) fair value hedge; (b) cash flow hedge; and (c) foreign currency exposure hedge. The changes in fair value (that is, gains and losses) will be either recognized as part of earnings in the period when the change occurs or as a component of other comprehensive income (outside earnings) depending on their intended use and resulting designation. This new standard becomes effective for all fiscal quarters beginning after June 15, 2000, pursuant to SFAS No. 137 "Deferral of the Effective Date of SFAS 133." The effect of implementing this statement on the Company's financial condition and results of operations has not been determined.

YEAR 2000

         The Company's computer systems and applications successfully completed the transition to the Year 2000 without operational problems or business disruptions in accordance with management's plan and regulatory guidelines.

          The Company initiated the process of preparing its computer system and applications for the Year 2000 since 1992, when the new in-house computerized system and software were acquired. The new software was designed under the Julian Calendar, thus resolving the Year 2000 issue. The remaining process involved modifying or replacing certain hardware and software maintained by the Company as well as communicating with external service providers to ensure that they took the appropriate action to remedy their Year 2000 issues. The Company obtained certification of Year 2000 compliance from vendors related to the new investment system, the credit cards system, the payroll systems and the disbursement system. Following the arrival of the Year 2000, the Company has not experienced any problems with systems provided by external service providers.

         Total cumulative costs of the Year 2000 project were approximately $148,000.

                       SELECTED FINANCIAL AND OTHER DATA
                            Year Ended December 31,
                             (Dollars in thousands)

                                                                1999           1998          1997           1996            1995
                                                            -----------    -----------    -----------    -----------    -----------
Balance Sheet Data:
Total Assets:                                               $ 3,374,571    $ 2,481,176    $ 1,555,799    $ 1,284,697    $ 1,039,449
   Securities purchased under agreements to resell              120,655         91,211         42,878         59,928         45,457
   Interest-bearing deposits in other banks and federal          25,671          7,787          5,442          5,102         39,017
      funds sold
   Investment securities held to maturity, securities
      available for sale and trading securities               1,198,007        892,169        631,121        534,060        395,710
   Loans-net and mortgage loans held for sale                 1,871,742      1,361,297        784,795        623,621        501,201

Total Liabilities:                                            3,150,751      2,326,894      1,453,564      1,201,561        971,792
   Savings deposits                                             409,423        403,753        362,317        350,939        321,062
   Other deposits                                             1,838,442      1,286,776        681,088        557,597        414,566
   Securities sold under agreement to repurchase                729,968        506,325        281,750        188,192         74,900
   Term notes                                                    79,000         84,000        112,000         94,000        151,425
   Advances from Federal Home Loan Bank                          70,000         31,000
Total Stockholders' Equity                                      223,819        154,282        102,235         83,136         67,658

Operations Data:
     Interest income                                        $   232,987    $   157,446    $   113,528    $    93,416    $    74,243
     Interest expense                                           130,806         84,308         57,198         45,805         35,528
                                                            -----------    -----------    -----------    -----------    -----------
     Net interest income                                        102,181         73,138         56,330         47,611         38,715
     Provision for loan losses                                  (14,000)        (6,000)        (2,700)            --         (3,000)
     Other income, net                                           12,239         10,154          9,979          6,747          5,277
     Operating expenses                                         (53,816)       (41,705)       (35,012)       (32,460)(1)    (25,744)
                                                            -----------    -----------    -----------    -----------    -----------

     Income before income taxes                                  46,604         35,587         28,597         21,898         15,248
     Income taxes                                                 9,480          6,892          5,693          4,850          3,219
                                                            -----------    -----------    -----------    -----------    -----------
     Net income                                             $    37,124    $    28,695    $    22,904    $    17,048         12,029
                                                            ===========    ===========    ===========    ===========    ===========

     Net income attributable to common stockholders         $    32,817    $    27,604    $    22,904    $    17,048    $    12,029
                                                            ===========    ===========    ===========    ===========    ===========

Earnings per Common Share (After effect of stock splits):
     Basic                                                  $      0.78    $      0.66    $      0.54    $      0.42    $      0.29
                                                            ===========    ===========    ===========    ===========    ===========
     Diluted                                                $      0.78    $      0.66    $      0.54    $      0.41    $      0.28
                                                            ===========    ===========    ===========    ===========    ===========
Dividends per Common Share
     (After effect of stock splits)                         $      0.16    $      0.12    $      0.09    $      0.07    $      0.03
                                                            ===========    ===========    ===========    ===========    ===========

---------

(1) Includes a $3.3 million one time deposit insurance premium special assessment paid to the Savings Association Insurance Fund.

                                                                            Years Ended December 31,
                                                              -----------------------------------------------------
                                                              1999       1998          1997        1996        1995
                                                              ----       ----          ----        ----        ----
Other Selected Data:
     Average yield earned on all interest earning
          assets                                              7.93%       8.28%        8.50%       8.19%       8.27%
     Average rate paid on all interest-bearing
          liabilities                                         4.64%       4.54%        4.41%       4.18%       4.09%
     Average interest rate spread                             3.29%       3.74%        4.09%       4.01%       4.18%

     Branch offices                                             36          36           35          33          31

Ratios

         The following table sets forth, for the indicated periods, certain ratios reflecting the productivity and profitability of the Bank:

                                                                 Years Ended December 31,(1)
                                                     ------------------------------------------------------
                                                     1999         1998        1997        1996         1995
                                                     ----         ----        ----        ----         ----
Return on assets(2)                                  1.27%        1.42%       1.61%       1.47%        1.27%

Return on common stockholders' equity(3)            24.57%       24.42%      24.71%      22.61%       19.38%

Equity-to-assets ratio(4)                            6.46%        6.35%       6.53%       6.49%        6.53%

Net yield on interest earning assets(5)              3.48%        3.84%       4.21%       4.18%        4.31%

---------

(1)      Averages computed by using beginning and end of year balances.
(2)      Net income divided by average total assets.
(3) Net income attributable to common stockholders divided by average common stockholders' equity.
(4)      Average net worth divided by average total assets.
(5)      Net interest income divided by average interest-earning assets.

February 14, 2000


To the Board of Directors and Stockholders of W Holding Company, Inc.


Financial Statements

The management of W Holding Company, Inc. (the "Company") is responsible for the preparation, integrity, and fair presentation of its published consolidated financial statements and all other information presented in this annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on informed judgments and estimates made by management.

Internal Control

Management is responsible for establishing and maintaining an effective internal control over financial reporting for financial presentations in conformity with both generally accepted accounting principles and the Federal Reserve Board instructions for Y-Report ("Y-Report Instructions"). The internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management assessed the Company's internal control over financial reporting for financial presentations in conformity with both generally accepted accounting principles and Y-Report Instructions as of December 31, 1999. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Company maintained effective internal control over financial reporting for financial presentations in conformity with both generally accepted accounting principles and Y-Report Instructions as of December 31, 1999.

/s/ Frank C. Stipes                                      /s/ Freddy Maldonado
---------------------------------------------            --------------------------------------------
Frank C. Stipes, Esq., Chairman of the Board,            Freddy Maldonado, Chief Financial Officer
Chief Executive Officer and President                    and Vice President of Finance and Investment

                  -------------------------------------------------------------
                  W HOLDING COMPANY, INC.
                  AND SUBSIDIARY

                  Consolidated Financial Statements as of December 31, 1999 and 1998 and for Each of the Three Years in the Period Ended December 31, 1999 and Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
W Holding Company, Inc.
Mayaguez, Puerto Rico

We have audited the accompanying consolidated statements of financial condition of W Holding Company, Inc. and its subsidiary (formerly Westernbank Puerto Rico) (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and of comprehensive income, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of W Holding Company, Inc. and its subsidiary at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
San Juan, Puerto Rico
February 28, 2000



Stamp No. 1634926
affixed to original.

W HOLDING COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1999 AND 1998



ASSETS                                                                                         1999                      1998

Cash and due from banks                                                                   $    55,671,999           $   49,429,206
Money market instruments:
  Securities purchased under agreements to resell (Note 2)                                    120,654,546               91,211,496
  Federal funds sold                                                                           16,400,000
  Interest-bearing deposits in banks                                                            9,271,389                7,787,104
Trading securities, with an amortized cost of $1,250,732 in 1999
  and $5,073,833 in 1998 (Note 3)                                                               1,289,188                5,089,771
Investment securities available for sale, with an amortized cost
  of $23,340,296 in 1999 and $15,202,996 in 1998 (Notes 3, 8)                                  22,185,441               15,231,222
Investment securities held to maturity, with a fair value of
  $1,074,346,000 in 1999 and $868,683,000 in 1998 (Notes 3, 7, 8, 10, 17)                   1,174,532,295              871,848,139
Federal Home Loan Bank stock, at cost                                                          12,800,000                5,800,000
Mortgage loans held for sale, at lower of cost or market (Note 4)                               2,073,600                7,374,047
Loans, net of allowance for loan losses of $23,978,449 in 1999 and
  $15,800,241 in 1998 (Notes 4, 10, 17)                                                     1,869,668,173            1,353,922,932
Accrued interest receivable (Note 2)                                                           33,311,340               23,453,462
Foreclosed real estate held for sale, net (Note 5)                                              2,232,376                3,270,945
Premises and equipment, net (Note 6)                                                           38,431,276               33,009,714
Deferred income taxes, net (Note 11)                                                            8,653,692                4,230,785
Other assets (Note 4)                                                                           7,395,356                9,517,489
                                                                                          ---------------           --------------

TOTAL                                                                                     $ 3,374,570,671           $2,481,176,312
                                                                                          ===============           ==============
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits (Notes 7, 17)                                                                  $ 2,247,864,807           $1,690,528,897
  Securities sold under agreements to repurchase (Note 8)                                     729,967,785              506,325,175
  Term notes (Notes 10, 17)                                                                    79,000,000               84,000,000
  Advances from Federal Home Loan Bank (Note 10)                                               70,000,000               31,000,000
  Advances from borrowers for taxes and insurance                                               1,693,926                1,495,529
  Other liabilities (Note 14)                                                                  22,224,845               13,544,304
                                                                                          ---------------           --------------

           Total liabilities                                                                3,150,751,363            2,326,893,905
                                                                                          ---------------           --------------

COMMITMENTS AND CONTINGENCIES (Notes 13, 17)

STOCKHOLDERS' EQUITY (Notes 1, 15, 16, 19, 22):
  Preferred stock $1.00 par value per share (liquidation preference $25 per share); authorized 20,000,000 and 5,000,000 shares in 1999 and 1998, respectively; 7.25% non-cumulative, non-convertible monthly income preferred
    stock, 1999 Series B - Issued 2,001,000 shares in 1999                                      2,001,000
    7.125% non-cumulative, convertible monthly income preferred stock, 1998
       Series A - Issued 1,219,000 shares in 1999 and 1998                                      1,219,000                1,219,000
  Common stock - $1.00 par value per share; authorized 300,000,000 and
       75,000,000 shares in 1999 and 1998, respectively;
       issued 42,000,000 shares in 1999 and 42,080,309 shares in 1998                          42,000,000               42,080,309
  Paid-in capital                                                                              99,595,597               54,465,556
  Retained earnings:
    Reserve fund                                                                               12,843,183                9,130,767
    Undivided profits                                                                          67,218,342               47,358,549
  Accumulated other comprehensive income (loss)                                                (1,057,814)                  28,226
                                                                                          ---------------           --------------

           Total stockholders' equity                                                         223,819,308              154,282,407
                                                                                          ---------------           --------------

TOTAL                                                                                     $ 3,374,570,671           $2,481,176,312
                                                                                          ===============           ==============

See notes to consolidated financial statements.

W HOLDING COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



                                                                          1999                    1998                    1997

INTEREST INCOME (Note 3):
  Loans, including loan fees                                         $ 151,398,167           $ 102,913,336           $  69,392,666
  Mortgage-backed securities                                             9,214,346               9,658,374              11,479,479
  Investment securities                                                 65,926,322              40,519,245              29,589,840
  Money market instruments                                               6,172,599               4,068,069               2,853,674
  Trading securities                                                       275,404                 286,567                 212,775
                                                                     -------------           -------------           -------------
        Total interest income                                          232,986,838             157,445,591             113,528,434
                                                                     -------------           -------------           -------------
INTEREST EXPENSE:
  Deposits (Note 7)                                                     90,554,001              57,732,924              38,552,139
  Securities sold under agreements to repurchase                        33,510,626              20,466,364              13,810,566
  Term notes                                                             3,932,223               4,870,059               4,835,899
  Advances from Federal Home Loan Bank                                   2,808,964               1,238,333
                                                                     -------------           -------------           -------------
        Total interest expense                                         130,805,814              84,307,680              57,198,604
                                                                     -------------           -------------           -------------
NET INTEREST INCOME                                                    102,181,024              73,137,911              56,329,830
PROVISION FOR LOAN LOSSES (Note 4)                                      14,000,000               6,000,000               2,700,000
                                                                     -------------           -------------           -------------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                                      88,181,024              67,137,911              53,629,830
                                                                     -------------           -------------           -------------
OTHER INCOME (LOSS):
  Service charges on deposit accounts and other fees                    11,872,421              11,438,770               8,723,551
  Net gain on sales and valuation of loans, securities,
    and other assets (Note 12)                                             366,545                 405,055               1,255,298
  Loss on settlement of pension plan (Note 14)                                                  (1,689,938)
                                                                     -------------           -------------           -------------
        Total other income, net                                         12,238,966              10,153,887               9,978,849
                                                                     -------------           -------------           -------------

 TOTAL NET INTEREST INCOME
  AND OTHER INCOME                                                     100,419,990              77,291,798              63,608,679
                                                                     -------------           -------------           -------------
OPERATING EXPENSES:
  Salaries and employees' benefits (Note 14)                            23,556,261              17,452,721              13,667,630
  Equipment                                                              6,833,091               5,400,553               4,245,391
  Occupancy (Note 13)                                                    4,929,873               4,353,763               2,966,710
  Advertising                                                            4,071,979               2,796,287               2,671,640
  Printing, postage, stationery, and supplies                            2,393,498               1,988,488               1,941,899
  Telephone                                                              1,799,900               1,538,489               1,456,792
  Net gain from operations of foreclosed
      real estate held for sale                                            (40,348)                (90,456)               (185,688)
  Other                                                                 10,271,707               8,265,188               8,247,016
                                                                     -------------           -------------           -------------
        Total operating expenses                                        53,815,961              41,705,033              35,011,390
                                                                     -------------           -------------           -------------
INCOME BEFORE PROVISION FOR INCOME TAXES                                46,604,029              35,586,765              28,597,289
PROVISION FOR INCOME TAXES (Note 11)                                     9,479,869               6,891,557               5,692,849
                                                                     -------------           -------------           -------------
NET INCOME                                                           $  37,124,160           $  28,695,208           $  22,904,440
                                                                     =============           =============           =============
NET INCOME ATTRIBUTABLE TO COMMON
  STOCKHOLDERS (Note 1)                                              $  32,817,027           $  27,603,505           $  22,904,440
                                                                     =============           =============           =============
BASIC AND DILUTED EARNINGS PER COMMON SHARE (Notes 1, 16):           $        0.78           $        0.66           $        0.54
                                                                     =============           =============           =============


See notes to consolidated financial statements.

W HOLDING COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
AND OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




                                                                      1999                    1998                    1997

CHANGES IN STOCKHOLDERS' EQUITY (Note 16):
  Preferred stock:
    Balance at beginning of year                                 $   1,219,000           $          --           $          --
    Issuance of preferred stock                                      2,001,000               1,219,000                      --
                                                                 -------------           -------------           -------------
    Balance at end of year                                           3,220,000               1,219,000                      --
                                                                 -------------           -------------           -------------

  Common stock:
    Balance at beginning of year                                    42,080,309              48,592,884              24,296,568
    Stock splits                                                                                                    24,296,316
    Purchase and retirement of common stock                            (80,309)               (165,674)
    Retirement of treasury stock                                                            (6,346,901)
                                                                 -------------           -------------           -------------
    Balance at end of year                                          42,000,000              42,080,309              48,592,884
                                                                 -------------           -------------           -------------

  Paid-in capital:
    Balance at beginning of year                                    54,465,556              27,810,269              52,106,585
    Stock split                                                                                                    (24,296,316)
    Treasury stock exchanged for land                                                          214,311
    Purchase and retirement of common stock                         (1,141,791)             (2,261,767)
    Retirement of treasury stock                                                               779,039
    Issuance of preferred stock                                     46,271,832              27,923,704
                                                                 -------------           -------------           -------------
    Balance at end of year                                          99,595,597              54,465,556              27,810,269
                                                                 -------------           -------------           -------------

  Reserve fund:
    Balance at beginning of year                                     9,130,767               6,261,246               3,970,802
    Transfer from undivided profits                                  3,712,416               2,869,521               2,290,444
                                                                 -------------           -------------           -------------
    Balance at end of year                                          12,843,183               9,130,767               6,261,246
                                                                 -------------           -------------           -------------

  Undivided profits:
    Balance at beginning of year                                    47,358,549              25,149,384               8,340,172
    Net income                                                      37,124,160              28,695,208              22,904,440
    Cash dividends on common stock                                  (9,244,818)             (2,524,819)             (3,804,784)
    Cash dividends on preferred stock                               (4,307,133)             (1,091,703)
    Transfer to reserve fund                                        (3,712,416)             (2,869,521)             (2,290,444)
                                                                 -------------           -------------           -------------
    Balance at end of year                                          67,218,342              47,358,549              25,149,384
                                                                 -------------           -------------           -------------

  Accumulated other comprehensive income:
    Balance at beginning of year                                        28,226
    Other comprehensive income (loss) for the year                  (1,086,040)                 28,226
                                                                 -------------           -------------           -------------
    Balance at end of year                                          (1,057,814)                 28,226                      --
                                                                 -------------           -------------           -------------

  Common stock in treasury:
    Balance at beginning of year                                                            (5,578,565)             (5,578,565)
    Treasury stock exchanged for land                                                           10,703
    Retirement of treasury stock                                                             5,567,862
                                                                 -------------           -------------           -------------
    Balance at end of year                                                  --                      --              (5,578,565)
                                                                 -------------           -------------           -------------

TOTAL STOCKHOLDERS' EQUITY                                       $ 223,819,308           $ 154,282,407           $ 102,235,218
                                                                 =============           =============           =============

COMPREHENSIVE INCOME:
  Net income                                                     $  37,124,160           $  28,695,208           $  22,904,440
                                                                 -------------           -------------           -------------
  Other comprehensive income (loss), net of taxes:
    Unrealized net loss on securities available for sale
      arising during the year                                         (972,705)                (55,704)
    Reclassification adjustment included in net income                (113,335)                 83,930
                                                                 -------------           -------------           -------------
  Net change in fair value of securities available
      for sale, net of taxes                                        (1,086,040)                 28,226                      --
                                                                 -------------           -------------           -------------

TOTAL COMPREHENSIVE INCOME                                       $  36,038,120           $  28,723,434           $  22,904,440
                                                                 =============           =============           =============


See notes to consolidated financial statements.

W HOLDING COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                            1999                  1998                 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                           $    37,124,160      $    28,695,208      $    22,904,440
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Provision for:
        Loan losses                                                         14,000,000            6,000,000            2,700,000
        Foreclosed real estate held for sale                                    14,689                                    22,005
      Depreciation and amortization on:
        Premises and equipment                                               5,341,375            3,920,118            2,737,129
        Foreclosed real estate held for sale                                    85,565               85,774               86,399
        Mortgage servicing rights                                              320,381              146,166              155,631
      Deferred income tax credit                                            (4,325,865)          (2,175,938)          (1,334,956)
      Amortization of premium (discount) on:
         Investment securities available for sale                                6,547               67,033               27,219
         Investment securities held to maturity                             (8,422,918)          (4,777,934)          (1,498,196)
         Mortgage-backed securities held to maturity                            24,097              252,834               24,333
         Loans                                                                 667,825              472,501               42,441
      Amortization of excess of cost over net assets acquired                  354,913              656,267              563,423
      Amortization of deferred loan origination fees and costs              (4,727,686)          (4,236,669)          (2,773,005)
      Net loss (gain) on sale and in valuation of:
         Investment securities available for sale                             (113,335)              (6,018)            (431,528)
         Investment securities held to maturity                                                                            8,984
         Mortgage loans held for sale                                          (74,317)              83,930              (20,899)
         Loans                                                                  50,253              (15,232)
         Foreclosed real estate held for sale                                  (19,985)             (15,712)             (74,554)
      Loss on settlement of pension plan                                                          1,689,938
      Loss on impairment of assets                                                                  477,446
      Originations of mortgage loans held for sale                         (63,812,380)         (75,659,943)         (39,506,445)
      Decrease (increase) in:
         Trading securities                                                 67,969,890           71,474,691           41,593,102
         Accrued interest receivable                                        (9,857,878)          (7,311,533)          (5,900,795)
         Other assets                                                        2,284,172           (4,774,595)            (451,401)
      Increase (decrease) in:
         Accrued interest on deposits and borrowings                         9,837,601            6,359,319            1,547,165
         Other liabilities                                                   2,712,026           (1,556,944)           4,231,042
                                                                       ---------------      ---------------      ---------------
           Net cash provided by operating activities                        49,439,130           19,850,707           24,651,534
                                                                       ---------------      ---------------      ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net increase in interest-bearing deposits in banks                        (1,484,285)          (2,436,633)            (340,776)
  Net increase in federal funds sold                                       (16,400,000)
  Net decrease (increase) in securities purchased under
     agreements to resell                                                  (29,443,050)         (48,229,956)          17,050,723
  Investment securities available for sale:
     Purchases                                                             (60,390,654)         (40,566,125)        (195,845,785)
     Proceeds from sales                                                    55,296,718           25,265,625          195,955,549
     Proceeds from principal repayment                                       1,243,928               36,489              294,545
  Investment securities held to maturity:
    Purchases                                                           (3,340,222,066)      (3,139,896,662)      (2,324,481,737)
    Proceeds from redemption and repayment                               3,027,763,943        2,880,991,000        2,206,009,686
  Mortgage-backed securities held to maturity:
    Purchases                                                              (17,501,983)         (23,266,376)         (18,718,942)
    Proceeds from principal repayment                                       35,674,771           41,625,984           53,964,430
  Loans receivable:
    Purchases                                                             (375,475,235)        (260,417,668)         (97,764,221)
    Proceeds from sales                                                     20,051,130            6,580,336
    Other increase                                                        (169,939,979)        (323,603,538)         (78,364,543)
  Proceeds from sales of foreclosed real estate held for sale                  586,751              166,750              139,500
  Additions to premises and equipment                                      (10,024,275)          (9,849,441)         (16,667,365)
  Purchase of Federal Home Loan Bank stock                                  (7,000,000)          (1,499,500)          (1,176,100)
  Purchase of SRG Net Inc., net of cash acquired                              (107,651)            (709,181)
                                                                       ---------------      ---------------      ---------------
           Net cash used in investing activities                          (887,371,937)        (895,808,896)        (259,945,036)
                                                                       ---------------      ---------------      ---------------

  Forward                                                              $  (837,932,807)     $  (875,958,189)     $  (235,293,502)
                                                                       ---------------      ---------------      ---------------

                                                                     (Continued)

W HOLDING COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




                                                                     1999                    1998                    1997

Forward                                                         $(837,932,807)          $(875,958,189)          $(235,293,502)
                                                                -------------           -------------           -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                        549,324,695             641,663,722             134,542,803
  Net increase (decrease) in securities sold
      under agreements to repurchase                              123,212,025            (124,589,320)             31,767,320
  Securities sold under agreements to repurchase
    with original maturities over three months:
      Proceeds                                                    418,338,760             425,955,175             115,490,750
      Payments                                                   (317,908,175)            (76,790,750)            (53,700,000)
  Term notes:
    Proceeds                                                                                                       43,000,000
    Payments                                                       (5,000,000)            (28,000,000)            (25,000,000)
  Advances from Federal Home Loan Bank:
    Proceeds                                                       39,000,000              51,000,000
    Payments                                                                              (20,000,000)
  Net increase (decrease) in advances
    from borrowers for taxes and insurance                            198,397                 450,790                (216,401)
  Repurchase of common stock for retirement                        (1,222,100)             (2,427,441)
  Issuance of preferred stock                                      48,272,832              29,142,704
  Dividends paid                                                  (10,040,834)             (5,426,571)             (3,465,086)
                                                                -------------           -------------           -------------

        Net cash provided by financing activities                 844,175,600             890,978,309             242,419,386
                                                                -------------           -------------           -------------

NET INCREASE IN CASH AND DUE FROM BANKS                             6,242,793              15,020,120               7,125,884

CASH AND DUE FROM BANKS, BEGINNING OF YEAR                         49,429,206              34,409,086              27,283,202
                                                                -------------           -------------           -------------

CASH AND DUE FROM BANKS, END OF YEAR                            $  55,671,999           $  49,429,206           $  34,409,086
                                                                =============           =============           =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest on deposits and other borrowings                   $ 120,968,213           $  77,948,361           $  55,651,439
    Income taxes                                                   11,423,887               9,850,006               5,069,476
  Noncash activities (Note 17):
    Accrued dividends payable                                       3,601,950                  90,473               1,900,522
    Mortgage loans securitized and transferred to:
      Trading securities                                           64,169,307              71,216,508              53,962,900
      Investment securities available for sale                      4,180,504
    Transfers from:
      Trading securities to mortgage-backed securities
      held to maturity                                                                      1,003,694               9,468,022
      Loans to foreclosed real estate held for sale                   291,451               1,233,103                 175,628
    Mortgage loans originated to finance the sale of
      foreclosed real estate held for sale                            663,000                 121,250                 428,000
    Capitalized mortgage servicing rights                             837,333                 962,058                 801,889
    Unpaid additions to premises and equipment                        738,662
    Increase (decrease) in unrealized net gain (loss)
      on investment securities available for sale,
      net of taxes                                                 (1,086,040)                 28,226
    Treasury stock exchanged for land                                                         225,014
    Retirement of treasury stock                                                            5,567,862

See notes to consolidated financial statements.                      (Concluded)

W HOLDING COMPANY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         W Holding Company, Inc. (formerly Westernbank Puerto Rico) (the "Company") was incorporated on February 3, 1999 under the laws of the Commonwealth of Puerto Rico as a bank holding company.

         Effective November 30, 1999, pursuant to a resolution approved by the stockholders and after receiving all pertinent regulatory approvals, a reorganization was effected as a result of which the Company became the sole shareholder of Westernbank Puerto Rico ("Westernbank"). In connection with the reorganization, the common and preferred shares of Westernbank were converted into shares of the Company on a one for one basis. Up to December 31, 1999, the Company had no operations other than those resulting from its investment in Westernbank.

         Westernbank is a commercial bank chartered under the laws of the Commonwealth of Puerto Rico effective November 30, 1994. Originally, Westernbank was organized as a federally chartered mutual savings and loan association in 1958, and in January 1984 became a federal mutual savings bank. In February 1985, the savings bank was converted to the stock form of ownership. Westernbank provides a variety of banking services to individuals and businesses through its 36 branches, 26 of which are located in the Western region, four in the Northeastern region, three in the metropolitan area and three in the Southern region of Puerto Rico. Its primary deposit products are passbook accounts, certificates of deposit, and demand deposits, and its primary lending products are real estate mortgage, commercial business, and installment loans. Westernbank operates a division known as Westernbank International, which offers commercial banking and related services outside of Puerto Rico. In February 1998, Westernbank acquired 80% of the voting shares of SRG Net, Inc., a Puerto Rico corporation that operates a shared electronic funds transfer network. In March 1999, Westernbank acquired the remaining 20% of the voting shares of SRG Net, Inc. The assets, liabilities, revenues and expenses of the subsidiary at December 31, 1999 and 1998 and for the years then ended are not significant.

         The accounting and reporting policies of W Holding Company, Inc. conform to generally accepted accounting principles (GAAP) and banking industry practices. Following is a summary of the Company's most significant accounting policies:

         PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Westernbank Puerto Rico. All significant intercompany transactions and balances have been eliminated in consolidation.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH EQUIVALENTS - For purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are those amounts included in the statement of financial condition caption "cash and due from banks".

         INTEREST-BEARING DEPOSITS IN BANKS AND FEDERAL FUNDS SOLD Interest-bearing deposits in banks and federal funds sold are recorded at cost and mature within twelve days.

         TRADING SECURITIES - Securities held principally for resale in the near term are classified as trading securities and recorded at fair value. Gains and losses on sales and changes in fair value of these securities are included in current operating results.

         INVESTMENT SECURITIES HELD TO MATURITY - Investment securities for which the Company has the positive intent and ability to hold to maturity are carried at cost, adjusted for premium amortization and discount accretion under the interest method over the period to maturity.

         INVESTMENT SECURITIES AVAILABLE FOR SALE - Investment securities available for sale consist of securities not classified as trading securities nor as held to maturity securities. These securities are reported at fair value with unrealized holding gains and losses, net of tax, reported as a net amount in other comprehensive income. Realized gains and losses on these securities are determined using the specific identification method. Premium amortization and discount accretion are recognized in interest income using the interest method over the period to maturity.

         MORTGAGE LOANS HELD FOR SALE - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are included in current operating results. Realized gains or losses on these loans are determined using the specific identification method.

         LOANS - Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. Discounts and premiums on purchased loans are amortized to income over the expected lives of the loans using methods that approximate the interest method.

         The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, but in no event is it recognized after 90 days in arrears on payments of principal or interest. When interest accrual is discontinued, all unpaid interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

         ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and current economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses in the loan portfolio and the related allowance may change in the near term.

         The Company measures the impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent. Significant loans (those exceeding $250,000) are individually evaluated for impairment. Large groups of small balance, homogeneous loans are collectively evaluated for impairment, loans that are recorded at fair value or at the lower of cost or market are not evaluated for impairment. The portfolios of mortgage, consumer and auto loans are considered homogeneous and are evaluated collectively for impairment. Impaired loans for which the discounted cash flows, collateral value or market price exceeds its carrying value do not require an allowance. The allowance for impaired loans is part of the Company's overall allowance for loan losses.

         FORECLOSED REAL ESTATE HELD FOR SALE - Foreclosed real estate held for sale are carried at the lower of fair value minus estimated costs to sell or cost.

         PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed under the straight-line method over the estimated useful lives of the assets, which range from two to 30 years.

         Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are charged to expense as incurred.

         EXCESS OF COST OVER NET ASSETS ACQUIRED - The excess of cost over fair value of net assets acquired is amortized to expense using the straight-line method over a period of 60 months.

         IMPAIRMENT OF LONG-LIVED ASSETS - The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As a result of such reviews, the Company recognized a loss of $477,446 on impairment of assets during the year ended December 31, 1998.

         LOAN SERVICING - Fees earned for servicing loans owned by investors are reported as income when the related mortgage loan payments are collected. Loans servicing costs are charged to expense as incurred.

         MORTGAGE SERVICING RIGHTS - The Company recognizes as separate assets the rights to service mortgage loans for others, regardless of how those servicing rights are acquired and assesses the capitalized mortgage servicing rights for impairment based on the fair value of those rights. In evaluating individual pools for impairment, the Company uses current market assumptions for prepayment speeds.

         The total cost of mortgage loans to be sold with servicing rights retained is allocated to the mortgage servicing rights and the loans (without the mortgage servicing rights), based on their relative fair values. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated servicing income.

         STOCK OPTION PLAN - As further discussed in Note 16 to the consolidated financial statements, the Company has two stock option plans. These plans offer key officers, directors and employees an opportunity to purchase shares of the Company's common stock. The Company follows the intrinsic value-based method of accounting for measuring compensation expense, if any. Compensation expense is generally recognized for any excess of the quoted market price of the Company's stock at the measurement date over the amount an employee must pay to acquire the stock.

         INCOME TAXES - Deferred income taxes are accounted for using the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         FINANCIAL INSTRUMENTS - All derivative financial instruments held or issued by the Company are held or issued for purposes other than trading.

         - INTEREST-RATE EXCHANGE AGREEMENTS - Interest-rate exchange agreements (swaps) used in asset/liability management activities are accounted for using the accrual method. Net interest income (expense) resulting from the differential between exchanging floating and fixed-rate interest payments is recorded on the current basis as an adjustment to interest income or expense on the corresponding hedged assets or liabilities. Any gains or losses on the sales or early termination of swaps used in asset/liability management activities are deferred and amortized into income or expense over the shorter of the maturity period of the hedged item or the swap.

         - OTHER OFF-BALANCE SHEET INSTRUMENTS - In the ordinary course of business, the Company enters into off-balance sheet instruments consisting of commitments to extend credit, commitments under credit card arrangements and stand-by letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. The Company periodically evaluates the credit risks inherent in these commitments and letters of credit, and establishes loss allowances for such risks if and when these are deemed necessary.

         FAIR VALUE OF FINANCIAL INSTRUMENTS - The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed in these financial statements:

         - CASH AND DUE FROM BANKS - The carrying amounts of cash and due from banks approximate their fair value.

         - MONEY MARKET INSTRUMENTS - Money market instruments have been valued at their carrying amount given the relatively short period of time between origination of the instruments and their expected realization.

         - TRADING SECURITIES - For securities held for trading purposes, fair values are based on quoted market prices.

         -        INVESTMENT SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY
                  - The fair values of investment securities available for sale and held to maturity are estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         - FEDERAL HOME LOAN BANK (FHLB) STOCK - FHLB stock is valued at its redemption value.

         - LOANS - Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgage, commercial, consumer, credit cards and other loans. Each loan category is further segmented into fixed and adjustable interest rate terms and by performing, nonperforming and loans with payments in arrears.

                  The fair value of performing loans, except residential mortgages and credit card loans, is calculated by discounting scheduled cash flows through the estimated maturity dates using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is computed using an estimated market rate based on secondary market sources adjusted to reflect differences in servicing and credit costs. For credit card loans, cash flows and maturities are estimated based on contractual interest rates and historical experience and are discounted using estimated market rates.

                  Fair value for significant nonperforming loans and certain loans with payments in arrears is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate that is commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

         - MORTGAGE SERVICING RIGHTs - The carrying amount of mortgage servicing rights, which is evaluated periodically for impairment, approximates the fair value (fair value is estimated considering prices for similar assets).

         - DEPOSITS - The fair value of deposits with no stated maturity, such as passbook accounts, money market and checking accounts is equal to the amount payable on demand. The fair value of fixed maturity certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

         - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE, TERM NOTES AND ADVANCES FROM FHLB - The fair value of securities sold under agreements to repurchase, term notes and advances from FHLB is based on the discounted value using rates currently available to the Company for debt with similar terms and remaining maturities.

         - ACCRUED INTEREST - The carrying amounts of accrued interest approximate their fair values.

         - INTEREST RATE SWAP AGREEMENTs - The fair value of interest rate swap agreements was obtained from dealer quotes. This value represents the estimated amount the Company would receive or pay to terminate the swap agreements, at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties.

         - COMMITMENTS TO EXTEND CREDIT AND STANDBy LETTERS OF CREDIt - The fair value of commitments to extend credit and standby letters of credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings.

         The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a portion of the Company's financial instruments (loans and financial liabilities), fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision.

         In addition, the fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments such as premises and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

         EARNINGS PER SHARE - Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding convertible preferred stock, and are determined using the if-converted method. The effect of convertible preferred stock was antidilutive thus basic equals diluted earnings per common share in both 1999 and 1998. There were no potential common shares in 1997.

         Basic and diluted earnings per share were computed as follows:



                                                                       1999                   1998                  1997

               Basic and diluted earnings per share:
                 Net income                                       $ 37,124,160           $ 28,695,208           $22,904,440
                 Less preferred stock dividends                     (4,307,133)            (1,091,703)
                                                                  ------------           ------------           -----------

                 Income available to common stockholders          $ 32,817,027           $ 27,603,505           $22,904,440
                                                                  ============           ============           ===========

                 Weighted average number of common
                   shares outstanding for the year                  42,012,116             42,096,038            42,233,820
                                                                  ============           ============           ===========

                 Basic and diluted earnings per share             $       0.78           $       0.66           $      0.54
                                                                  ============           ============           ===========


         RECENT ACCOUNTING DEVELOPMENTS - In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, ACCOUNTING FOR DERIVATIVE AND SIMILAR FINANCIAL INSTRUMENTS AND FOR HEDGING ACTIVITIES ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative financial instruments and for hedging activities and requires all derivatives to be measured at fair value and to be recognized as either assets or liabilities in the statement of financial condition. Under SFAS 133, derivatives used in hedging activities are to be designated into one of the following categories:
         (a) fair value hedge; (b) cash flow hedge; and (c) foreign currency exposure hedge. The changes in fair value (that is, gains and losses) will be either recognized as part of earnings in the period when the change occurs or as a component of other comprehensive income (outside earnings) depending on their intended use and resulting designation. This new standard becomes effective for all fiscal quarters beginning after June 15, 2000, pursuant to SFAS No. 137, DEFERRAL OF THE EFFECTIVE DATE OF SFAS 133. The effect of implementing this statement on the Company's financial condition and results of operations has not been determined.

         RECLASSIFICATIONS - Certain reclassifications have been made to prior years financial statements to conform with the current year presentation.

2.       SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

         The Company enters into purchases of securities under agreements to resell the same securities ("repurchase agreements"). The amounts advanced under these agreements represent generally secured short-term loans and are reflected as assets in the consolidated statements of financial condition.

         At December 31, 1999 and 1998, securities purchased under agreements to resell (classified by counterparty) were as follows:



                                                                                              1999                 1998

                            Doral Securities, Inc.                                        $ 60,058,546          $32,550,496
                            PaineWebber, Incorporated of Puerto Rico                        31,000,000           34,130,000
                            Merill Lynch Financial Services of Puerto Rico, Inc.            19,800,000
                            Popular Securities, Inc.                                         9,796,000
                            Lehman Brothers Inc.                                                                 24,531,000
                                                                                          ------------          -----------

                            Total                                                         $120,654,546          $91,211,496
                                                                                          ============          ===========


         A comparative summary of securities purchased under agreements to resell follows:



                                                         December 31,                                 December 31,
                                               ----------------------------------------------------------------------------
                                                             1999                                         1998
                                               ---------------------------------            -------------------------------

                                                                         FAIR                                       FAIR
                                                                       VALUE OF                                   VALUE OF
                                                RECEIVABLE            UNDERLYING            RECEIVABLE           UNDERLYING
UNDERLYING COLLATERAL                            BALANCE              COLLATERAL              BALANCE            COLLATERAL

       Investment securities:
         U.S. Government and
           agencies obligations                $ 25,100,000          $ 25,535,000          $ 54,571,000         $ 56,150,000
       Mortgage-backed securities -
         Guaranteed by Government
           agencies                              95,554,546            98,428,000            36,640,496           37,697,000
                                               ------------          ------------          ------------         ------------
       Total - excluding accrued
           interest receivable                 $120,654,546          $123,963,000          $ 91,211,496         $ 93,847,000
                                               ============          ============          ============         ============

       Accrued interest receivable
           on securities purchased
           under agreements to resell          $    564,809                                $    367,119
                                               ============                                ============

         The Company monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requests additional collateral where deemed necessary. At December 31, 1999, repurchase agreements mature as follows: due the next business day $40,858,546; due within 30 days $79,796,000. Securities purchased under agreements to resell are held in safekeeping, in the name of the Company, by Citibank N.A., the Company's custodian, or are held by the counterparty if the agreement is due the next business day.

         Average outstanding balances and maximum month-end outstanding balances during the years ended December 31, 1999 and 1998, and weighted average interest rates for the year and at year end are indicated below:



                                                                        1999                  1998

              Monthly average outstanding balance                   $ 96,770,000          $60,433,000
              Maximum outstanding balance at any month-end           163,759,000           98,531,000
              Weighted average interest rate:
                For the year                                                5.25%                5.72%
                At year end                                                 5.61%                5.48%

3.       INVESTMENT SECURITIES:

         The amortized cost, gross unrealized gains and losses, and fair value of investment securities at December 31, were as follows:



                                                                              GROSS               GROSS
                                                       AMORTIZED            UNREALIZED          UNREALIZED               FAIR
DECEMBER 31, 1999                                         COST                GAINS               LOSSES                VALUE

TRADING SECURITIES -
 Mortgage-backed securities -
  Government National Mortgage
  Association (GNMA) certificates                    $    1,250,732       $       38,456      $           --        $    1,289,188
                                                     ==============       ==============      ==============        ==============
AVAILABLE FOR SALE -
  Mortgage-backed securities -
    GNMA certificates                                $   19,294,234       $           --      $      766,689        $   18,527,545
    Federal National Mortgage
    Association (FNMA) certificates                       4,046,062                   --             388,166             3,657,896
                                                     --------------       --------------      --------------        --------------
Total                                                $   23,340,296       $           --      $    1,154,855        $   22,185,441
                                                     ==============       ==============      ==============        ==============
HELD TO MATURITY:
  U.S. Government and agencies obligations           $1,029,449,708       $        5,482      $   97,335,190        $  932,120,000
  Puerto Rico Government and
    agencies obligations                                 16,668,050              158,336             135,386            16,691,000
  Other                                                  17,165,787            1,100,787          16,065,000
                                                                          --------------      --------------        --------------
Total                                                 1,063,283,545              163,818          98,571,363           964,876,000
                                                     --------------       --------------      --------------        --------------
  Mortgage and other asset-backed
    securities:
    Federal Home Loan Mortgage
      Corporation (FHLMC) certificates                   20,593,887               99,980             643,867            20,050,000
    GNMA certificates                                    27,636,974              360,115             179,089            27,818,000
    FNMA certificates                                    14,735,927               36,772             452,699            14,320,000
    Collateralized mortgage obligations
      (CMO) certificates                                 28,106,621                5,554             722,175            27,390,000
    Other                                                20,175,341              283,341          19,892,000
                                                                          --------------      --------------        --------------
Total                                                   111,248,750              502,421           2,281,171           109,470,000
                                                     --------------       --------------      --------------        --------------
Total                                                $1,174,532,295       $      666,239      $  100,852,534        $1,074,346,000
                                                     ==============       ==============      ==============        ==============

                                                                              GROSS               GROSS
                                                       AMORTIZED            UNREALIZED          UNREALIZED               FAIR
DECEMBER 31, 1998                                         COST                GAINS               LOSSES                VALUE
TRADING SECURITIES -
  Mortgage-backed securities -
  GNMA certificates                                  $    5,073,833       $       15,938      $           --        $    5,089,771
                                                     ==============       ==============      ==============        ==============
AVAILABLE FOR SALE -
  Mortgage-backed securities -
   FNMA certificates                                 $   15,202,996       $       28,226      $           --        $   15,231,222
                                                     ==============       ==============      ==============        ==============
HELD TO MATURITY:
  U.S. Government and agencies obligations           $  727,584,526       $    1,429,955      $    6,077,481        $  722,937,000
  Puerto Rico Government and
    agencies obligations                                 14,817,978               42,278              18,256            14,842,000
                                                     --------------       --------------      --------------        --------------
Total                                                   742,402,504            1,472,233           6,095,737           737,779,000
                                                     --------------       --------------      --------------        --------------
  Mortgage and other asset-backed securities:
    FHLMC certificates                                   25,068,166              509,980              28,146            25,550,000
    GNMA certificates                                    35,045,233              759,350              22,583            35,782,000
    FNMA certificates                                    18,468,776              380,615              11,391            18,838,000
    CMO certificates                                     41,920,793               56,200             187,993            41,789,000
    Other                                                 8,942,667                2,333                                 8,945,000
                                                                          --------------      --------------        --------------
Total                                                   129,445,635            1,708,478             250,113           130,904,000
                                                     --------------       --------------      --------------        --------------
Total                                                $  871,848,139       $    3,180,711      $    6,345,850        $  868,683,000
                                                     ==============       ==============      ==============        ==============


         The amortized cost and fair value of investment securities held to maturity at December 31, 1999, by contractual maturity (excluding mortgage-backed securities), are shown below.



                                                               AMORTIZED                   FAIR
                                                                  COST                    VALUE

         Due within one year                                 $   19,734,920          $   19,737,000
         Due after one year through five years                      604,054                 612,000
         Due after five years through ten years                  45,185,231              44,253,000
         Due after ten years                                    997,759,340             900,274,000
                                                             --------------          --------------
         Total                                                1,063,283,545             964,876,000
         Mortgage and other asset-backed securities             111,248,750             109,470,000
                                                             --------------          --------------
         Total                                               $1,174,532,295          $1,074,346,000
                                                             ==============          ==============

         Proceeds from sales of investment securities available for sale and the respective gross realized gains and losses for the years ended December 31, 1999, 1998 and 1997, were as follows:



                                              1999                 1998                  1997

         Available for sale:
           Proceeds from sales            $55,296,718          $25,265,625          $195,955,549
           Gross realized gains               137,372                6,018               438,628
           Gross realized losses               24,037                                      7,100





         Unencumbered investment securities held to maturity at December 31, 1999, amounted to $97,824,817 after taking into account the investment securities pledged (Notes 7, 10 and 17), those sold under agreements to repurchase (Note 8), and those pledged to the Puerto Rico Treasury Department (for the Westernbank International Division) of $352,365.

         The fair values of investment securities available for sale and held to maturity are estimated based on published bid prices or bid quotations received from securities dealers. The Company derives significant tax benefits by generating nontaxable interest income on a substantial portion of these investments, thereby reducing its effective income tax rate and, consequently, obtaining a higher effective investment yield. The fair values determined as described above do not reflect this tax advantage.

         Nontaxable interest income on investments for the years ended December 31, 1999, 1998 and 1997, amounted to approximately $72,012,000,
         $46,605,000, and $33,444,000, respectively. Nontaxable interest income relates mostly to interest earned on government obligations of the United States and Puerto Rico, certain mortgage-backed securities, and investments of the Westernbank International division.


4.       LOANS:

         The loan portfolio at December 31 consisted of the following:



                                                                                    1999                      1998

         REAL ESTATE LOANS SECURED BY FIRST MORTGAGES:
             Conventional:
               One-to-four-family residences                                 $   680,675,250           $   379,019,331
               Other properties                                                    2,388,015                 3,007,491
             Construction and land acquisition                                   111,451,452                78,718,789
             Loans to facilitate the sale of foreclosed real estate
               held for sale                                                         757,218                   767,454
             Insured or guaranteed:
                Federal Housing Administration, Farmers Home
                  Administration and Veterans Administration                      21,250,880                17,876,435
                Puerto Rico Housing Bank and Finance Agency                          466,758                   516,010
             Commercial - collateralized by real estate                          677,923,910               518,893,422
                                                                             ---------------           ---------------

             Total                                                             1,494,913,483               998,798,932
                                                                             ---------------           ---------------

             Plus (less):
               Undisbursed portion of loans in process                            (8,762,838)               (8,518,196)
               Premium on loans purchased                                          3,277,599                 1,806,333
               Deferred loan fees - net                                           (4,806,862)               (4,107,856)
                                                                             ---------------           ---------------

             Total                                                               (10,292,101)              (10,819,719)
                                                                             ---------------           ---------------

              Real estate loans - net                                          1,484,621,382               987,979,213
                                                                             ---------------           ---------------

         OTHER LOANS:
             Commercial loans                                                     80,483,612                73,077,192
             Loans on deposits                                                    35,264,574                37,550,963
             Installment loans:
                Auto loans                                                         4,385,930                10,102,293
                Credit cards                                                      35,305,985                23,317,944
                Other consumer loans                                             254,540,608               238,425,440
             Less:
               Unearned interest                                                     (64,607)                 (210,019)
               Deferred loan fees - net                                             (890,862)                 (519,853)
                                                                             ---------------           ---------------

              Other loans - net                                                  409,025,240               381,743,960
                                                                             ---------------           ---------------

         TOTAL LOANS                                                           1,893,646,622             1,369,723,173

         ALLOWANCE FOR LOAN LOSSES                                               (23,978,449)              (15,800,241)
                                                                             ---------------           ---------------

         LOANS - NET                                                         $ 1,869,668,173           $ 1,353,922,932
                                                                             ===============           ===============

         The Company originated commercial real estate loans during 1999 amounting to approximately $406,725,000, totalling approximately $677,924,000 at December 31, 1999. In general, commercial real estate loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. The commercial real estate loans are principally collateralized by property dedicated to wholesale, retail and rental business activities.

         The Company originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as held for either sale or investment purposes. Mortgage loans held for sale are carried at the lower of cost or market value, determined on a net aggregate basis. At December 31, 1999 and 1998, mortgage loans with a cost of $2,083,213 and $7,457,977, respectively, were designated as held for sale.

         The following table reflects the approximate outstanding principal balance of nonaccrual loans and the corresponding effect on earnings:



                                                             1999                1998                1997

         Outstanding principal balance
           at end of year                                 $6,955,000          $7,782,000          $7,606,000
                                                          ==========          ==========          ==========

         Interest which could have been recorded
           if the loans had not been classified
           as nonaccrual                                  $  514,000          $1,027,000          $  713,000
                                                          ==========          ==========          ==========

         Loans serviced for others are not included in the consolidated statements of financial condition. At December 31, 1999 and 1998, the unpaid principal balance of these loans amounted to $281,655,267 and $239,926,751, respectively. Servicing loans for others generally consists of collecting payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with the loans serviced for others, the Company held borrowers' escrow balances of $885,880 and $952,728 at December 31, 1999 and 1998, respectively.

         Mortgage servicing rights, included as other assets, amounted to $1,979,103 and $1,462,151 at December 31, 1999 and 1998, respectively.
         In 1999 and 1998, the Company capitalized mortgage servicing rights amounting to $837,333 and $962,058, respectively. Amortization of mortgage servicing rights was $320,381 and $146,166 in 1999 and 1998, respectively. At December 31, 1999 and 1998, the carrying value of mortgage servicing rights approximates fair value.

         In the normal course of business, the Company engages in business transactions with its directors, executive officers, principal shareholders and organizations associated with them. Loans to related parties, mainly mortgage loans for purchase of the principal residence, are substantially on the same terms as loans to nonrelated parties. The aggregate amount of loans outstanding to related parties at December 31, 1999 and 1998 totalled approximately $354,000 and $550,000, respectively.

         Changes in the allowance for loan losses are summarized below:



                                                            1999                   1998                   1997

         Balance - at January 1                        $ 15,800,241           $ 13,200,563           $ 12,027,123
         Provision charged to income                     14,000,000              6,000,000              2,700,000
         Recoveries credited to the allowance             1,535,936                823,400              1,074,981
         Write-off of uncollectible accounts             (7,357,728)            (4,223,722)            (2,601,541)
                                                       ------------           ------------           ------------

         Balance - at December 31                      $ 23,978,449           $ 15,800,241           $ 13,200,563
                                                       ============           ============           ============

         The total investment in impaired commercial and construction loans at December 31, 1999 and 1998 was $13,083,000 and $9,808,000,
         respectively. All impaired commercial and construction loans were measured based on the fair value of collateral at December 31, 1999 and 1998. Impaired commercial and construction loans amounting to $8,136,000 and $5,499,000 at December 31, 1999 and 1998, respectively, were covered by a valuation allowance of $1,268,000 and $1,120,000, respectively. Impaired commercial and construction loans amounting to $4,947,000 and $4,309,000 at December 31, 1999 and 1998, respectively, did not require a valuation allowance in accordance with SFAS 114. The average investment in impaired commercial and construction loans during the years ended December 31, 1999, 1998 and 1997, amounted to approximately $14,919,000, $6,561,000 and $5,646,000, respectively. The
         Company's policy is to recognize interest income related to impaired loans on a cash basis. Interest on impaired commercial and construction loans collected and recognized as income during the years ended December 31, 1999, 1998 and 1997, amounted to approximately $1,470,000, $242,000 and $220,000, respectively.


5.       FORECLOSED REAL ESTATE HELD FOR SALE:

         Foreclosed real estate held for sale at December 31 consisted of the following:



                                                                     1999                1998

         Balance, foreclosed real estate held for sale:
           Residential (1 - 4 units)                             $  158,887          $  597,804
           Commercial                                             2,371,530           2,956,493
                                                                 ----------          ----------
         Total                                                    2,530,417           3,554,297
         Less valuation allowance                                   298,041             283,352
                                                                 ----------          ----------
         Foreclosed real estate held for sale - net              $2,232,376          $3,270,945
                                                                 ==========          ==========


         Changes in the valuation allowance for losses on foreclosed real estate held for sale were as follows:



                                                 1999                1998               1997

         Balance - at January 1               $ 283,352           $ 301,197           $292,697
         Provision charged to income             14,689                                 22,005
         Write-offs                                                 (17,845)           (13,505)
                                              ---------           ---------           --------
         Balance - at December 31             $ 298,041           $ 283,352           $301,197
                                              =========           =========           ========

6.       PREMISES AND EQUIPMENT:

         Premises and equipment at December 31 consisted of the following:



                                                                     1999                 1998

         Land                                                    $10,850,415          $10,326,737
         Buildings and improvements                                8,109,083            7,678,086
         Furniture and equipment                                  25,750,571           21,903,551
         Leasehold improvements                                    6,929,865            6,137,758
         Construction in progress                                  3,455,407              644,218
                                                                 -----------          -----------
         Total                                                    55,095,341           46,690,350
         Less accumulated depreciation and amortization           16,664,065           13,680,636
                                                                 -----------          -----------
         Total                                                   $38,431,276          $33,009,714
                                                                 ===========          ===========

7.    DEPOSITS AND INTEREST EXPENSE:

      A comparative summary of deposits follows:

                                                             DECEMBER 31,
                                                 ----------------------------------
                                                      1999                1998

Noninterest bearings accounts                    $  103,681,889      $   98,339,310
Passbook                                            409,422,925         403,753,378
NOW accounts                                         78,844,100          77,887,644
Super NOW accounts                                   18,830,069          17,860,980
Money market                                          7,725,952           8,099,986
Certificates of deposit                           1,610,892,826       1,074,131,768
                                                 --------------       -------------
Total                                             2,229,397,761       1,680,073,066
Accrued interest payable                             18,467,046          10,455,831
                                                 --------------       -------------
Total                                            $2,247,864,807      $1,690,528,897
                                                 ==============      ==============

The weighted average interest rate of all deposits at December 31, 1999 and 1998, was approximately 4.93% and 4.42%, respectively. At December 31, 1999, the aggregate amount of deposits in denominations of $100,000 or more was approximately $1,385,071,000 ($830,991,000 at December 31, 1998) including brokered deposits ($894,847,000 and $416,198,000 at December 31, 1999 and 1998,
respectively). Deposits from related parties amounted to approximately $2,009,000 and $2,547,000 at December 31, 1999 and 1998, respectively.

At December 31, 1999, the scheduled maturities of certificates of deposit are as follows:

    YEAR ENDING
    DECEMBER 31,                                          AMOUNT
      2000                                         $ 1,027,870,617
      2001                                              92,280,336
      2002                                              27,800,728
      2003                                              51,135,500
      2004                                              38,501,156
      Thereafter                                       373,304,489
                                                   ---------------
      Total                                        $ 1,610,892,826
                                                   ===============

      At December 31, 1999, the Company had pledged the following assets:

      (1) Investment securities with a carrying value of $112,324,814 and mortgage-backed securities with a carrying value of $23,004,431 to secure public funds.

      (2) Mortgage-backed securities with a carrying value of $112,695 to secure individual retirement accounts.

      A summary of interest expense on deposits for the years ended December 31, follows:

                                  1999            1998             1997
Passbook                      $12,461,975      $11,335,548      $10,730,006
NOW, Super NOW and Money
    Market accounts             3,102,889        2,461,786        1,935,433
Certificates of deposit        74,989,137       43,935,590       25,886,700
                              -----------      -----------      -----------
Total                         $90,554,001      $57,732,924      $38,552,139
                              ===========      ===========      ===========

8.    SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:

      The Company enters into sales of securities under agreements to repurchase ("reverse repurchase agreements"). Reverse repurchase agreements are treated as financings and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. During the period of such agreements, the securities were delivered to the counterparties. The dealers may have sold, loaned, or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Company the same securities at the maturities of the agreements.

      Reverse repurchase agreements at December 31, 1999 mature as follows: within 30 days $149,266,025; in 2001 $45,025,000; in 2004 $19,000,000; in
      2008 $195,580,000; and in 2009 $321,096,760. At December 31, 1999, with respect to reverse repurchase agreements amounting to $394,701,760, excluding FHLB reverse repurchase agreements (Note 10), the counterparties have the option to terminate the agreements at the first anniversary date and each interest payment date thereafter.

      Reverse repurchase agreements at December 31, consisted of the following:


                                           1999                 1998
Fixed rate                             $684,942,785        $461,300,175
Variable rate                            45,025,000          45,025,000
                                       ------------        ------------
Total                                  $729,967,785        $506,325,175
                                       ============        ============

      At December 31, 1999 and 1998, securities sold under agreements to repurchase (classified by counterparty) were as follows:

                                                     1999                                 1998
                                         -------------------------------     -------------------------------
                                                             FAIR VALUE                          FAIR VALUE
                                          BORROWING        OF UNDERLYING       BORROWING       OF UNDERLYING
                                           BALANCE           COLLATERAL         BALANCE          COLLATERAL
Lehman Brothers Inc.                     $361,941,760      $370,843,000      $285,277,675      $295,385,000
Federal Home Loan Bank of New York        186,000,000       205,706,000        85,000,000        99,426,000
Merrill Lynch Government
  Securities, Inc. and affiliates          62,243,000        63,534,000        78,577,500        80,538,000
Salomon Smith Barney Inc.                  60,623,000        58,702,000
PaineWebber, Inc.                          22,400,025        22,804,000        14,604,000        14,900,000
Morgan Stanley Dean Witter                 17,865,000        18,046,000        14,793,000        15,231,000
The Conservation Trust Fund
  of Puerto Rico                           15,000,000        14,493,000        21,000,000        21,744,000
Prudential Securities, Incorporated         3,895,000         3,760,000         4,060,000         3,998,000
Bear Stearns & Co., Inc.                                                        3,013,000         3,171,000
                                         ------------      ------------      ------------      ------------
Total                                    $729,967,785      $757,888,000      $506,325,175      $534,393,000
                                         ============      ============      ============      ============

      Borrowings under repurchase agreements at December 31 were collateralized as follows:

                                                1999                                1998
                                 -------------------------------     -------------------------------
                                    Carrying            Fair            Carrying             Fair
       Securities Underlying        Value of           Value of         Value of           Value of
        Reverse Repurchase         Underlying        Underlying        Underlying         Underlying
            Agreements             Collateral        Collateral        Collateral         Collateral
U.S. Government  and
   agencies  obligations         $773,035,427      $699,933,000      $457,580,199      $463,568,000
U.S. Government  and
   agencies  obligations
   purchased under
   agreements to resell                                                24,531,000        25,496,000
Mortgage-backed securities         23,928,585        23,362,000        29,776,134        30,098,000
Mortgage-backed securities
   available for sale              19,294,234        18,528,000        15,231,222        15,231,000
Other investments                  17,165,788        16,065,000
                                   ----------        ----------        ----------        ----------

Total                             833,424,034      $757,888,000       527,118,555      $534,393,000
                                                   ============                        ============
Accrued interest receivable
  of underlying securities          6,595,961                           7,264,412
                                    ---------                           ---------

Total                            $840,019,995                        $534,382,967
                                 ============                        ============

      Average outstanding balances and maximum month-end outstanding balances during the years ended December 31, 1999 and 1998, and weighted average interest rates for the year and at year-end are indicated below:

                                                              1999                1998
Monthly average outstanding balance                       $669,005,000        $394,052,000
Maximum outstanding balance at any month-end               744,155,000         506,325,000
Weighted average interest rate:
  For the year                                                    4.90 %              5.23 %
  At year end                                                     5.26 %              4.86 %

9.    LINES OF CREDIT:

      As of December 31, 1999 and 1998, Westernbank had line of credit agreements with two commercial banks permitting Westernbank to borrow a maximum aggregate amount of $30,000,000 and $15,000,000, respectively, (there were no borrowings during the years ended December 31, 1999 and 1998, under such lines of credit). The agreements provide for unsecured advances to be used by Westernbank on an overnight basis. Interest rate is negotiated at the time of the transaction. The credit agreements are renewable annually.

10. TERM NOTES AND ADVANCES FROM FEDERAL HOME LOAN BANK:

      Term notes and advances from Federal Home Loan Bank (FHLB) at December 31 consisted of the following:

                                                             1999                          1998
                                                  --------------------------   ------------------------

                                                                   WEIGHTED                    WEIGHTED
                                                                   INTEREST                    INTEREST
                                                    AMOUNT           RATE       AMOUNT          RATE
TERM NOTES -
  Variable rate notes
    (83% to 89% of three
    month LIBID rate)                             $79,000,000       5.11%     $84,000,000       4.53%
                                                  ===========       ====      ===========       ====
ADVANCES FROM FHLB:
  Variable rate convertible advances              $39,000,000
    (88 % to 94 % of three month LIBID rate)
  Fixed rate convertible advances
    (5.25 % to 5.40 %)                             31,000,000                 $31,000,000
                                                   ----------                 -----------
  Total advances from FHLB                        $70,000,000       5.70%     $31,000,000       5.32%
                                                  ===========       ====      ===========       ====

      Term notes amounting to $40,000,000 are secured by irrevocable stand-by letters of credit issued by a commercial bank (the "issuer") with credit values amounting to $40,899,583. Under the letters of credit securities pledge agreements, the Company has delivered to the issuer specific investment securities having a fair value, determined monthly, of at least 105% of the face amount of the letters of credit. At December 31, 1999, the carrying value of the specific collateral held by the issuer consisted of investments of $43,892,698.

      Term notes amounting to $39,000,000 are secured by a pledge of certain collateral pursuant to pledge agreements. Under the pledge agreements, the Company has delivered to the note holders investments and mortgage-backed securities having a market value determined every two weeks of at least 105% of the aggregate principal amount of the current notes outstanding. At December 31, 1999, the carrying value of the specific collateral held by the note holders consisted of investments of $38,227,325 and mortgage-backed securities of $3,121,667.

      Advances and reverse repurchase agreements (Note 8) are received from the FHLB under an agreement whereby the Company is required to maintain a minimum amount of qualifying collateral with a market value of at least 110% of the outstanding advances and reverse repurchase agreements. At December 31, 1999, convertible advances were secured by mortgage notes amounting to $101,577,622. At the advance's and reverse repurchase agreement's first anniversary date and each quarter thereafter, the FHLB has the option to convert the advances and reverse repurchase agreements into replacement funding for the same or a lesser principal amount based on any funding then offered by FHLB at then current market rates, unless the interest rate has been predetermined between FHLB and the Company. If the Company chooses not to replace the funding, it will repay the convertible advance and reverse repurchase agreement, including any accrued interest, on such optional conversion date.

      Term notes and advances from FHLB by contractual maturities at December 31, 1999, were as follows:

      YEAR ENDING               TERM              ADVANCES
      DECEMBER 31,              NOTES             FROM FHLB

           2000              $31,000,000         $25,000,000
           2001                5,000,000          14,000,000
           2002               43,000,000
           2008                                   10,000,000
           2009                                   21,000,000
                             -----------         -----------
Total                        $79,000,000         $70,000,000
                             ===========         ===========

11.   INCOME TAXES:

      Under the Puerto Rico Internal Revenue Code, all companies are treated as separate taxable entities and are not entitled to file consolidated tax returns. The Company and Westernbank are subject to Puerto Rico regular income tax or alternative minimum tax (AMT) on income earned from all sources. The AMT is payable if it exceeds regular income tax. The excess of AMT over regular income tax paid in any one year may be used to offset regular income tax in future years, subject to certain limitations.

      The income on certain investments is exempt for income tax purposes. Also, activities relating to the Westernbank International division are exempt for income tax purposes. As a result of the above, the Company's effective tax rate is substantially below the statutory rate.

      The provision for income taxes for the years ended December 31, consisted of the following:

                            1999                1998                1997
Current                 $ 13,805,734        $ 9,067,495         $ 7,027,805
Deferred                  (4,325,865)        (2,175,938)         (1,334,956)
                          ----------         ----------          ----------
Total                   $  9,479,869        $ 6,891,557         $ 5,692,849
                        ============        ===========         ===========

      A reconciliation of the provision for income taxes computed by applying the Puerto Rico income tax statutory rate to the tax provision as reported for the years ended December 31, is as follows:

                                                          1999            1998          1997
                                                                    (In Thousands)
Computed at Puerto Rico statutory rate                  $ 18,176       $ 13,879       $ 11,153
Effect on provision of:
    Exempt interest income, net                           (9,794)        (6,930)        (4,619)
    Net nondeductible expenses (nontaxable income)           413            123           (872)
    Other                                                    685           (180)            31
                                                        --------       --------       --------
Provision for income taxes as reported                  $  9,480       $  6,892       $  5,693
                                                        ========       ========       ========

      Deferred income tax assets (liabilities) as of December 31, 1999 and 1998, consisted of the following:

                                                                     1999               1998
       Allowance for loan losses                                  $ 9,352,000       $ 4,832,000
       Loss carryforward relating to sale of securities               136,000           635,000
       Allowance for foreclosed real estate held for sale              75,000            71,000
       Mortgage servicing rights                                     (772,000)         (570,000)
       Other temporary differences                                    (98,308)         (102,215)
                                                                  -----------       -----------
       Total                                                        8,692,692         4,865,785
       Less valuation allowance                                        39,000           635,000
                                                                  -----------       -----------
       Deferred income taxes, net                                 $ 8,653,692       $ 4,230,785
                                                                  ===========       ===========

      Changes in the valuation allowance for deferred income tax assets were as follows:

                                                         1999         1998           1997
       Balance - at January 1                         $ 635,000     $400,000       $400,000
       Increase (decrease) in valuation allowance      (596,000)     235,000
                                                      ---------     --------       --------
       Balance - at December 31                       $  39,000     $635,000       $400,000
                                                      =========     ========       ========

      Realization of deferred tax assets is dependent on generating sufficient future taxable income. The amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income are not met.


12. NET GAIN ON SALES AND VALUATION OF LOANS, SECURITIES AND OTHER ASSETS:

      Net gain on sales and valuation of loans, securities and other assets for the years ended December 31, 1999, 1998 and 1997, consisted of the following:

                                                        1999            1998             1997
       Trading account securities, mainly relating
         to loans securitized                         $ 226,992      $ 931,264      $   811,855
       Investment securities available for sale         113,335          6,018          431,528
       Mortgage loans held for sale                      74,317        (83,930)          20,899
       Loss on impairment of assets (Note 1)                          (477,446)
       Other                                            (48,099)        29,149           (8,984)
                                                      ---------      ---------      -----------
       Total                                          $ 366,545      $ 405,055      $ 1,255,298
                                                      =========      =========      ===========

13.   COMMITMENTS AND CONTINGENCIES:

      In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company's financial condition.

      At December 31, 1999, the Company is obligated under noncancelable operating leases for branch offices. Certain leases contain escalation clauses providing for increased rental. Rent expense amounted to $1,651,841, $1,507,357, and $1,085,112 for the years ended December 31,
      1999, 1998 and 1997, respectively.

      The projected minimum rental payments under the leases with initial or remaining terms of more than one year and expiring through 2009 are approximately as follows:

           YEAR ENDING                        MINIMUM
           DECEMBER 31,                         RENT

             2000                           $1,587,000
             2001                            1,419,000
             2002                            1,049,000
             2003                              643,000
             2004                              313,000
             Thereafter                        447,000
                                            ----------
       Total                                $5,458,000
                                            ==========

14.   RETIREMENT BENEFIT PLANS:

      PENSION PLAN

      The Company had a non-contributory defined benefit pension plan which covered substantially all of its employees. The Plan generally provided pension benefits that were based on the employee's years of service and average earnings during the last five years of employment. An employee became vested at a variable percentage upon completion of three to seven years of qualifying service. The Company's funding policy was to contribute an amount not less than the ERISA minimum funding requirement nor more than the maximum that would have been deductible for tax purposes.

      Effective June 30, 1993, the Plan was amended to freeze any further accrual of benefits for its participants. The effect of this curtailment on the consolidated financial statements of the Company was not significant. The June 30, 1993 accrued benefit will be guaranteed and payable with at least 120 monthly payments guaranteed, as of the normal retirement date of each participant as a minimum pension.

      The Plan was terminated on December 18, 1998, to this effect the Plan settled the projected benefit obligation ($5,788,278) through the purchase of nonparticipating annuity contracts and lump sum payments. As a result, the Company recognized a loss on settlement of pension plan of $1,689,938 ($931,864 increase in benefit obligation plus $758,074 unrecognized loss).

      The following table sets forth the change in benefit obligation, change in plan assets, the funded status of the Plan, and the amounts recognized in the Company's consolidated statements of financial condition as of and for the years ended December 31, 1998 and 1997:

                                                                      1998                1997
       Change in benefit obligation:
        Benefit obligation at beginning of year                  $ 5,545,263         $ 5,227,789
        Interest cost                                                387,075             357,788
        Actuarial gain                                               122,300             174,594
        Benefits paid                                               (266,360)           (214,908)
                                                                 -----------         -----------
       Benefit obligation before settlement of Plan                5,788,278           5,545,263

        Cost of settlement                                           931,864
        Settlement payments                                       (6,720,142)
                                                                 -----------         -----------
       Benefit obligation at year end                                     --           5,545,263
                                                                 -----------         -----------
       Change in Plan assets:
        Fair value of Plan assets at beginning of year             5,982,355           5,763,291
        Actual return on plan assets                                 328,195             433,972
        Employer contribution                                      1,124,330
        Benefits paid                                               (266,360)           (214,908)
                                                                 -----------         -----------
       Fair value of plan assets before
        settlement of Plan                                         7,168,520           5,982,355
        Settlement payments                                       (6,720,142)
        Employer reversion                                          (448,378)
                                                                 -----------         -----------
       Fair value of Plan assets at year end; primarily
        cash and short-term investments, including
        $4,346,284 in interest bearing deposits with
        Westernbank in 1997                                               --           5,982,355
                                                                 -----------         -----------
       Funded status (Plan assets in excess of
        benefit obligation)                                                              437,092
        Unrecognized net actuarial gain                                                  526,722
                                                                 -----------         -----------
        Prepaid benefit cost included as other asset             $        --         $   963,814
                                                                 ===========         ===========

       The components of net periodic benefit credit for the years ended December 31, 1998 and 1997 (none for 1999) are as follows:

                                                                      1998                1997

       Interest cost                                                 387,075           $ 357,788
       Actual return on plan assets                                 (328,195)           (433,972)
       Net amortization and deferral                                (109,052)             10,465
                                                                   ---------           ---------
       Net periodic benefit credit                                 $ (50,172)          $ (65,719)
                                                                   =========           =========

      Assumptions used to develop the net periodic benefit for 1998 and 1997 were:

                                                1998          1997
Discount rate                                   7.0 %         7.0 %
Expected return on plan assets                  7.5 %         7.5 %
Rate of compensation increase                   NIL            NIL

      The Company established a retirement plan for directors who were not also executive officers and who elected to retire after January 1, 1988. The Plan generally provided pension benefits ranging from 80% to 100% of the Director's average remuneration based on consecutive years of service (vesting started after six years) and average earnings during the last five years (three years if the Director has served longer than 25 years). On February 24, 1989, the plan was substantially amended to limit the pension benefits to only those directors who were founders of the Company, had attained the age of 50 years and had served for 25 consecutive years on the Board. The amended plan provides for pension benefits equal to the Director's average remuneration during the last three years of service. The other Directors (non-founders) by approving this amendment waived and renounced their pension benefits under the plan. The plan was unfunded as of December 31, 1999 and 1998. The accumulated benefit obligation under this plan is approximately $249,000 and $292,000 as of December 31, 1999 and 1998, respectively.

      PROFIT-SHARING AND DEFINED CONTRIBUTIONS PLANS

      The Company has a non-contributory deferred profit-sharing plan, covering substantially all of its employees, which provides for retirement and disability benefits. The Company's contributions to the profit-sharing plan, which are discretionary, are based on a formula related to net income. The Company's contributions for the years ended December 31 were as follows: 1999 - $753,000; 1998 - $570,004; 1997 - $461,884.

      Effective January 1, 1995, the Company established a defined contribution plan under Section 1165(e) of the Puerto Rico Treasury Department Internal Revenue Code, covering all full-time employees of the Company who have one year of service and are twenty-one or older. Under the provisions of this Plan, participants may contribute each year from 2% to 10% of their compensation after deducting social security, up to a specified maximum. The Company contributes 50 percent of the first 6 percent of base compensation that a participant contributes to the Plan. Participants are immediately vested in their contributions plus actual earnings thereon. The Company's contributions plus actual earnings thereon are 100 percent vested after five years of credited service. In case of death and disability, a participant will be 100 percent vested regardless of the number of years of credited service. The Company's contributions for the years ended December 31, 1999, 1998 and 1997, amounted to $217,484, $133,147 and $126,686, respectively.


15.   MINIMUM REGULATORY CAPITAL REQUIREMENTS:

      The Company is subject to examination, regulation and periodic reporting under the Bank Holding Company Act of 1956, as amended, which is administered by the Board of Governors of the Federal Reserve System. Westernbank is regulated by the Federal Deposit Insurance Corporation ("FDIC") and by the Office of the Commissioner of Financial Institutions of Puerto Rico. Westernbank's deposits are insured by the Savings Association Insurance Fund and by the Bank Insurance Fund, which are administered by the FDIC, up to $100,000 per depositor.

      The Company (on a consolidated basis) and Westernbank (the "Companies") are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Companies' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Companies must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

      Quantitative measures established by regulation to ensure capital adequacy require the Companies to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999 and 1998, that the Companies met all capital adequacy requirements to which they are subject.

      As of December 31, 1999, the most recent notification from the FDIC categorized Westernbank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since the FDIC notification that management believes have changed Westernbank's category.

      The Companies' actual capital amounts and ratios as of December 31, 1999 and 1998 are also presented in the table below:

                                                                                         MINIMUM TO BE
                                                                 MINIMUM              WELL CAPITALIZED UNDER
                                                                 CAPITAL                PROMPT CORRECTIVE
                                         ACTUAL                REQUIREMENT              ACTION PROVISIONS
                                 ----------------------   ----------------------     -----------------------
                                  AMOUNT       RATIO      AMOUNT       RATIO          AMOUNT         RATIO
                                                          (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 1999:

Total Capital
  (to Risk Weighted Assets)      $248,007      13.22%      $150,063        8%          $187,578      10%
                                 ========      =====       ========        =           ========      ==
Tier I Capital
  (to Risk Weighted Assets)      $224,553      12.12%      $ 74,093        4%          $111,140      6%
                                 ========      =====       ========        =           ========      ==
Tier I Capital
  (to Average Assets)            $224,553      6.68%       $100,887        3%          $168,145      5%
                                 ========      =====       ========        =           ========      ==

AS OF DECEMBER 31, 1998:

Total Capital
  (to Risk Weighted Assets)      $167,588      11.74%      $114,331        8%          $142,914      10%
                                 ========      =====       ========        =           ========      ==
Tier I Capital
  (to Risk Weighted Assets)      $149,921      10.61%      $ 56,533        4%          $ 84,800      6%
                                 ========      =====       ========        =           ========      ==
Tier I Capital
  (to Average Assets)            $149,921      6.37%       $ 70,643        3%          $117,739      5%
                                 ========      =====       ========        =           ========      ==

      Since the Company had no operations other than those resulting from its investment in Westernbank, the consolidated actual capital amounts and ratios equal those of Westernbank.

      The Company's ability to pay dividends to its stockholders and other activities can be restricted if its capital falls below levels established by the Federal Reserve guidelines. In addition, any bank holding company whose capital falls below levels specified in the guidelines can be required to implement a plan to increase capital.


16.   COMMON AND PREFERRED STOCK TRANSACTIONS:

      On February 2, 1998, Westernbank declared a two-for-one stock split of its common shares. The stock split was given retroactive effect as of December 31, 1997. The effect of the stock split was to charge paid-in capital and credit common stock by $24,296,316.

      In 1998, Westernbank acquired and retired 165,674 shares of common stock for $2,427,441, and exchanged 12,163 shares in treasury for land amounting $225,014. The remaining 6,346,901 shares in treasury were retired in December 1998.

      During 1999, Westernbank acquired and retired 80,309 shares of common stock for $1,222,100.

      On June 19, 1998, Westernbank's Board of Directors approved the issuance of 1,219,000 shares of 7.125% Non-cumulative, Convertible Monthly Income Preferred Stock, 1998 Series A, with a liquidation preference of $25. The preferred shares were issued on June 29, 1998, at a price of $25 per share. Proceeds from issuance of preferred stock amounted to $29,142,704, net of $1,332,296 of issuance costs. The preferred stock rank senior to Westernbank's common stock as to dividends and liquidation rights. Each share is convertible, at the holder's option, at any time on or after the 90th day following the issue date, into .995 shares of Westernbank's common stock, subject to adjustment upon certain events. The per share conversion ratio equates to a price of $25.125 per share of common stock. Westernbank may redeem the preferred stock at any time at the following redemption prices, if redeemed during the 12-month period beginning July 1 of the years indicated below, plus the accrued and unpaid dividends, if any, for the then current dividend period to the date of redemption: in 2002 - $26.00; in 2003 - $25.75; in 2004 - $25.50; in 2005 - $25.25; and
      in 2006 and thereafter - $25.00.

      On April 29, 1999, Westernbank's Board of Directors approved the issuance of 1,740,000 shares of 7.25% Non-cumulative, Non-convertible Monthly Income Preferred Stock, 1999 Series B, with a liquidation preference of $25 per share. The preferred shares were issued on May 29, 1999, at a price of $25 per share. On June 2, 1999, Westernbank issued an additional 261,000 shares of this Series B preferred stock. Proceeds from issuance of preferred stock amounted to $48,272,832, net of $1,752,168 of issuance costs. The preferred stock rank senior to the Company's common stock as to dividends and liquidation rights. The Company may redeem the 1999 Series B preferred stock at any time at the following redemption prices, if redeemed during the 12-month period beginning May 28 of the years indicated below, plus the accrued and unpaid dividends, if any, for the then current dividend period to the date of redemption: 2004 - $26.00; in 2005 - $25.50; and in 2006 and thereafter - $25.00.

      In June 1999, the Board of Directors approved the 1999 Qualified Stock Option Plan (the "1999 Qualified Option Plan") and the 1999 Nonqualified Stock Option Plan (the "Nonqualified Option Plan"), for the benefit of employees of the Company and its subsidiaries.

      Under the 1999 Qualified Option Plan, options for up to 4,200,000 shares of common stock can be granted. Also, options for up to 4,200,000 shares of common stock, reduced by any share issued under the 1999 Qualified Option Plan, can be granted under the 1999 Nonqualified Option Plan. The option price for both is $13.00. Both plans will remain in effect for a term of 10 years. At December 31, 1999, no options have been granted to employees (see Note 22).

17.   FINANCIAL INSTRUMENTS:

      In the normal course of business, the Company becomes a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and interest rate swaps. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

      The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments, which do not necessarily represent the amounts potentially subject to risk. In addition, the measurement of the risks associated with these instruments is meaningful only when all related and offsetting transactions are identified. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate swap transactions, the contract or notional amounts do not represent exposure to credit loss. The actual risk of loss is the cost of replacing, at market rate, those contracts in the event of default by the counterparties. The Company controls the credit risk of its interest rate swap agreements through credit approvals, limits and monitoring procedures.

      Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk.

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial properties.

      Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

      The contract amount of financial instruments whose amounts represent credit risk at December 31, 1999 and 1998, was as follows:

                                                 1999               1998
       Commitments to extend credit:
         Fixed rates                        $ 15,302,000        $14,913,000
         Variable rates                      159,328,000         97,366,000
       Unused lines of credit:
          Commercial                          36,998,000         34,901,000
          Credit cards and other              45,856,000         30,892,000
       Stand-by letters of credit              2,373,000            965,000

      The Company enters into interest-rate swap agreements in managing its interest rate exposure. Interest-rate swap transactions generally involve the exchange of fixed-and floating-rate interest-payment obligations without the exchange of the underlying principal amounts. Entering into interest-rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts, but also the interest rate risk associated with unmatched positions. The notional amounts are amounts in which calculations and payments are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any.

      At December 31, 1999 and 1998, the Company had outstanding interest swap agreements with other financial institutions, used to hedge the interest rate risk on $71,000,000 term notes bearing variable rates, and $438,478,613 and $218,292,759 fixed rate certificates of deposit liabilities, respectively.

      A summary of the types of swaps used and their terms at December 31, 1999 and 1998, follows:

                                                                       1999               1998
       Pay floating/received fixed:
         Notional amount                                            $ 438,478,613     $ 218,292,759
         Weighted average receive rate at year end                           6.38%             6.26%
         Weighted average pay rate at year end                               5.33%             5.20%
          Floating rate in percentage of three month LIBOR,
             plus a spread ranging from minus .10% to plus .25%               100%              100%

                                                                        1999              1998
       Pay fixed/receive floating:
         Notional amount                                            $ 71,000,000      $  71,000,000
         Weighted average receive rate at year end                          4.47%             4.51%
         Weighted average pay rate at year end                              4.62%             4.62%
          Floating rate in percentage of
             three month LIBOR, minus 1/8%                           85% to 86.5%      85% to 86.5%

      The changes in notional amount of swaps outstanding during the years ended December 31, 1999 and 1998, follows:

                                       1999               1998
       Beginning balance          $ 289,292,759       $105,937,116
       New swaps                    220,185,854        253,292,758
       Cancelled swaps                                 (69,937,115)
                                  -------------       ------------
       Ending balance             $ 509,478,613       $289,292,759
                                  =============       ============

      During 1998, various counterparties of swap agreements exercised their option to cancel their swaps and the Company simultaneously exercised its option to call the hedged certificates of deposit. No gains or losses resulted from these cancellations.

      At December 31, 1999, the interest rate swap maturities by year were as follows:

                                     HEDGE INTEREST RATE RISK
                                  ------------------------------

                                     VARIABLE         FIXED
       YEAR ENDING                     TERM        CERTIFICATES
       DECEMBER 31,                   NOTES         OF DEPOSIT
        2000                      $ 31,000,000      $       --
        2001                                        20,000,000
        2002                        40,000,000      10,000,000
        2003                                        35,000,000
        2005 and thereafter                        373,478,613
                                  ------------    ------------
       Total                      $ 71,000,000    $438,478,613
                                  ============    ============

      Swap agreements amounting to $26,000,000 have option features that match those of the hedged term notes. In swap agreements amounting to $418,478,613, the counterparties have the option to cancel the swap agreement on any interest payment date (matching the call options that the Company has on the hedged certificates of deposit).

      At December 31, 1999, the carrying value of the specific collateral held by the counterparties consisted of investments of $41,541,683.

      The estimated fair values of the Company's financial instruments at December 31, were as follows:

                                                                    1999                           1998
                                                        --------------------------        -------------------------
                                                         CARRYING          FAIR             CARRYING       FAIR
                                                           VALUE           VALUE              VALUE        VALUE
                                                                            (DOLLARS IN THOUSANDS)
FINANCIAL ASSETS:
  Cash and due from banks                                $ 55,672        $ 55,672          $ 49,429       $ 49,429
  Securities purchased under
     agreements to resell                                 120,655         120,655            91,211         91,211
  Federal funds sold                                       16,400          16,400
  Interest-bearing deposits in banks                        9,271           9,271             7,787          7,787
  Trading securities                                        1,289           1,289             5,090          5,090
  Investment securities available for sale                 22,185          22,185            15,231         15,231
  Investment securities held to maturity                1,174,532       1,074,346           871,848        868,683
  Mortgage loans held for sale                              2,074           2,074             7,374          7,374
  Loans (excluding allowance for loan losses)           1,893,647       1,888,216         1,369,723      1,373,876
  Accrued interest receivable                              33,311          33,311            23,453         23,453
  Federal Home Loan Bank stock                             12,800          12,800             5,800          5,800
  Mortgage servicing rights                                 1,979           1,979             1,462          1,462

FINANCIAL LIABILITIES:
  Deposits:
      Non-interest bearing                                103,682         103,682            98,339         98,339
      Interest bearing                                  2,125,716       2,110,424         1,581,734      1,574,255
  Securities sold under
     agreements to repurchase                             729,968         729,281           506,325        506,443
  Term notes                                               79,000          77,801            84,000         84,195
  Advances from FHLB                                       70,000          69,561            31,000         31,010
  Accrued interest payable                                 24,371          24,371            14,556         14,556
  Other                                                     1,694           1,694             1,496          1,496

                                                                1999                               1998
                                                   -------------------------------    ------------------------------
                                                    CONTRACT OR                        CONTRACT OR
                                                      NOTIONAL         FAIR              NOTIONAL            FAIR
                                                       AMOUNT          VALUE              AMOUNT             VALUE
                                                                        (DOLLARS IN THOUSANDS)
OFF-BALANCE SHEET ITEMS
  ASSETS:
    Interest rate swaps in a
      net receivable position                            $ 71,000         $ 1,136         $ 133,609        $ 1,433

  (LIABILITIES):
      Commitments to extend credit                        174,630            (856)          112,279         (1,144)
      Unused lines of credit:
           Commercial                                      36,998             (28)           34,901             (3)
           Credit cards and other                          45,856            (157)           30,892           (108)
      Stand-by letters of credit                            2,373             (24)              965            (10)
      Interest rate swaps in a
         net payable position                             438,479         (25,026)          155,684         (1,827)

18.   SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK:

      Most of the Company's business activities are with customers located within Puerto Rico. The Company has a diversified loan portfolio with no significant concentration in any economic sector or industry.

19.   RESERVE FUND:

      The Banking Law of Puerto Rico requires that a reserve fund be established and that annual transfers of at least 10% of net income be made, until such reserve fund equals 10% of total deposits or total paid-in capital, whichever is greater. Such transfers restrict the retained earnings, which would otherwise be available for dividends.

20.   QUARTERLY FINANCIAL DATA (UNAUDITED):

      The following is a summary of the unaudited quarterly results of operations (in thousands except for per share data):

       1999                                 MARCH 31            JUNE 30             SEPT. 30            DEC. 31
       Total interest income                $49,415             $55,754             $61,238             $66,580
       Total interest expense                27,163              30,582              34,702              38,359
                                             ------              ------              ------              ------
       Net interest income                   22,252              25,172              26,536              28,221
       Provision for loan losses              1,500               2,000               3,000               7,500
                                             ------              ------              ------              ------
       Net interest income after
          provision for loan losses          20,752              23,172              23,536              20,721
       Total other income, net                3,175               2,781               2,718               3,565
       Total operating expenses              12,556              14,054              13,926              13,280
                                             ------              ------              ------              ------
       Income before income taxes            11,371              11,899              12,328              11,006
       Provision for income taxes             2,356               2,320               2,296               2,508
                                             ------              ------              ------              ------
       Net income                           $ 9,015             $ 9,579             $10,032             $ 8,498
                                            =======             =======             =======             =======
       Basic and diluted earnings per
         common share                       $  0.20             $  0.21             $  0.20             $  0.17
                                            =======             =======             =======             =======


       1998                                 MARCH 31            JUNE 30             SEPT. 30            DEC. 31
       Total interest income                $32,712             $36,743             $41,903             $46,088
       Total interest expense                17,179              19,960              22,350              24,819
                                             ------              ------              ------              ------
       Net interest income                   15,533              16,783              19,553              21,269
       Provision for loan losses              1,100               1,000               1,900               2,000
                                             ------              ------              ------              ------
       Net interest income after
          provision for loan losses          14,433              15,783              17,653              19,269
       Total other income, net                3,415               2,606               3,128               1,005
       Total operating expenses               9,966              10,214              11,491              10,034
                                             ------              ------              ------              ------
       Income before income taxes             7,882               8,175               9,290              10,240
       Provision for income taxes             1,414               1,200               2,025               2,253
                                             ------              ------              ------              ------
       Net income                           $ 6,468             $ 6,975             $ 7,265             $ 7,987
                                            =======             =======             =======             =======
       Basic and diluted earnings per
         common share                       $  0.15             $  0.17             $  0.16             $  0.18
                                            =======             =======             =======             =======

21.   SEGMENT INFORMATION:

       In June 1997, the FASB issued Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS 131"). SFAS 131 establishes standards for the way an enterprise reports information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS 131 requires a reconciliation of total segment revenue and expense items and segment assets to the amounts in the enterprise's financial statements. SFAS 131 also requires a descriptive report on how the operating segments were determined, the products and services provided by the operating segments, and any measurement differences used for segment reporting and financial statement reporting.

       The Company's management monitors and manages the financial performance of two primary business segments, the operations of Westernbank in Puerto Rico and those of the division known as Westernbank International. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on net income or loss. Intersegment sales and transfers, if any, are accounted for as if the sales or transfers were to third parties, that is, at current market prices.

       The financial information presented below was derived from the internal management accounting system and are based on internal management accounting policies. The information presented does not necessarily represent each segment's financial condition and results of operations as if they were independent entities.

                                                      AS OF AND FOR THE YEAR ENDED
                                                           DECEMBER 31, 1999
                                                            (IN THOUSANDS)
                                          ------------------------------------------------------
                                          IN PUERTO RICO       INTERNATIONAL            TOTAL
       Interest income                      $   202,290         $  30,697           $   232,987
       Interest expense                         108,274            22,532               130,806
                                            -----------         ---------           -----------
       Net interest income                       94,016             8,165               102,181
       Provision for loan losses                (14,000)                                (14,000)
       Other income, net                         12,154                84                12,238
       Intersegment revenue                         116                                     116
       Intersegment expense                                          (116)                 (116)
       Equity in loss of subsidiary                (395)                                   (395)
       Operating expenses                       (53,217)             (203)              (53,420)
       Provision for income taxes                (9,480)                                 (9,480)
                                            -----------         ---------           -----------
       Net income                           $    29,194         $   7,930           $    37,124
                                            ===========         =========           ===========
       Total assets                         $ 2,903,174         $ 471,608           $ 3,374,782
                                            ===========         =========           ===========

                                                       AS OF AND FOR THE YEAR ENDED
                                                            DECEMBER 31, 1998
                                                             (IN THOUSANDS)
                                           ----------------------------------------------------
                                           IN PUERTO RICO       INTERNATIONAL           TOTAL

       Interest income                      $   141,210         $  16,265           $   157,475
       Interest expense                          71,929            12,379                84,308
                                            -----------         ---------           -----------
       Net interest income                       69,281             3,886                73,167
       Provision for loan losses                 (6,000)                                 (6,000)
       Other income, net                         10,134                23                10,157
       Intersegment revenue                          58                58
       Intersegment expense                         (58)                                    (58)
       Equity in loss of subsidiary                (470)                                   (470)
       Operating expenses                       (40,979)             (196)              (41,175)
       Provision for income taxes                (6,891)                                 (6,891)
                                            -----------         ---------           -----------
       Net income                           $    25,017         $   3,771           $    28,788
                                            ===========         =========           ===========
       Total assets                         $ 2,121,911         $ 359,074           $ 2,480,985
                                            ===========         =========           ===========


                                                       AS OF AND FOR THE YEAR ENDED
                                                             DECEMBER 31, 1997
                                                             (IN THOUSANDS)
                                           ----------------------------------------------------
                                           IN PUERTO RICO       INTERNATIONAL           TOTAL
       Interest income                      $   103,255         $  10,273           $   113,528
       Interest expense                          49,191             8,008                57,199
                                            -----------         ---------           -----------
       Net interest income                       54,064             2,265                56,329
       Provision for loan losses                 (2,700)                                 (2,700)
       Other income                               9,602               377                 9,979
       Intersegment revenue                                            26                    26
       Intersegment expense                         (26)                                    (26)
       Operating expenses                       (34,863)             (148)              (35,011)
       Provision for income taxes                (5,693)                                 (5,693)
                                            -----------         ---------           -----------
       Net income                           $    20,384         $   2,520           $    22,904
                                            ===========         =========           ===========
       Total assets                         $ 1,373,450         $ 182,527           $ 1,555,977
                                            ===========         =========           ===========

                                                   1999               1998               1997
                                                                (IN THOUSANDS)
                                              ---------------------------------------------------
       Interest income:
         Reportable segments                  $   232,987         $   157,475         $   113,528
         Less eliminations                                                (29)
                                              -----------         -----------         -----------
         Consolidated interest income         $   232,987         $   157,446         $   113,528
                                              ===========         ===========         ===========
       Net income:
         Reportable segments                  $    37,124         $    28,788         $    22,904
         All other                                  1,173                (588)
                                              -----------         -----------         -----------
         Total                                     38,297              28,200              22,904
         Plus (less) eliminations                  (1,173)                495
                                              -----------         -----------         -----------
         Consolidated net income              $    37,124         $    28,695         $    22,904
                                              ===========         ===========         ===========
       Total assets:
         Reportable segments                  $ 3,374,782         $ 2,480,985         $ 1,555,977
         All other                                228,499               1,533
                                              -----------         -----------         -----------
         Total                                  3,603,281           2,482,518           1,555,977
         Less eliminations                       (228,710)             (1,342)               (178)
                                              -----------         -----------         -----------
         Consolidated total assets            $ 3,374,571         $ 2,481,176         $ 1,555,799
                                              ===========         ===========         ===========

22.   SUBSEQUENT EVENTS:

       In January 2000, the Board of Directors granted to three executive officers 2,100,000 options under the 1999 Qualified Stock Option Plan. Options will become fully exercisable after five years following the date of the grant at an option price of $13.00.

       In addition, the Company acquired and retired 75,000 shares of common stock for $667,509 during February 2000.

                                     ******