Form 10-K, Exhibit 13
period 2002-12-31
W HOLDING CO INC
filed 2003-03-31
CIK 1084887

                                                                               .
                                                                               .
                                                                               .
                              FINANCIAL HIGHLIGHTS

                                                                 DECEMBER 31,
                                                         ---------------------------
                                                            2002             2001
                                                            ----             ----

                                                             (DOLLARS IN THOUSANDS,
                                                             EXCEPT PER SHARE DATA)
EARNINGS
Total interest income                                    $   385,734     $   343,335
Total interest expense                                      (219,413)       (218,269)
                                                         -----------     -----------
Net interest income                                          166,321         125,066
Provision for loan losses                                    (15,083)        (12,278)
Other income, net                                             24,743          18,181
Operating expenses                                           (73,917)        (60,310)
Provision for income taxes                                   (16,101)         (8,504)
                                                         -----------     -----------
Net income                                               $    85,963     $    62,155
                                                         ===========     ===========
Net income available to common stockholders              $    72,189     $    51,891
                                                         ===========     ===========

FINANCIAL CONDITION

Total assets                                             $ 8,205,077     $ 5,888,194
     Loans, net and mortgage loans held for sale           3,761,803       2,843,657
     Trading, available for sale and held to maturity
      investment securities                                3,661,944       2,656,066
Total liabilities                                          7,620,329       5,500,285
     Deposits                                              4,298,744       3,233,912
     Securities sold under agreements to repurchase        3,097,341       2,059,646
Total stockholders' equity                                   584,748         387,909
Total trust assets managed                                   255,794         110,152

RATIOS

Return on assets                                                1.22%           1.22%
Return on common stockholders' equity                          25.39%          27.49%
Equity to asset ratio                                           7.13%           6.29%
Dividends payout ratio                                         19.46%          19.99%
Efficiency ratio                                               39.15%          41.97%
Operating expenses to total assets                              0.90%           1.02%
Basic earnings per common share                          $      1.12     $      0.83 (1)
Diluted earnings per common share                        $      1.11     $      0.83 (1)
Book value per common share                              $      5.28     $      3.33 (1)
Total capital to risk-weighted assets                          13.83%          12.65%
Tier I capital to risk-weighted assets                         12.93%          11.64%
Tier I capital to total average assets                          7.21%           7.17%
Branches                                                          50              35

----------
(1) Adjusted to reflect the three-for-two stock split in the form of a stock dividend on the Company's common stock declared on June 17, 2002 and distributed on July 10, 2002.

DESCRIPTION OF THE BUSINESS

      W Holding Company, Inc. (the "Company") is a financial holding company offering a full range of financial services through its wholly owned subsidiaries, Westernbank Puerto Rico ("Westernbank" or the "Bank") and Westernbank Insurance Corp. The Company was organized under the laws of the Commonwealth of Puerto Rico in February 1999 to become the bank holding company of Westernbank. Westernbank was founded as a savings institution in 1958 operating in the western and southwestern regions of Puerto Rico, focusing on retail banking and emphasizing long-term, fixed-rate residential mortgage loans on one-to-four family residential properties. In 1994, Westernbank changed its charter to become a full-service commercial bank. Westernbank offers a full range of business and consumer financial services, including banking, trust and brokerage services. Westernbank Insurance Corp. is a general insurance agent offering property, casualty, life and disability insurance.

      In July 2000, the Company became a financial holding company under the Bank Holding Company Act. As a financial holding company, the Company is permitted to engage in financial related activities, including insurance and securities activities, provided that the Company and its banking subsidiary meet certain regulatory standards.

      The Company is the third largest public banking holding company in Puerto Rico, as measured by total assets as of December 31, 2002. As of December 31, 2002, it had total assets of $8.21 billion, a loan potfolio-net including mortgage loans held for sale of $3.76 billion, deposits of $4.30 billion and stockholders' equity of $584.7 million. The Company has improved its efficiency ratio from 49.31% in 1998 to 39.15% for the year ended December 31, 2002.

      The Company continues to emphasize on growing Westernbank's commercial loan portfolio through commercial real estate, asset-based, unsecured business and construction lending, as well as its consumer loan and investment securities portfolios. As a result, the Company has shifted its asset composition from primarily traditional long-term fixed rate residential loans to assets with shorter maturities and greater repricing flexibility. As of December 31, 2002, commercial loans were $2.03 billion or 53.88% (78.79% collateralized by real estate) and consumer loans were $744.0 million or 19.77% (60.23% collateralized by real estate) of the $3.76 billion loan portfolio, including mortgage loans held for sale. Investment securities totaled $4.18 billion at December 31, 2002. These loans and securities tend to have shorter maturities and reprice more rapidly than traditional residential mortgage loans. The Company also continues to diversify and grow Westernbank's sources of revenue, while maintaining its status as a secured lender, with approximately 82% of its loans collateralized by real estate as of December 31, 2002. As part of this strategy, Westernbank has selectively entered into several new business lines, including asset-based and small unsecured consumer lending as well as trust services. In June 2001, Westernbank acquired the asset-based lending portfolio of the Puerto Rico branch of Congress Credit Corporation for $163.8 million. In July 2002, Westernbank launched a new banking division focused on offering consumer loans through 17 full-service branches, called "Expresso of Westernbank", denoting the branches' emphasis on small, unsecured consumer loans up to $15,000 and collateralized consumer loans up to $75,000.

      The Company is focused on the expansion of Westernbank in the San Juan metropolitan area. The Company have opened 11 Westernbank branches in the San Juan metropolitan area since 1998, including seven Expresso of Westernbank branches in July 2002. In the first quarter of 2002, Westernbank acquired Westernbank World Plaza (formerly known as Hato Rey Tower); a 23-story office building that is the tallest in Puerto Rico's main business district and now serves as the Company's San Juan metropolitan area headquarters, its regional commercial lending office and the headquarters for the Westernbank Business Credit and Expresso of Westernbank divisions. In addition, the Company continues to build upon its existing platform and further expand its fee-based businesses, including insurance brokerage, trust services and securities brokerage.

      The Company's financial performance is reported in two primary business segments, the operations of Westernbank in Puerto Rico and those of the Bank's division known as Westernbank International. The international division was established to offer commercial banking and related services outside of Puerto Rico. At year-end 2002, the international division reported total assets of $2.08 billion, substantially all of which were investment securities and purchased loans. As of the date of this report, the Company does not conduct significant banking business outside of Puerto Rico.

      Westernbank seeks to differentiate itself from other banks by focusing on customer relationships and personalized service, offering customers direct access to senior management. As part of this strategy, Westernbank strives to make fast and effective decisions locally. Westernbank's branches offer modern facilities with advanced technology and remain open to customers for longer hours compared to many other local banks, with a number of branches offering both Saturday and Sunday hours. In addition, Westernbank trains its employees to promote an effective and customer-focused sales culture. Westernbank is one of the fastest-growing commercial banks in Puerto Rico, increasing both total assets and loans at an average annual growth rate of over 36% for the last five years, while maintaining a ratio of non-performing loans to total loans of below 1.00%.

      Westernbank operates through a network of 50 bank branches, including 17 Expresso of Westernbank branches opened in July 2002, (19 branches at December 31, 2002) located throughout Puerto Rico, and a fully functional banking site on the Internet at www.westernetbank.com. In addition to its services Westernbank operates four divisions: Westernbank Business Credit, which specializes in asset-based lending; Expresso of Westernbank, which specializes in small, unsecured consumer loans up to $15,000 and collateralized consumer loans up to $75,000; Westernbank Trust Division, which offers a full array of trust services; and Westernbank International Division, which offers, commercial banking and related services outside of Puerto Rico. In addition, Westernbank offers a broad array of fee income products including credit cards, merchant card services, letters of credit, and brokerage services, among others.

      Established in 2001, Westernbank Insurance Corp. is a general insurance agent placing property, casualty, life and disability insurance on which it earns commission income. Currently, most of the agency's volume is derived from two areas -- mortgage insurance on residential mortgage loans and credit life insurance for borrowers of personal loans. The Company intends to expand Westernbank Insurance Corp. in order to offer a broader line of insurance products to meet the needs of its customers.

      The Company and its wholly-owned subsidiaries' executive offices are located at 19 West McKinley Street, Mayaguez, Puerto Rico 00680, and our telephone number is (787) 834-8000.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto, appearing elsewhere in this Annual Report, and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected historical consolidated financial data as of the end of and for each of the five years in the period ended December 31, 2002, are derived from the Company's Consolidated Financial Statements which have been audited by the Company independent auditors.

                                                                                   YEAR ENDED DECEMBER 31,
                                                              2002            2001           2000           1999           1998
                                                              ----            ----           ----           ----           ----
                                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Income Statement Data:

Interest income                                            $    385,734   $    343,335   $    290,587   $    232,987   $    157,446
Interest expense                                                219,413        218,269        192,137        130,806         84,308
                                                           ------------   ------------   ------------   ------------   ------------
Net interest income                                             166,321        125,066         98,450        102,181         73,138
Provision for loan losses                                       (15,083)       (12,278)        (8,700)       (14,000)        (6,000)
                                                           ------------   ------------   ------------   ------------   ------------
Net interest income after provision for loan losses             151,238        112,788         89,750         88,181         67,138
Other income, net                                                24,743         18,181         13,868         12,239         10,154
Operating expenses                                              (73,917)       (60,310)       (53,216)       (53,816)       (41,705)
                                                           ------------   ------------   ------------   ------------   ------------
Income before income taxes                                      102,064         70,659         50,402         46,604         35,587
Income taxes                                                     16,101          8,504          5,814          9,480          6,892

Net income                                                       85,963         62,155         44,588         37,124         28,695

Preferred stock dividends                                        13,774         10,264          5,799          4,307          1,091
                                                           ------------   ------------   ------------   ------------   ------------
Net income available for common stockholders               $     72,189   $     51,891   $     38,789   $     32,817   $     27,604
                                                           ============   ============   ============   ============   ============

Per Share Data:
  Basic earnings per common share(1)                       $       1.12   $       0.83   $       0.62   $       0.52   $       0.44
  Diluted earnings per common share(1)                             1.11           0.83           0.62           0.52           0.44
  Cash dividend declared per common share(1)(2)                    0.22           0.17           0.13           0.11           0.08
  Period end number of common shares outstanding(1)          68,346,306     62,250,000     62,252,550     63,000,000     63,120,464
  Weighted average number of common shares outstanding(1)    64,382,211     62,252,543     62,445,389     63,018,174     63,144,057
  Weighted average number of common shares
    outstanding on a fully diluted basis(1)                  65,142,175     62,428,346     62,445,389     63,018,174     63,144,057
  Cash dividends declared on common shares                       14,046         10,375          8,307          9,246          2,525
  Dividends payout ratio                                          19.46%         19.99%         21.42%         20.48%         18.29%
  Book value per share data(1)                                     5.28           3.33           2.73           2.27           1.96


                                                                                                                        (continued)

                                                                                     YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------------------------------------
                                                                2002           2001           2000           1999           1998
                                                                ----           ----           ----           ----           ----
                                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Performance ratios:
  Return on average assets (3)                                     1.22%          1.22%          1.17%          1.27%          1.42%
  Return on average common stockholders' equity (3)               25.39          27.49          24.75          24.57          24.42
  Efficiency ratio                                                39.15          41.97          47.14          47.18          49.31
  Operating expenses to total end-of-period assets                 0.90           1.02           1.25           1.59           1.68
  Net yield on interest-earning assets                             2.35           2.63           2.75           3.48           3.84

Balance Sheet Data:
  Total assets                                              $ 8,205,077    $ 5,888,194    $ 4,260,857    $ 3,374,571    $ 2,481,176
  Securities purchased under agreement to resell                261,847        136,096        125,809        120,655         91,211
  Investments securities held to maturity,
    securities available for sale and trading securities      3,661,944      2,656,066      1,686,654      1,198,006        892,169
  Loans-net and mortgage loans held for sale                  3,761,803      2,843,657      2,208,300      1,871,742      1,361,297
  Total liabilities                                           7,620,329      5,500,285      4,010,239      3,150,752      2,396,894
  Total deposits (excluding accrued interest payable)         4,274,925      3,208,433      2,605,222      2,229,398      1,680,073
  Securities sold under agreement to repurchase               3,097,341      2,059,646      1,179,073        729,968        506,325
  Stockholders' equity                                          584,748        387,909        250,618        223,819        154,282

Capital Ratios:
  Total capital to risk-weighted assets                           13.83%         12.65%         11.73%         13.22%         11.74%
  Tier I capital to risk-weighted assets                          12.93          11.64          10.65          12.12          10.61
  Tier I capital to average assets                                 7.21           7.17           6.02           6.68           6.37
  Equity-to-assets ratio                                           7.13           6.29           6.21           6.46           6.35

Asset Quality Ratios:
  Total non-performing loans and foreclosed real estate
    held for sale as a percentage of total assets (4)              0.28%          0.29%          0.28%          0.27%          0.45%
  Total non-performing loans as a percentage of loans
    receivable, including mortgage loans held for sale (5)         0.51           0.49           0.43           0.37           0.57
  Net loans charged-off to average loans (6)                       0.19           0.23           0.19           0.35           0.32
  Allowance for loan losses to total end of period loans           1.24           1.33           1.29           1.27           1.15
  Allowance for loan losses to non-performing loans              242.80         271.83         298.53         344.76         203.03

----------
(1) Adjusted to reflect the three-for-two stock split in the form of a stock dividend on the Company's common stock declared on June 17, 2002 and distributed on July 10, 2002.

(2)   Cash dividends amounts are rounded.

(3) The return on average assets is computed by dividing net income by average total assets for the period. The return on average common stockholders' equity is computed by dividing net income less preferred stock dividends by average common stockholders' equity for the period. Both ratios have been computed using beginning and period-end balances.

(4)   Computed using end of period assets.

(5)   Computed using end of period loans.

(6)   Average loans were computed using beginning and ending balances.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Management's Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of the Company's consolidated financial statements and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto and other detailed information appearing elsewhere in this Annual Report.

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

OVERVIEW

      Total assets at December 31, 2002, 2001 and 2000, were $8.21 billion, $5.89 billion, and $4.26 billion, respectively. This growth was driven by strong increases in the Company's loan and investment portfolios. The investment portfolios increased $1.30 billion, from $2.88 billion in 2001 to $4.18 billion in 2002. The investment portfolio was $1.90 billion at December 31, 2000. Loans receivable net, including mortgage loans held for sale, grew by $918.1 million for the year ended December 31, 2002, when compared to the previous year, resulting from the Company's continued strategy of growing its loan portfolio through commercial real estate, asset-based, unsecured business and construction lending, as well as its consumer loan portfolios. Loans receivable net, including mortgage loans held for sale, were $2.21 billion at December 31, 2000. Total deposits (excluding accrued interest payable) reached $4.27 billion at December 31, 2002, from $3.21 billion at December 31, 2001, and $2.61 billion at year end 2000.

      Net income was $86.0 million, $62.2 million and $44.6 million and earnings per basic common share was $1.12 ($1.11 on a diluted basis), $.83 (split adjusted), and $.62 (split adjusted) for the years 2002, 2001 and 2000, respectively. This increase in net income was primarily the result of strong loan and investments securities growth, maintaining strong asset quality and expense control and resulting in returns on average assets ("ROA") of 1.22%, 1.22% and 1.17% and returns on average common stockholders' equity ("ROCE") of 25.39%, 27.49%, and 24.75% for the years ended 2002, 2001 and 2000, respectively.

RESULTS OF OPERATIONS

NET INTEREST INCOME

      The Company's principal source of earnings is its net interest income. This is the difference between interest income on loans and invested assets ("interest-earning assets") and its interest expense on deposits and borrowings, including reverse repurchase agreements, term notes and advances from the FHLB ("interest-bearing liabilities"). Loan origination and commitments fees, net of related costs, are deferred and amortized over the life of the related loans as a yield adjustment. Gains or losses on the sale of loans and investments, service charges, fees and other income, also affect income. In addition, the Company's net income is affected by the level of its non-interest expenses, such as compensation, employees' benefits, occupancy costs, other operating expenses and income taxes.

      The main objective of the Company's asset-liability management program is to invest funds judiciously and reduce interest rate risks while optimizing net income and maintaining adequate liquidity levels. The Company uses several tools to manage the risks associated with the composition and repricing of assets and liabilities. Therefore, management has followed a conservative practice inclined towards the preservation of capital with adequate returns. The Company's Investment Committee, which includes the entire Board of Directors and senior management, is responsible for the asset-liability management oversight. The Investment Department is responsible for implementing the policies established by the Investment Committee.

      2002 VERSUS 2001. Net interest income for the year ended December 31, 2002, was $166.3 million, an increase of $41.3 million, or 32.99%, from $125.1 million for the same period of last year. The increase in 2002 was the result of increases in most of the components of interest income, but principally from interest income from loans, investments securities and mortgage and asset backed securities, which was partially offset by increases in interest expense, primarily on deposits and securities sold under agreements to repurchase.

      Average interest-earning assets for the year ended 2002 increased by $2.33 billion, compared with the same period in previous year, primarily driven by a rise in the average loan portfolio of $781.0 million, particularly a very diversified growth from all lines of loans and an increase of $1.55 billion in the average investment portfolio, mainly

U.S. Government and agencies obligations and mortgage-backed securities. Notwithstanding, average yields decreased from 7.22% in year 2001 to 5.44% for the year-ended 2002. The decrease on average yields was primarily due to a drop in market interest rates affecting our loan repricing, primarily our commercial loans portfolio with floating rates and reinvestment rates on matured, called and purchased securities.

      The impact of the strong growth in average interest-earning assets was in part offset by an increase in the average interest-bearing liabilities of $2.14 billion or 47.60% for the year 2002 when compared to 2001. In order to offset such increase, the Company managed its liability costs carefully, decreasing the overall cost of rates paid from 4.85% in 2001 to 3.30% in 2002, while continuing to offer competitive rates. Interest-bearing deposits grew in average by $843.0 million during the year 2002, when compared to the previous year, while other borrowings in average (mainly securities sold under agreements to repurchase) increased by $1.30 billion for the same period.

      The Company's net yield on interest-earning assets decreased 28 basis points in 2002 to 2.35%, due to the industry wide interest margin compression pressures.

      2001 VERSUS 2000. Net interest income for the year ended December 31, 2001, reached $125.1 million, compared to $98.5 million reported in 2000, an increase of $26.6 million or 27.04%. The increase in 2001 was the result of increases in all components of interest income, but principally from interest income from loans, investment securities and mortgage and other asset-backed securities, which was partially offset by increases in interest expense, principally on deposits and reverse repurchase agreements.

      Average interest-earning assets increased $1.18 billion or 32.88% from 2000 to 2001. Such increase was primarily due to an increase of $695.7 million in the average investment and mortgage-backed securities, followed by an increase of $511.3 million in the average loan portfolio, which is the higher yielding category of interest-earning assets.

      The increase in average interest-earning assets was partially offset by an increase in average interest-bearing liabilities of $1.08 billion or 31.66% experienced in 2001, when compared to December 31, 2000. The increase in average interest-bearing liabilities is mainly related to a significant increase of $637.6 million in securities sold under agreements to repurchase followed by an increase of $458.3 million in average deposits.

      The Company's net yield on interest-earning assets decreased slightly 12 basis points in 2001 to 2.63%.

      The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, as well as in a normal and tax equivalent basis. Average balances are daily average balances. The yield on the securities portfolio is based on average historical cost balances and does not give effect to changes in fair value that are reflected as a component of consolidated stockholders' equity.

                                                                  YEAR ENDED DECEMBER 31,
                                      2002                               2001                                  2000
                       ------------------------------------------------------------------------------------------------------------
                                  AVERAGE      AVERAGE               AVERAGE       AVERAGE                  AVERAGE       AVERAGE
                       INTEREST  BALANCE (1)  YIELD/RATE  INTEREST  BALANCE (1)   YIELD/RATE   INTEREST    BALANCE (1)   YIELD/RATE
                       ------------------------------------------------------------------------------------------------------------
                                                                   (DOLLARS IN THOUSANDS)

Normal Spread:
Interest-earning
  assets:
  Loans, including
    loan fees (2)      $220,676  $3,315,514      6.66%    $207,385  $2,534,486       8.18%     $183,497     $2,023,169     9.07%
  Mortgage and
    asset-backed
    securities (3)       44,848     859,991      5.21%      28,273     411,922       6.86%       12,387        142,911     8.67%
  Investment
    securities (4)      112,759   2,600,210      4.34%      98,946   1,606,744       6.16%       84,532      1,253,011     6.75%
  Money market
    instruments           7,451     314,633      2.37%       8,731     203,081       4.30%       10,171        160,224     6.35%
                       --------  ----------      ----     --------  ----------       ----      --------     ----------     ----
Total                   385,734   7,090,348      5.44%     343,335   4,756,233       7.22%      290,587      3,579,315     8.12%
                       --------  ----------      ----     --------  ----------       ----      --------     ----------     ----

Interest-bearing
  liabilities:
  Deposits              114,374   3,690,242      3.10%     129,676   2,847,236       4.55%      127,640      2,388,929     5.34%
  Securities sold
     under agreements
     to repurchase       98,233   2,815,608      3.49%      79,882   1,484,639       5.38%       53,968        847,028     6.37%
  Term notes                604      15,469      3.90%       2,114      47,798       4.42%        3,609         74,863     4.82%
  Advances from FHLB      6,202     120,008      5.17%       6,597     120,000       5.50%        6,920        106,715     6.48%
                       --------  ----------      ----     --------  ----------       ----      --------     ----------     ----
Total                   219,413   6,641,327      3.30%     218,269   4,499,673       4.85%      192,137      3,417,535     5.62%
                       --------  ----------      ----     --------  ----------       ----      --------     ----------     ----

Net interest income    $166,321                           $125,066                             $ 98,450
                       ========                           ========                             ========
Interest rate
  spread                                         2.14%                               2.37%                                 2.50%
                                                 ====                                ====                                  ====
Net interest-earning
  assets                         $  449,021                         $  256,560                              $  161,780
                                 ==========                         ==========                              ==========
Net yield on
  interest-earning
   assets (5)                                    2.35%                               2.63%                                 2.75%
                                                 ====                                ====                                  ====
Interest-earning
  assets to
  interest-bearing
  liabilities ratio                  106.76%                            105.70%                                 104.73%
                                 ==========                         ==========                              ==========


                                                               YEAR ENDED DECEMBER 31,
                                  2002                                  2001                                   2000
                   ----------------------------------------------------------------------------------------------------------------
                               AVERAGE      AVERAGE                  AVERAGE       AVERAGE                  AVERAGE       AVERAGE
                   INTEREST   BALANCE (1)  YIELD/RATE   INTEREST    BALANCE (1)   YIELD/RATE   INTEREST    BALANCE (1)   YIELD/RATE
                   ----------------------------------------------------------------------------------------------------------------
                                                                (DOLLARS IN THOUSANDS)

Tax Equivalent
  Spread:
Interest-earning
  assets           $385,734   $7,090,348     5.44%      $343,335    $4,756,233      7.22%      $290,584     $3,579,315     8.12%
Tax equivalent
  adjustment         23,708           --     0.33%        19,053            --      0.40%        13,843             --     0.39%
                   --------   ----------     ----       --------    ----------      ----       --------     ----------     ----
Interest-earning
  assets - tax
  equivalent        409,438    7,090,348     5.77%       362,388     4,756,233      7.62%       304,430      3,579,315     8.51%
                   --------   ----------     ----       --------    ----------      ----       --------     ----------     ----
Interest-bearing
  liabilities       219,413   $6,641,327     3.30%       218,269    $4,499,673      4.85%       192,138     $3,417,535     5.62%
                   --------   ==========     ----       --------    ==========      ----       --------     ==========     ----
Net interest
  income           $190,025                             $144,119                               $112,293
                   ========                             ========                               ========
Interest
  rate spread                                2.47%                                  2.77%                                  2.89%
                                             ====                                   ====                                   ====

Net yield on
  interest-earning
  assets (5)                                 2.68%                                  3.03%                                  3.14%
         ==                                  ====                                   ====                                   ====


----------
(1) Average balance on interest-earning assets and interest-bearing liabilities is computed using daily monthly average balances during the periods.

(2) Includes loans held for sale. Average loans exclude non-performing loans. Loans fees amounted to $5.6 million; $4.6 million and $3.5 million as of December 31, 2002, 2001 and 2000, respectively.

(3) Includes mortgage-backed securities held to maturity, available for sale and for trading purposes.

(4)   Includes trading account securities and investments available for sale.

(5)   Net interest income divided by average interest-earning assets.

      The following table presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) related to higher outstanding balances and the volatility of interest rates.

                                                            YEAR ENDED DECEMBER 31,
                                   -----------------------------------    -----------------------------------
                                              2002 VS. 2001                          2001 VS. 2000
                                   -----------------------------------    -----------------------------------
                                    VOLUME        RATE         TOTAL       VOLUME        RATE         TOTAL
                                   ---------    ---------    ---------    ---------    ---------    ---------
                                                                 (IN THOUSANDS)

Interest income:
  Loans (1)                        $  33,687    $ (20,397)   $  13,290    $  38,974    $ (15,086)   $  23,888
  Mortgage and asset-backed
    securities (2)                    21,273       (4,698)      16,575       17,861       (1,975)      15,886
  Investment securities (3)           26,483      (12,670)      13,813       20,854       (6,440)      14,414
  Money market instruments             3,611       (4,891)      (1,280)       2,323       (3,763)      (1,440)
                                   ---------    ---------    ---------    ---------    ---------    ---------
Total increase (decrease)
  in interest income                  85,054      (42,656)      42,398       80,012      (27,264)      52,748
                                   ---------    ---------    ---------    ---------    ---------    ---------
Interest expense:
  Deposits                           193,545     (208,847)     (15,302)       8,824       (6,788)       2,036
  Securities sold under
    agreements to repurchase          30,191      (11,840)      18,351       32,662       (6,748)      25,914
  Term notes                          (1,227)        (283)      (1,510)      (1,165)        (330)      (1,495)
  Advances from FHLB                      --         (395)        (395)       1,450       (1,773)        (323)
                                   ---------    ---------    ---------    ---------    ---------    ---------
Total increase (decrease) in
  interest expense                   222,509     (221,365)       1,144       41,771      (15,639)      26,132
                                   ---------    ---------    ---------    ---------    ---------    ---------
Increase (decrease) in
  net interest income              $(137,455)   $ 178,709    $  41,254    $  38,241    $ (11,625)   $  26,616
                                   =========    =========    =========    =========    =========    =========

----------
(1)   Includes mortgage loans held for sale.

(2) Includes mortgage-backed securities available for sale and trading securities.

(3)   Includes investments available for sale.


PROVISION FOR LOAN LOSSES

      The 2002 provision for loan losses was $15.1 million, an increase of $2.8 million from 2001. Net charge-offs during 2002 amounted to $6.3 million, which when subtracted from the provision for loan losses of $15.1 million resulted in a net increase in the allowance for loan losses of $8.8 million. The provision for the year ended 2001 was $12.3 million, an increase of $3.6 million from the year ended December 31, 2000. Net charge-offs during 2001 amounted to $5.7 million, which when subtracted from the provision for loan losses of $12.3 million resulted in a net increase in the allowance for loan losses of $6.6 million. Although no assurance can be given, management believes that the present allowance for loan losses is adequate considering loss experience, delinquency trends and current economic conditions. Management regularly reviews the Company's loan loss allowance as its loan portfolio grows and diversifies. (See "-- Financial Condition -- Loan Review and Allowance for Loan Losses.")

OTHER INCOME

      Other operating income, excluding derivative transactions and gains (losses) on sales and valuation of loans, securities and other assets, grew $3.6 million or 19.33%, during the year ended December 31, 2002, when compared to $18.9 million in year 2001, which had increase from $14.4 million during 2000. The increase for years ended December 31, 2002 and 2001 was primarily driven by higher activity associated with service charges on deposit accounts and other fees as a result of the Company's continued strategy to diversify and increase its fee income. Other factors that contributed to such boost were increases in fees associated to the trust division, insurance commissions earned by Westernbank Insurance Corp., and fees generated by the asset-based lending operation as well as increases in other areas resulting from the Company's overall growing volume of business.

OPERATING EXPENSES

      Total operating expenses increased $13.6 million or 22.56% and $7.1 million or 13.56% in 2002 and 2001, respectively.

      Salaries and employees' benefits accounted for the majority of such increase, rising $5.1 million or 22.43% for the year 2002, as compared to the corresponding period in 2001, which also increased $2.8 million or 13.74% from $20.1 million in 2000. Such increases are attributed to the continued expansion of the Company, including increases in personnel, normal salary increases and related employees' benefits. At December 31, 2002, the Company had 1,031 full-time employees, including its executive officers, an increase of 179 employees or 21.01%, when compared to the prior year. New personnel and additional infrastructure were added to support the continued expansion of the Company, mainly with the inception of Westernbank's new division, Expresso of Westernbank, which accounted for 130 new employees at December 31, 2002. At December 31, 2000, the Company had 749 full-time employees, including its executive officers increasing to 817 employees by the end of year 2001.

      Other operating expenses, as a group, excluding salaries and employees' benefits, increased $8.5 million or 22.64%, during the year ended December 31, 2002, when compared to $37.4 million in 2001, which had increased $4.3 million or 13.08% from $33.1 million in 2000, resulting mostly from increases in advertising, occupancy and equipment expenses, and other expenses, mostly associated to the new Expresso Division, launched in July 2002, as well as the inherent costs associated with the additional investment in technology and general infrastructure to sustain and coordinate the Bank's expansion in all of its business areas during both periods.

      The Company continued its strict cost control measures, maintaining operating expenses at adequate levels, further evidenced by its outstanding and world-class efficiency ratios of 39.15%, 41.97% and 47.14% for the years 2002, 2001 and 2000, respectively. The Company is committed to constantly improve and maintain operating expenses at adequate levels, further improving its lean, effective and highly productive operation.

PROVISION FOR INCOME TAXES

      Under Puerto Rico income tax laws, the Company is required to pay the higher of an alternative minimum tax of 22% or regular statutory rates raging from 20% to 39%. The current provision for estimated Puerto Rico income taxes for the year ended December 31, 2002, amounted to $16.1 million compared to $8.5 million in 2001 and $5.8 million in 2000. Deferred income taxes reflect the impact of credit carryforwards and "temporary differences" between amounts of assets and liabilities for financial reporting purposes and their respective tax bases. The income on certain investments is exempt for income tax purposes. Also, activities relating to the Westernbank International division are exempt for income tax purposes. As a result, the Company's effective tax rate is substantially below the statutory rate, being 16.00% for the year ended December 31, 2002, and 12.00% for each of the years ended December 2001 and 2000. The increase in the effective tax rate for year 2002 it's attributed to higher levels of taxable income resulting from new lines of business commenced in 2001 and 2002.

NET INCOME

      The Company's net income increased $23.8 million or 38.30% and $17.6 million or 39.40% in 2002 and 2001, respectively. The increase in both years resulted from an increase in net interest income and other income, which was partially offset by increases in total operating expenses and in the provisions for loan losses and income taxes.

FINANCIAL CONDITION

LOANS, INCLUDING MORTGAGE LOANS HELD FOR SALE

      Loans, including mortgage loans held for sale, were $3.76 billion or 45.85% of total assets at December 31, 2002, an increase of $918.1 million, or 32.29% from December 31, 2001. Loans, including mortgage loans held for sale, were $2.84 billion or 48.29% of total assets at December 31, 2001, which increased $635.4 million or 28.77% from $2.21 billion or 51.83% of total assets at December 31, 2000.

      The Company continues to focus on growing its commercial loan portfolio through commercial real estate, asset-based, unsecured business and construction lending, as well as its consumer loan portfolios. As a result, the portfolio of real estate loans secured by first mortgages, including mortgage loans held for sale, increased from $1.76 billion as of December 31, 2000 to $2.09 billion as of December 31, 2001, and to $2.50 billion as of December 31, 2002. Commercial real estate loans secured by first mortgages were $1.46 billion at December 31, 2002, an increase of $344.2 million, or 30.80% from December 31, 2001. Commercial real estate loans secured by first mortgages were $1.12 billion at December 31, 2001, an increase of $230.4 million or 25.97%, from $887.1 million at December 31, 2000. The consumer loans portfolio (including credit cards), commercial loans (not collateralized by real estate) and other loans increased from $483.4 million as of December 31, 2000, to $795.6 million as of December 31, 2001, and to $1.31 billion as of December 31, 2002.

      Westernbank's commercial real estate and other loans are primarily variable and adjustable rate products. Commercial loan originations come from existing customers as well as through direct solicitation and referrals. Westernbank offers different types of consumer loans, including secured and unsecured products, in order to provide a full range of financial services to its retail customers. In addition, Westernbank offers VISA and Master Card accounts to its customers.

      During the past five years, loans, including mortgage loans held for sale, have grown at an average annualized rate of 36.20%. As of December 31, 2002, commercial loans were 53.88% (78.79% collateralized by real estate and consumer loans were 19.77% (60.23% collateralized by real estate) of the $3.76 billion loan portfolio. This has enabled Westernbank to shift its asset composition to assets with shorter maturities and greater repricing flexibility. The Company has also continued to diversify Westernbank's sources of revenue, while maintaining its status as a secured lender, with approximately 82% of its loans collateralized by real estate as of December 31, 2002. Westernbank has selectively entered into several new business lines, including asset-based and small unsecured consumer lending as well as trust services. As of December 31, 2002, Westernbank Business Credit (asset-based) and the Expresso of Westernbank (unsecured consumer lending) divisions loan portfolios amounted to $427.7 million and $117.4 million, respectively. For the year ended December 31, 2002, the average yield on Westernbank Business Credit division asset-based loan portfolio was 5.56%. For the six-months period ended December 31, 2002, the average yield on the Expresso of Westernbank division loan portfolio was 19.40%. The Expresso of Westernbank, Westernbank's newest division, was created in July 2002.

      The following table sets forth the composition of the Bank's loans portfolio, including mortgage loans held for sale, by type of loan at the dates indicated.

                                                              DECEMBER 31,
                                                              ------------
                                        2002                      2001                      2000
                                        ----                      ----                      ----
                                 AMOUNT      PERCENT       AMOUNT      PERCENT       AMOUNT      PERCENT
                                 ------      -------       ------      -------       ------      -------
                                                          (DOLLARS IN THOUSANDS)
                                                          ----------------------
Residential real estate:
  Mortgage (1)                $   852,249      22.7%    $   852,715      30.0%    $   785,853      35.5%
  Construction                    181,266       4.8         117,957       4.2          80,905       3.7
Commercial, industrial
and agricultural:
  Real estate                   1,461,606      38.9       1,115,700      39.2         887,084      40.2
  Business and others (2)         570,196      15.2         378,696      13.3          99,483       4.5

Consumer and others (3)           743,600      19.8         416,953      14.7         383,903      17.4
                              -----------    ------     -----------    ------     -----------    ------
Total loans                     3,808,917     101.4     $ 2,882,021     101.4     $ 2,237,228     101.3

Allowance for loan losses         (47,114)     (1.4)        (38,364)     (1.4)        (28,928)     (1.3)
                              -----------    ------     -----------    ------     -----------    ------
Loans - net                   $ 3,761,803     100.0%    $ 2,843,657    100.00%    $ 2,208,300    100.00%
                              ===========    ======     ===========    ======     ===========    ======


                                                 DECEMBER 31,
                                                 ------------
                                        1999                      1998
                                        ----                      ----
                                 AMOUNT      PERCENT       AMOUNT      PERCENT
                                 ------      -------       ------      -------
                                            (DOLLARS IN THOUSANDS)
                                            ----------------------
Residential real estate:
  Mortgage (1)                $   706,792      37.8%    $   407,245      29.9%
  Construction                    101,979       5.5          69,215       5.1
Commercial, industrial
and agricultural:
  Real estate                     677,924      36.2         518,893      38.1
  Business and others (2)          79,343       4.3          72,235       5.3

Consumer and others (3)           329,682      17.6         309,509      22.7
                              -----------    ------     -----------    ------
Total loans                   $ 1,895,720     101.4     $ 1,377,097     101.1

Allowance for loan losses         (23,978)     (1.4)        (15,800)     (1.1)
                              -----------    ------     -----------    ------
Loan - net                    $ 1,871,742    100.00%    $ 1,361,297    100.00%
                              ===========    ======     ===========    ======

----------
(1) Includes mortgage loans held for sale amounting to $7.4 million, $5.3 million, $4.6 million, $2.1 million, and $7.3 million for each one of the years presented, respectively.

(2) Includes $427.7 million and $255.8 million of Westernbank Business Credit division outstanding loans at December 31, 2002 and 2001, respectively.

(3) Includes $117.4 million of the Expresso of Westernbank division outstanding loans at December 31, 2002.

      Residential real estate mortgage loans are mainly comprised of loans secured by first mortgages on one-to-four family residential properties. At December 31, 2002, residential mortgage loans included $17.2 million of mortgages insured or guaranteed by government agencies of the United States or Puerto Rico.

      The Bank originated $481.2 million of commercial real estate loans during the year ended December 31, 2002. At December 31, 2002, commercial real estate loans totaled $1.46 billion. In general, commercial real estate loans are considered by management to be of somewhat greater risk of uncollectibility than other loans due to the dependency on income production and future development of real estate. Commercial real estate loans are collateralized by various types of property, including warehouse, retail and other business properties.

      The portfolio of Consumer and Other loans at December 31, 2002, consisted of consumer loans of $743.6 million, of which $447.9 million are secured by real estate and $295.7 million are unsecured consumer loans (including $117.4 million of the Expresso of Westernbank division loans portfolio, credit card loans of $56.7 million and loans secured by deposits in the Bank totaling $32.8 million).

      The following table summarizes the contractual maturities of the Bank's total loans, excluding mortgage loans held for sale, for the periods indicated at December 31, 2002. Contractual maturities do not necessarily reflect the actual term of a loan, including prepayments.

                                                                           MATURITIES
                                             -----------------------------------------------------------------------
                                                           AFTER ONE YEAR TO FIVE YEARS        AFTER FIVE YEARS
                                                           ----------------------------        ----------------
                                                                 (IN THOUSANDS)
                                BALANCE
                             OUTSTANDING AT                    FIXED        VARIABLE         FIXED         VARIABLE
                              DECEMBER 31,    ONE YEAR        INTEREST      INTEREST        INTEREST       INTEREST
                                  2002        OR LESS          RATES          RATES          RATES          RATES
                             --------------  -----------    -----------    -----------    -----------    -----------

Residential real estate:
  Mortgage                    $   852,249    $     2,346    $     9,968    $       154    $   304,682    $   535,099
  Construction                    181,266         93,731             --         87,535             --             --
Commercial, industrial
and agricultural:
  Real estate                   1,461,606        334,822        138,173        103,290         50,502        834,819
  Business and others             570,196        519,340         15,993         12,932          2,810         19,121
Consumer and others               743,600        107,136        186,786             --        449,678             --
                              -----------    -----------    -----------    -----------    -----------    -----------
Total                         $ 3,808,917    $ 1,057,375    $   350,920    $   203,911    $   807,672    $ 1,389,039
                              ===========    ===========    ===========    ===========    ===========    ===========

      The Bank's loan originations come from a number of sources. The primary sources for residential loan originations are depositors and walk-in customers. Commercial loan originations come from existing customers as well as through direct solicitation and referrals.

      The Bank originates loans in accordance with written, non-discriminatory underwriting standards and loan origination procedures prescribed in the Board of Directors approved loan policies. Detailed loan applications are obtained to determine the borrower's repayment ability. Applications are verified through the use of credit reports, financial statements and other confirmation procedures. Property valuations by Board of Directors approved independent appraisers are required for mortgage loans. The Bank's Credit Committee approval is required for all residential and commercial real estate loans, and all other commercial loans over $1.0 million. Loans in excess of $1.0 million are also reviewed by the full Board of Directors, including those loans approved by the Credit Committee.

      It is the Bank's policy to require borrowers to provide title insurance policies certifying or ensuring that the Bank has a valid first lien on the mortgaged real estate. Borrowers must also obtain hazard insurance policies prior to closing and, when required by the Department of Housing and Urban Development, flood insurance policies. Borrowers may be required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which the Bank makes disbursements for items such as real estate taxes, hazard insurance premiums and private mortgage insurance premiums as they fall due.

      Westernbank originates most of its residential real estate loans as conforming loans, eligible for sale in the secondary market. The loan-to-value ratio at the time of origination on residential mortgages is generally 75%, except that the Bank may lend up to 90% of the lower of the purchase price or appraised value of residential properties if private mortgage insurance is obtained by the borrower for amounts in excess of 80%.

      The Bank originates fixed and adjustable rate residential mortgage loans secured by a first mortgage on the borrower's real property, payable in monthly installments for terms ranging from ten up to forty years. Adjustable rates are indexed to specified prime or LIBOR rate. All 30 year conforming mortgages are originated with the intent to sell.

      In addition to its residential loan originations, the Bank also purchases residential first mortgage loans from other mortgage originators in Puerto Rico. During the year ended December 31, 2002, Westernbank purchased $208.4 million of such loans.

      The Bank originates primarily variable and adjustable rate commercial business and real estate loans. The Bank also makes real estate construction loans subject to firm permanent financing commitments. As of December 31, 2002, the Bank's commercial loans portfolio had a total delinquency ratio, including the categories of 60 days and over, of 0.33% (less than 1%).

      The Bank offers different types of consumer loans in order to provide a full range of financial services to its customers. Within the different types of consumer loans offered by the bank, there are various types of secured and unsecured consumer loans with varying amortization schedules. In addition, the Bank makes fixed-rate residential second mortgage loans. In July 2002, Westernbank launched a new banking division focused on offering consumer loans through 17 full-service branches, called "Expresso of Westernbank", denoting the branches' emphasis on small, unsecured consumer loans up to $15,000 and collateralized consumer loans up to $75,000.

      The Bank offers the service of VISA and Master Card. At December 31, 2002, there were approximately 26,947 outstanding accounts, with an aggregate outstanding balance of $56.7 million and unused credit card lines available of $77.8 million.

      In connection with all consumer and second mortgage loans originated, the Bank's underwriting standards include an evaluation of the applicants' payment history on other debts and an assessment of the ability to meet existing obligations and payments on the proposed loan. As of December 31, 2002, the Bank's consumer loans portfolio had a total delinquency ratio, including the categories of 60 days and over, of 0.59% (less than 1%).

NON-PERFORMING LOANS AND FORECLOSED REAL ESTATE HELD FOR SALE

      When a borrower fails to make a required payment on a loan, the Bank attempts to cure the deficiency by contacting the borrower. In most cases, deficiencies are cured promptly. If the delinquency exceeds 90 days and is not cured through the Bank's normal collection procedures, the Bank will generally institute measures to remedy the default. If a foreclosure action is instituted and the loan is not cured, paid in full or refinanced, the property is sold at a judicial sale at which the Bank may acquire the property. Thereafter, if the Bank acquires the property, such acquired property is appraised and included in the Bank's foreclosed real estate held for sale account at the lower of cost or fair value at the date of acquisition. Then, this asset is carried at the lower of fair value less estimated costs to sell or cost until the property is sold. In the event that the property is sold at a price insufficient to cover the balance of the loan, the debtor remains liable for the deficiency.

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

      The following table sets forth information regarding non-performing loans and foreclosed real estate held for sale by the Bank at the dates indicated:

                                                                                            DECEMBER 31,
                                                                        --------------------------------------------------
                                                                          2002       2001       2000       1999       1998
                                                                          ----       ----       ----       ----       ----
                                                                                       (DOLLARS IN THOUSANDS)

Residential real estate mortgage and construction loans                 $ 2,026    $ 2,735    $ 1,817    $ 1,719    $ 1,183
Commercial, industrial and agricultural loans                            13,567      7,947      6,140      4,366      5,427
Consumer loans                                                            3,812      3,431      1,733        870      1,172
                                                                        -------    -------    -------    -------    -------
  Total non-performing loans                                             19,405     14,113      9,690      6,955      7,782
Foreclosed real estate held for sale                                      3,679      3,013      2,454      2,232      3,271
                                                                        -------    -------    -------    -------    -------
Total non-performing loans and foreclosed real estate held for sale     $23,084    $17,126    $12,144    $ 9,187    $11,053
                                                                        =======    =======    =======    =======    =======

Interest that would have been recorded if the
  loans had not been classified as
  non-performing                                                        $ 1,102    $ 1,123    $   979    $   514    $ 1,027
                                                                        =======    =======    =======    =======    =======
Interest recorded on non-performing loans                               $   775    $ 1,716    $   780    $ 1,470    $   242
                                                                        =======    =======    =======    =======    =======
Total non-performing loans as a percentage
  of loans receivable, including
  mortgage loans held for sale                                             0.51%      0.49%      0.43%      0.37%      0.57%
                                                                        =======    =======    =======    =======    =======
Total non-performing loans and foreclosed real estate
  held for sale as a percentage of total assets                            0.28%      0.29%      0.28%      0.27%      0.45%
                                                                        =======    =======    =======    =======    =======

      The increase from 2001 to 2002 is mostly attributed to four commercial loans with principal balances of $2.4 million, $1.6 million, $1.3 million and $589,000, respectively, all of which are collateralized by real estate properties. At December 31, 2002, two of these loans with outstanding balances of $2.4 million and $1.6 million, required a specific valuation allowance of $355,000 and $770,000, respectively. At December 31, 2002, the allowance for possible loan losses was 242.80% of total non-performing loans (reserve coverage).

ALLOWANCE FOR LOAN LOSSES

      The Bank maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated losses inherent in the loan portfolio. The Company follows a systematic methodology to establish and evaluate the adequacy of the allowance for loan losses. This methodology consists of several key elements, which include:

      The Formula Allowance. The formula allowance is calculated by applying loss factors to outstanding loans not otherwise covered by specific allowances. Loss factors are based on historical loss experience and may be adjusted for significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date. Loss factors are described as follows:

      - Loan loss factors for commercial loans, including construction and land acquisition loans, are based on historical loss trends for three years, as adjusted for management's expected increase in the loss factors given the significant increase in such loan portfolios over the last few years.

      - Pooled loan loss factors are also based on historical loss trends for one to three years. Pooled loans are loans that are homogeneous in nature, such as consumer installment and residential mortgage loans.

      Specific Allowances for Identified Problem Loans and Portfolio Segments. Specific allowances are established and maintained where management has identified significant adverse conditions or circumstances related to a credit or portfolio segment that management believes indicate the probability that a loss has been incurred in excess of the amount determined by the application of the formula allowance. Larger commercial and construction loans that exhibit potential or observed credit weaknesses are subject to individual review. Where appropriate, allowances are allocated to individual loans based on management's estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Bank.

      In addition, the specific allowance incorporates the results of measuring impaired loans as provided in SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended. This accounting standard prescribes the measurement methods, income recognition and disclosures concerning impaired loans.

      The Unallocated Allowance. An unallocated allowance is established recognizing the estimation risk associated with the formula and specific allowances. It is based upon management's evaluation of various conditions, the effects of which are not directly measured in determining the formula and specific allowances. These conditions include then-existing general economic and business conditions affecting our key lending areas; credit quality trends, including trends in nonperforming loans expected to result from existing conditions, collateral values, loan volumes and concentrations, seasoning of the loans portfolio, recent loss experience in particular segments of the portfolio, regulatory examination results, and findings of our internal credit examiners. The evaluation of the inherent loss regarding these conditions involves a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments.

      Management assesses these conditions quarterly. If any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's estimate of the effect of this condition may be reflected as a specific allowance applicable to this credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the probable loss concerning this condition is reflected in the unallocated allowance.

      The allowance for loan losses is based upon estimates of probable losses inherent in the loan portfolio. The amount actually observed for these losses can vary significantly from the estimated amounts. Our methodology includes several features that are intended to reduce the differences between estimated and actual losses. Historical loss factors for commercial and consumer loans may be adjusted for significant factors that, in management's judgment, reflect the impact of any current condition on loss recognition. Factors which management considers in the analysis include the effect of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs, non-accrual and problem loans), changes in the internal lending policies and credit standards, collection practices, and examination results from bank regulatory agencies and the Bank's internal credit examiners. Loan loss factors are adjusted quarterly based upon the level of net charge-offs expected by management in the next twelve months, after taking into account historical loss ratios adjusted for current trends. By assessing the probable estimated losses inherent in the loan portfolio on a quarterly basis, we are able to adjust specific and inherent loss estimates based upon any more recent information that has become available.

      At December 31, 2002, the Bank's allowance for loan losses was $47.1 million, consisting of $36.1 million formula allowance, $8.0 million of specific allowances and $3.0 million of unallocated allowance. As of December 31, 2002, the allowance for loan losses equals 1.24% of total loans, including mortgage loans held for sale, and 242.80% of total non-performing loans, compared with an allowance for loan losses at December 31, 2001, of $38.4 million, or 1.33% of total loans, and 271.83% of total non-performing loans.

      As of December 31, 2002, there have been no significant changes in estimation methods or assumptions that affected our methodology for assessing the appropriateness of the allowance for loan losses.

      The table below presents a reconciliation of changes in the allowance for loan losses for the periods indicated:

                                                                       YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------------------
                                                           2002       2001       2000       1999       1998
                                                           ----       ----       ----       ----       ----
                                                                        (DOLLARS IN THOUSANDS)

Balance, beginning of year                               $38,364    $28,928    $23,978    $15,800    $13,201
                                                         -------    -------    -------    -------    -------
Loans charged-off:
  Consumer loans                                           4,576      3,840      4,760      5,154      4,090
  Commercial, industrial and agricultural loans            3,389      2,970        372      1,913        134
  Real estate-mortgage and
    construction loans                                        --        228        231        291         --
                                                         -------    -------    -------    -------    -------
Total loans charged-off                                    7,965      7,038      5,363      7,358      4,224
                                                         -------    -------    -------    -------    -------
Recoveries of loans previously
  charged-off:
  Consumer loans                                             858        996        795      1,003        601
  Commercial, industrial and agricultural loans              584        133        594        335         42
  Real estate-mortgage and
    construction loans                                       190        175        224        198        180
                                                         -------    -------    -------    -------    -------
Total recoveries of loans previously charged-off           1,632      1,304      1,613      1,536        823
                                                         -------    -------    -------    -------    -------
Net loans charged-off                                      6,333      5,734      3,750      5,822      3,401
Provision for loan losses                                 15,083     12,278      8,700     14,000      6,000
Allowance acquired on loans purchased                         --      2,892         --         --         --
                                                         -------    -------    -------    -------    -------
Balance, end of period                                   $47,114    $38,364    $28,928    $23,978    $15,800
                                                         =======    =======    =======    =======    =======
Ratios:
  Allowance for loan losses to total end of year loans      1.24%      1.33%      1.29%      1.26%      1.15%
  Provision for loan losses to net loans
    charged-off                                           238.17%    214.13%    232.00%    240.47%    176.42%
  Recoveries of loans to loans charged-off in
    previous period                                        23.19%     24.31%     21.92%     36.36%     31.64%
  Net loans charged-off to average loans                    0.19%      0.23%      0.19%      0.35%      0.32%
  Allowance for loans losses to
    non-performing loans                                  242.80%    271.83%    298.53%    344.76%    203.03%

      The following table presents the allocation of the allowance for credit losses and the percentage of loans in each category to total loans, as set forth in the "Loans" table on page 12.

                                                                              DECEMBER 31,
                                    ------------------------------------------------------------------------------------------------
                                          2002                2001                2000                1999                1998
                                    AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT
                                    ------   -------    ------   -------    ------   -------    ------   -------    ------   -------
                                                                         (DOLLARS IN THOUSANDS)

Commercial, industrial and
  agricultural loans (1)           $31,671     53.3%   $24,397     51.8%   $16,273     44.1%   $11,772     39.9%   $ 7,747     42.9
Consumer loans (2)                  12,004     19.5      8,203     14.5      7,194     17.2      5,718     17.4      5,044     22.5
Residential real estate mortgage
  and construction loans               443     27.2        494     33.7        526     38.7      1,743     42.7      1,043     34.6
Unallocated allowance                2,996       --      5,270       --      4,935       --      4,745       --      1,966       --
                                   -------   ------    -------   ------    -------   ------    -------   ------    -------   ------
Total allowance for loan losses    $47,114    100.0%   $38,364    100.0%   $28,928    100.0%   $23,978    100.0%   $15,800   100.00
                                   =======   ======    =======   ======    =======   ======    =======   ======    =======   ======

----------
(1) Includes $4.5 million and $3.1 million of Westernbank Business Credit loans portfolio at December 31, 2002 and 2001, respectively.

(2) Includes $1.5 million of Expresso of Westernbank loans portfolio at December 31, 2002.

      Loans are classified as impaired or not impaired in accordance with SFAS
114. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the agreement.

      The Bank measures the impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent. Significant loans (those exceeding $500,000) are individually evaluated for impairment. Large groups of small balance, homogeneous loans are collectively evaluated for impairment; loans that are recorded at fair value or at the lower of cost or market are not evaluated for impairment. The portfolios of mortgage and consumer loans are considered homogeneous and are evaluated collectively for impairment.

      Impaired loans for which the discounted cash flows, collateral value or market price exceeds its carrying value do not require an allowance. The allowance for impaired loans is part of the Company's overall allowance for loan losses.

The following table sets forth information regarding the investment in impaired loans:

                                                        2002        2001        2000        1999        1998
                                                        ----        ----        ----        ----        ----
                                                                          (IN THOUSANDS)
Investment on impaired loans:

Covered by a valuation allowance                      $26,074     $21,996     $ 8,040     $ 8,136     $ 5,499
Do not require a valuation allowance                   24,515      20,482       4,834       4,947       4,309
                                                      -------     -------     -------     -------     -------
Total                                                 $50,589     $42,478     $12,874     $13,083     $ 9,808
                                                      =======     =======     =======     =======     =======
Valuation allowance in impaired loans                 $ 4,752     $ 4,181     $ 1,157     $ 1,268     $ 1,120
                                                      =======     =======     =======     =======     =======
Average investment in impaired loans                  $46,147     $20,293     $11,873     $14,919     $ 6,561
                                                      =======     =======     =======     =======     =======
Interest collected in impaired loans                  $ 4,041     $ 1,716     $   780     $ 1,470     $   242
                                                      =======     =======     =======     =======     =======

      At December 31, 2002, the Bank's investment in impaired loans increased $8.1 million or 19.09%, from $42.5 million as of December 31, 2001, to $50.6 million as of December 31, 2002. This increase is principally attributed to four newly classified loans with an aggregate outstanding principal balance of approximately $13.0 million as of December 31, 2002. All loans are collateralized by real estate and required a combined valuation allowance of $823,000.

INVESTMENTS

      At the date of purchase, the Company classifies debt and equity securities into one of three categories: held to maturity, trading or available for sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities for which management has the positive intent and ability to hold to maturity are classified as held to maturity and stated at cost increased by accretion of discounts and reduced by amortization of premiums, both computed by the interest method. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Securities not classified as either held to maturity or trading are classified as available for sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, as a component of accumulated other comprehensive income (loss) until realized. Gains and losses on sales of securities are determined using the specific-identification method.

      The Bank's investments are managed by the Investment Department. Purchases and sales are required to be reported monthly to both the Investment Committee composed of members of the Board of Directors, as well as the President and Chief Executive Officer and the Chief Financial Officer.

      The Investment Department is authorized to purchase and sell federal funds, interest bearing deposits in banks, banker's acceptances of commercial banks insured by the FDIC, mortgage and assets-backed securities, Puerto Rico and U.S. Government and agency obligations, municipal securities rated A or better by any of the nationally recognized rating agencies and commercial paper rated P-1 by Moody's Investors Service, Inc. or A-1 by Standard and Poor's, a Division of the McGraw-Hill Companies, Inc. In addition, the Investment Department is responsible for the pricing and sale of deposits and securities sold under agreements to repurchase.

      The Bank's investment strategy is affected by both the rates and terms available on competing investments and tax and other legal considerations.

      The following table presents the carrying value of investments at December 31, 2002 and 2001:

                                                         2002           2001
                                                      ----------     ----------
                                                           (IN THOUSANDS)
Held to maturity :
  US Government and agencies obligations              $2,671,344     $1,788,000
  Puerto Rico Government and agencies obligations         19,695         22,607
  Commercial paper                                        74,997         59,992
  Corporate notes                                         66,697         66,460
  Mortgage and other asset-backed securities             668,324        432,716
                                                      ----------     ----------
Total                                                  3,501,057      2,369,775
                                                      ----------     ----------
Available for sale:
  US Government and agencies obligations                      --        196,446
  Corporate notes                                         10,381         56,080
  Mortgage-backed securities                             145,276         29,156
  Other investments                                        5,230             --
                                                      ----------     ----------
Total                                                    160,887        281,682
                                                      ----------     ----------
Trading securities - mortgage-backed securities               --          4,609
                                                      ----------     ----------
Total investments                                     $3,661,944     $2,656,066
                                                      ==========     ==========

      The carrying amount of investment securities at December 31, 2002, by contractual maturity (excluding mortgage and others asset-backed securities), are shown below:

                                                                     WEIGHTED
                                                      CARRYING        AVERAGE
                                                       AMOUNT          YIELD
                                                    -----------     -----------
                                                      (DOLLARS IN THOUSANDS)

US Government and agencies obligations:
  Due within one year or less                       $    30,181            4.23%
  Due after one year through five years               2,551,163            3.97
  Due after five years through ten years                 90,000            4.22
  Due after ten years                                        --              --
                                                    -----------     -----------
                                                      2,671,344            4.04
                                                    -----------     -----------

Puerto Rico Government and agencies obligations:
  Due within one year                                        --              --
  Due after one year through five years                  13,700            6.28
  Due after five years through ten years                  4,000            5.05
  Due after ten years                                     1,995            6.15
                                                    -----------     -----------
                                                         19,695            6.02
                                                    -----------     -----------

Other:
  Due withing one year                                   90,388            2.05
  Due after one year through five years                  29,983            3.23
  Due after five years through ten years                     --              --
  Due after ten years                                    36,934            6.54
                                                    -----------     -----------
                                                        157,305            3.33
                                                    -----------     -----------

Total                                                 2,848,344            4.01

Mortgage and other asset-backed securities              813,600            5.46
                                                    -----------     -----------
Total                                               $ 3,661,944            4.33%
                                                    ===========     ===========

Mortgage and other asset-backed securities at December 31, 2002 and 2001, consists of:

                                                            2002         2001
                                                            ----         ----
                                                             (IN THOUSANDS)

Trading:
  Government National Mortgage
    Association (GNMA) certificates                       $     --     $  2,579
  Fannie Mae (FNMA) certificates                                --        2,030
                                                          --------     --------
Total trading                                                   --        4,609
                                                          --------     --------

Available for sale - Collateralized
  mortgage obligations (CMO) certificates                  145,276       29,156
                                                          --------     --------

Held to maturity:
  Federal Home Loan Mortgage Corporation (FHLMC)
    certificates                                            10,435       13,475
  GNMA certificates                                         13,657       18,500
  FNMA certificates                                          6,906       10,011
  CMO certificates                                         565,068      319,386
  Other                                                     72,258       71,344
                                                          --------     --------
    Total held to maturity                                 668,324      432,716
                                                          --------     --------
Total mortgage and other asset-backed
  securities                                              $813,600     $466,481
                                                          ========     ========

      The Bank's investment portfolio at December 31, 2002, had an average contractual maturity of 50 months, when compared to an average contractual maturity of 73 months at December 31, 2001. The Bank's interest rate risk model takes into consideration the callable features of certain investment securities. Given the present interest rate scenario, and taking into consideration the callable features of these securities, the Bank's investment portfolio as of December 31, 2002, had a remaining average maturity of 30 months. However, no assurance can be given that such levels will be maintained in future periods.

DEPOSITS

      The Bank offers a diversified choice of deposit accounts. Savings deposits increased from $465.3 million as of December 31, 2001, to $560.5 million as of December 31, 2002, an increase of $95.3 million or 20.48%. Also, other deposits (excluding accrued interest payable) represented mainly by time deposits, brokered deposits and Individual Retirement Account deposits (IRA's), increased from $2.74 billion as of December 31, 2001, to $3.71 billion as of December 31, 2002, an increase of $971.2 million or 35.40%. Other deposits include brokered deposits amounting to $2.55 billion and $1.57 billion as of December 31, 2002 and 2001, respectively. These accounts have historically been a stable source of funds.

      At December 31, 2002, the Bank had total deposits of $4.3 billion (excluding accrued interest payable), of which $560.5 million or 13.1% consisted of savings deposits, $178.6 million or 4.18% consisted of interest bearing demand deposits, $156.1 million or 3.65% consisted of noninterest bearing deposits, and $3.38 billion or 79.06% consisted of time deposits. The Bank also offers negotiable order of withdrawal ("NOW") accounts, Super Now accounts, special checking accounts and commercial demand accounts. At December 31, 2002, the scheduled maturities of time certificates of deposit in amounts of $100,000 or more are as follows:

                                                                  (IN THOUSANDS)
                                                                  --------------
3 months or less                                                    $  735,812
over 3 months through 6 months                                         800,396
over 6 months through 12 months                                        616,962
over 12 months                                                         719,071
                                                                    ----------
  Total                                                             $2,872,241
                                                                    ==========

      The following table sets forth the average amount and the average rate paid on the following deposit categories for the years ended December 31, 2002 and 2001, respectively:

                                      2002                        2001
                             -----------------------     ----------------------
                               AVERAGE       AVERAGE       AVERAGE      AVERAGE
                               AMOUNT         RATE         AMOUNT        RATE
                             ----------     --------     ----------     -------
                                             (DOLLARS IN THOUSANDS)

Time deposits                $2,889,649        3.40%     $2,177,399        5.21%
Savings deposits                509,114        2.46%        432,626        2.96%
Interest bearing demand
  deposits                      124,127        2.90%        100,960        3.45%
Noninterest bearing demand
  deposits                      167,352          --         136,251          --
                             ----------     -------      ----------     -------
Total                        $3,690,242        3.10%     $2,847,236        4.55%
                             ==========     =======      ==========     =======

BORROWINGS

      The following table sets forth the borrowings of the Bank at December 31, 2002 and 2001, respectively:

                                                          2002           2001
                                                       ----------     ----------
                                                            (IN THOUSANDS)
Securities sold under agreements to repurchase         $3,097,341     $2,059,646
Advances from FHLB                                        120,000        120,000
Term notes                                                     --         43,000
Mortgage note payable                                      37,822             --
                                                       ----------     ----------
Total                                                  $3,255,163     $2,222,646
                                                       ==========     ==========

      The Bank has made use of institutional securities sold under agreements to repurchase in order to obtain funding, primarily through investment banks and brokerage firms. Such agreements are collateralized with investment securities. The Bank had $3.1 billion in total securities sold under agreements to repurchase outstanding at December 31, 2002, at a weighted average rate of 3.03%. Securities sold under agreements to repurchase outstanding as of December 31, 2002, mature as follows: $1.02 billion within 30 days; $12.7 million in 2003; $315.8 million in 2004; $663.6 million in 2005, $47.5 million in 2006; and
$1.04 billion thereafter.

      Westernbank also obtains advances from FHLB of New York. As of December 31, 2002, Westernbank had $120.0 million in outstanding FHLB advances at a weighted average rate of 5.10%. Advances from FHLB mature as follows: $14.0 million in 2003; $14.0 million in 2005; $50.0 million in 2006; and $42.0 million thereafter.

      At December 31, 2002, Westernbank World Plaza, Inc., a wholly-owned subsidiary of Westernbank Puerto Rico, had outstanding $37.8 million of a mortgage note, at an interest rate of 8.05% per year up to September 11, 2009. Thereafter, the mortgage note will bear interest on the then outstanding principal balance (1) at a rate per year equal to the greatest of 13.05% or the Treasury Rate plus five percentage points or (2) at the rate of 10.05% per year depending on certain conditions on the repricing date. Westernbank World Plaza has a prepayment option on the repricing date, without penalty. The mortgage note is collateralized by a 23-story office building, including its related parking facility, located in Hato Rey, Puerto Rico.

      The following table presents certain information regarding the Bank's short-term borrowings for the years ended December 31, 2002 and 2001, respectively:

                                                    2002            2001
                                                 ----------      ----------
                                                   (DOLLARS IN THOUSANDS)
Amount outstanding at period end                 $1,043,493      $  806,548
Monthly average outstanding balance               1,378,074         353,003
Maximum outstanding balance at any month end      2,104,599         806,548
Weighted average interest rate:
  For the year                                         1.51%           2.18%
  At year end                                          1.96            3.73

STOCKHOLDERS EQUITY

      Stockholders' equity increased to $584.7 million as of December 31, 2002, compared to $387.9 million in 2001 and $250.6 million in 2000. The 2002 increase resulted from the combination of the issuance of 6,095,000 and 1,725,000 shares of the Company's Common Stock and Series E Preferred Stock, respectively, providing a net capital infusion of $97.9 million and $41.5 million, respectively, plus the net income of $86.0 million generated for the year, partially offset by total dividends $27.8 million paid on common and preferred stock. The increase in 2001 was primarily due to the issuance of 2001 Series C and D preferred stock for $96.3 million (net of cost of issuance of $3.7 million), a net income of $62.2 million, offset by cash dividends paid on common stock and preferred stock totaling $20.6 million.

      On January 18, 2002, the Company's Board of Directors approved an increase in its annual dividend payments to stockholders in 2002 to $0.32 per share ($0.22 as adjusted). This represents an increase of 28% over the dividends paid in 2001. Subsequently, on June 17, 2002, the Company declared a three-for-two stock split in the form of a stock dividend, for all stockholders of record as of June 28, 2002, distributed on July 10, 2002. The effect of the stock split was a decrease to retained earnings and an increase in common stock of $20.8 million.

      On January 31, 2003, the Company's Board of Directors approved an increase in its annual dividend payments to stockholders in 2003 to $0.27 per share.
This represents an increase of 22.73% over the dividends paid in 2002.

      The average number of common shares outstanding increased from 62,250,000 (split adjusted) in 2001 to 65,298,153 in 2002.

MARKET RISK

      The Company's financial performance is impacted by among other factors, interest rate risk and credit risk. Management considers interest rate risk the Company's most significant market risk. Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. Consistency of the Company's net interest income is largely dependent upon the effective management of interest rate risk. The Company does not utilize derivatives to mitigate its credit risk, relying instead on an extensive counterparty review process. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition --Allowance for Loan Losses" herein.

      Interest rate risk is addressed by the Company's Asset & Liability Committee ("ALCO"), which includes senior management and Board of Director representatives. The ALCO monitors interest rate risk by analyzing the potential impact to the net portfolio of equity value and net interest income from potential changes to interest rates and considers the impact of alternative strategies or changes in balance sheet structure. The ALCO manages the Company's balance sheet in part to minimize the potential impact on net portfolio value and net interest income despite changes in interest rates. The Company's exposure to interest rate risk is reviewed on a monthly basis by the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the change in net portfolio value in the event of hypothetical changes in interest rates. If potential changes to net portfolio value and net interest income resulting from hypothetical interest rate changes are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board-approved limits. In order to reduce the exposure to interest rate fluctuations, the Company has implemented strategies to more closely match its balance sheet composition. Interest rate sensitivity is computed by estimating the changes in net portfolio of equity value, or market value over a range of potential changes in interest rates. The market value of equity is the market value of the Company's assets minus the market value of its liabilities plus the market value of any off-balance sheet items. The market value of each asset, liability, and off-balance sheet item is its net present value of expected cash flows discounted at market rates after adjustment for rate changes. The Company measures the impact on market value for an immediate and sustained 200 basis point increase and decrease (shock) in interest rates.

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

      The Company manages its mix of assets and liabilities with the goals of limiting its exposure to interest rate risk, ensuring adequate liquidity, and coordinating its sources and uses of funds. Specific strategies have included securitization and sale of long-term, fixed-rate residential mortgage loans, shortening the average maturity of fixed-rate loans and increasing the volume of variable and adjustable rate loans to reduce the average maturity of the Company's interest-earning assets. All long-term, fixed-rate single family residential mortgage loans underwritten according to Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and Government National Mortgage Association guidelines are sold for cash upon origination. In addition, the Company enters into interest rate exchange agreements (swaps) to hedge variable term notes and fixed callable certificates of deposit.

      The Company is exposed to changes in the level of Net Interest Income ("NII") in a changing interest rate environment. NII will fluctuate pursuant to changes in the levels of interest rates and of interest-sensitive assets and liabilities. If (1) the weighted average rates in effect at year end remain constant, or increase or decrease on an instantaneous and sustained change of plus 200 basis points and minus 50 basis points in 2002 and plus 200 basis points and minus 100 basis points in 2001, and (2) all scheduled repricing, reinvestments and estimated prepayments, and reissuances are at such constant, or increase or decrease accordingly; NII will fluctuate as shown on the table below:

December 31, 2002:

                                                           EXPECTED              AMOUNT
CHANGE IN INTEREST RATE                                     NII (1)              CHANGE              % CHANGE
-----------------------                                    --------              ------              --------
                                                                          (DOLLARS IN THOUSANDS)
+200 Basis Points.......................................   $179,851             $ (8,672)            (4.60)%
Base Scenario...........................................    188,523                    --                --
--50 Basis Points.......................................    178,391               (10,132)            (5.37)%

December 31, 2001:

                                                           EXPECTED              AMOUNT
CHANGE IN INTEREST RATE                                     NII (1)              CHANGE              % CHANGE
-----------------------                                    --------              ------              --------
                                                                            (DOLLARS IN THOUSANDS)
+200 Basis Points.......................................   $141,560              $ 20,471             16.91%
Base Scenario...........................................    121,089                    --                --
--100 Basis Points......................................    100,279               (20,810)           (17.19)%

----------
(1) The NII figures exclude the effect of the amortization of loan fees. Given the fed fund rate of 1.25% and 1.75% at December 31, 2002 and 2001, respectively, a linear 50 and 100 basis points decrease for 2002 and 2001, respectively, was modeled in the estimated change in interest rate in place of the linear 200 basis points decrease for each year.

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

      The interest rate sensitivity ("GAP") is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A GAP is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A GAP is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative GAP would tend to adversely affect net interest income, while a positive GAP would tend to result in an increase in net interest income. During a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to affect net interest income adversely. While the GAP is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on that measure. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

      The Company's one-year cumulative GAP position at December 31, 2002 was positive $99.0 million or 1.20% of total assets. This is a one-day position that is continually changing and is not indicative of the Company's position at any other time. While the GAP position is a useful tool in measuring interest rate risk and contributes toward effective asset and liability management, shortcomings are inherent in GAP analysis since certain assets and liabilities may not move proportionally as interest rates change.

LIQUIDITY AND CAPITAL RESOURCES

      Liquidity refers to the Company's ability to generate sufficient cash to meet the funding needs of current loan demand; savings deposit withdrawals, principal and interest payments with respect to outstanding borrowings and to pay operating expenses. The Company monitors its liquidity in accordance with guidelines established by the Investment Committee and applicable regulatory requirements. The Company's need for liquidity is affected by loan demand, net changes in deposit levels and the scheduled maturities of its borrowings. Liquidity demand caused by net reductions in deposits is usually caused by factors over which the Company has limited control. The Company derives its liquidity from both its assets and liabilities. Liquidity from assets by receipt of interest and principal payments and prepayments, by the ability to sell assets at market prices and by utilizing unpledged assets as collateral for borrowings. Liquidity is derived from liabilities by maintaining a variety of funding sources, including deposits, advances from the FHLB of New York and other short and long-term borrowings.

      The Company's liquidity targets are reviewed monthly by the Investment Committee and are based on the Company's commitment to make loans and investments and its ability to generate funds. The Committee's targets are also affected by yields on available investments and upon the Committee's judgment as to the attractiveness of such yields and its expectations as to future yields.

      The Bank's investment portfolio at December 31, 2002, had an average contractual maturity of 50 months. However, no assurance can be given that such levels will be maintained in future periods.

      As of December 31, 2002, the Bank had line of credit agreements with three commercial banks permitting the Bank to borrow a maximum aggregate amount of $75.0 million. The agreements provide for unsecured advances to be used by the Company on an overnight basis. Interest rate is negotiated at the time of the transaction usually at Fed Fund rate. The credit agreements are renewable annually.

      Payments due by period for the Company's contractual obligations (other than deposit liabilities) at December 31, 2002, are presented below:

                                                 Due after one    Due after three
                                  Due within      year through     years through     Due after
                                   one year       three years       five years       five years       Total
                                  ----------     -------------    ---------------    ----------     ----------
                                                                  (In Thousands)

Short-term borrowings             $1,043,493       $       --       $       --       $       --     $1,043,493
Long-term borrowings                      --        1,085,400           71,250        1,055,020      2,211,670
Operating Lease Obligations            2,026            4,245            3,795           16,045         26,111
                                  ----------       ----------       ----------       ----------     ----------
Total contractual obligations     $1,045,519       $1,089,645       $   75,045       $1,071,065     $3,281,274
                                  ==========       ==========       ==========       ==========     ==========

      Such commitments will be funded in the normal course of business from the Company's principal source of funds. At December 31, 2002, the Company had $2.4 billion in certificates of deposits that mature during the following twelve months. The Company does not anticipate any difficulty in retaining or replacing such deposits.

      The contractual amount of the Company's financial instruments with off-balance sheet risk expiring by period at December 31, 2002 is presented below:

                                                                           Payments Due by Period
                                                               -----------------------------------------------
                                                                     Less than                   After
                                                                Total      one year     2-5 years     5 years
                                                               --------    ---------    ---------     --------
                                                                              (In thousands)

Lines of credit                                               $141,813     $ 62,009     $ 79,804           --
Standby letters of credit                                        4,574        4,574           --           --
Commitments to extend credit                                   178,612      125,700       52,912           --
Commitments to purchase mortgage loans                         100,000      100,000           --           --
                                                              --------     --------     --------     --------
Total                                                         $424,999     $292,283     $132,716     $     --
                                                              ========     ========     ========     ========

      Due to the nature of the Company's unfunded loan commitments, including unfunded lines of credit, the amounts presented above do not necessarily represent the amounts the Company anticipates funding in the periods presented above.

COMPETITION AND ECONOMIC CONDITIONS

      The financial services and banking business are highly competitive, and the profitability of the Company will depend principally upon the Company's ability to compete in its market area as well as to a significant extent upon general economic conditions in the island of Puerto Rico. The Company competes with other commercial and non-commercial banks, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other non-financial institutions, including certain governmental organizations which may offer subsidized financing at lower rates than those offered by the Company. The Company has been able to compete effectively with other financial institutions by emphasizing technology and customer service, including local office decision-making on loans, establishing long-term customer relationships and building customer loyalty, and by providing products and services designed to address the specific needs of its customers. The success of the Company is also highly dependent on the economic strength of the Company's general market area. Significant deterioration in the local economy or external economic conditions, such as inflation, recession, unemployment, real estate values and other factors beyond the Company's control, could also substantially impact the Company's performance. There can be no assurance that future adverse changes in the local economy would not have a material adverse effect on the Company's consolidated financial condition, results of operations or cash flows.

CRITICAL ACCOUNTING POLICIES

      The Company has established various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of the Company's financial statements. The significant accounting policies of the Company are described in the footnotes to the consolidated financial statements. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company. The Company believes that of its significant accounting policies, the following may involve a higher degree of judgment and complexity:

      - ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements. In estimating the allowance for loan losses, management utilizes historical experience as well as other factors including the effect of changes in the local real estate market on collateral values, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers and increases or decreases in nonperforming and impaired loans. Changes in these factors may cause management's estimate of the allowance to increase or decrease and result in adjustments to the Company's provision for loan losses. See "-- Financial Condition -- Allowance for Loan Losses" and "Note 1 -- Summary of Significant Accounting Policies" for a detailed description of the Company's estimation process and methodology related to the allowance for loan losses.

      - FINANCIAL INSTRUMENTS - Certain financial instruments including derivatives, hedged items and investment securities available-for-sale are recorded at fair value and unrealized gains and losses are recorded in other comprehensive income or other gains and losses as appropriate. Fair values are based on listed market prices, if available. If listed market prices are not available, fair value is determined based on other relevant factors including price quotations for similar instruments. Fair value of certain derivative contracts are derived from pricing models that consider current market and contractual prices for the underlying financial instruments as well as time value and yield curve or volatility factors underlying the positions. See "-- Financial Condition -- Financial Instruments" and "Note 1 -- Summary of Significant Accounting Policies" for a detailed description of the Company's estimation process and methodology related to financial instruments.

      - CERTAIN LIABILITIES AND CONTINGENCIES - In the ordinary course of business, the Company management is required to make certain estimates and assumptions that affect the reported amounts of liabilities and disclosures of contingent liabilities at the date of the consolidated financial statements and therefore the reported amounts of revenues and expenses during the reporting period. Such estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, actual results could differ from those estimates. Estimates are based on management judgment regarding past and expected gains or losses, current economic conditions, and risk characteristics, among other factors. The following is a description of the most significant methods and assumptions used by the Company in estimating the amounts reported in connection with certain liabilities and contingencies as disclosed in the financial statements:

                  INCOME TAXES - The Company is required to compute income taxes in connection with its preparation of the consolidated financial statements. This computation involves estimates and assumptions made by the Company's management based on its interpretation of current and enacted tax laws and regulations that affect the reported amounts of current and deferred income tax expense. The carrying value of the Company's net deferred tax asset assumes that the Company will be able to generate sufficient taxable income in the future to realize the tax benefit. If expectations about future taxable income are not materialized, the Company may be required to record a valuation allowance to reduce the recorded amount of its deferred tax asset resulting in an increase of income tax expense in the consolidated statements of income.

                  CONTINGENCIES - The Company is a defendant in legal actions arising in the normal course of business. Evaluation of these contingencies requires management of the Company, after consultation with its legal counsel, to assume certain positions based on its interpretation of current laws and regulations. Such interpretations are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, actual results could differ from management position and estimates.

            See "Note 1 -- Summary of Significant Accounting Policies" for a detailed description of the Company's estimation process and methodology related to certain liabilities and contingencies.

CAPITAL REQUIREMENTS

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

      As of March 31, 2002, Westernbank qualified as well capitalized institution under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. At December 31, 2002, there are no conditions or events that management believes have changed Westernbank's category.

      The following table reflects the Companies' actual capital amounts and ratios, and applicable regulatory requirements at December 31, 2002:

                                                                                                    Minimum
                                                                                                   To Be Well
                                                                                                Capitalized Under
                                                                           Minimum              Prompt Corrective
                                                 Actual              Capital Requirement        Action Provisions
                                           ------------------       ---------------------      ------------------
                                           Amount      Ratio          Amount      Ratio         Amount      Ratio
                                           ------      -----          ------      -----         ------      -----
                                                                     (Dollars in Thousands)
Total Capital to Risk Weighted Assets:
   Consolidated                           $631,037     13.83%        $365,016       8%              N/A      N/A
   Westernbank                             613,574     13.46          364,606       8          $455,757       10%
Tier I Capital to Risk Weighted Assets:
   Consolidated                           $583,923     12.93%        $180,623       4%              N/A      N/A
   Westernbank                             566,460     12.56          180,418       4          $270,628        6%
Tier I Capital to Average Assets:
   Consolidated                           $583,923      7.21%        $242,942       3%              N/A      N/A
   Westernbank                             566,460      7.02          241,921       3          $403,202        5%

      The Company's ability to pay dividends to its stockholders and other activities can be restricted if its capital falls below levels established by the Federal Reserve guidelines. In addition, any bank holding company whose capital falls below levels specified in the guidelines can be required to implement a plan to increase capital. Management believes that the Company will continue to meet its cash obligations as they become due and pay dividends as they are declared.

FINANCIAL INSTRUMENTS

      DERIVATIVE FINANCIAL INSTRUMENTS - As part of the Company's asset/liability management, the Bank uses interest-rate contracts, which include interest-rate exchange agreements (swaps), to hedge various exposures or to modify interest rate characteristics of various statement of financial condition accounts.

      Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133 ("SFAS 133"), ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES and STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 138 ("SFAS 138"), ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES. These Statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statements require that all derivative instruments be recognized as assets and liabilities at fair value. If certain conditions are met, the derivative may qualify for hedge accounting treatment and be designated as one of the following types of hedges: (a) hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment ("fair value hedge"); (b) a hedge of the exposure to variability of cash flows of a recognized asset, liability or forecasted transaction ("cash flow hedge") or (c) a hedge of foreign currency exposure ("foreign currency hedge").

      In the case of a qualifying fair value hedge, changes in the value of the derivative instruments that have been highly effective are recognized in current period earnings along with the change in value of the designated hedge item. In the case of a qualifying cash flow hedge, changes in the value of the derivative instruments that have been highly effective are recognized in other comprehensive income, until such time those earnings are affected by the variability of the cash flows of the underlying hedged item. In either a fair value hedge or a cash flow hedge, net earnings may be impacted to the extent the changes in the value of the derivative instruments do not perfectly offset changes in the value of the hedge items. If the derivative is not designated as a hedging instrument, the changes in fair value of the derivative are recorded in earnings. The Company does not currently have any foreign currency hedges.

      Certain contracts contain embedded derivatives. When the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, it should be carried at fair value and designated as a trading or non-hedging derivative instrument.

      The effect of implementing these Statements on the Company's financial condition at January 1, 2001, was a decrease in deposits; an increase in other liabilities and an increase in accumulated other comprehensive income (net of tax of $45,000) by $2,607,000, $2,472,000, $135,000, respectively. There was no effect on results of operations from the implementation of these Statements.

      In the case of interest-rate exchange agreements that qualify for hedging accounting treatment, net interest income (expense) resulting from the differential between exchanging floating and fixed-rate interest payment is recorded on a current basis as an adjustment to interest income or expense on the corresponding hedged assets and liabilities.

      The Company utilizes various derivative instruments for hedging purposes and other than hedging purposes such as asset/liability management. These transactions involve both credit and market risk. The notional amounts are amounts in which calculations and payments are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any. The actual risk of loss is the cost of replacing, at market, these contracts in the event of default by the counterparties. The Company controls the credit risk of its derivative financial instruments agreements through credit approvals, limits and monitoring procedures. The Company enters into interest-rate swap contracts in managing its interest rate exposure. Interest-rate swap contracts generally involve the exchange of fixed and floating-rate interest payment obligations without the exchange of the underlying principal amounts. Entering into interest-rate swap contracts involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts, but also the interest rate risk associated with unmatched positions. Interest rate swaps are the most common type of derivative contract that the Company utilizes. Situations in which the Company utilizes interest rate swaps are: a) to convert its fixed-rate certificates of deposit (liabilities) to a variable rate, and b) to convert its variable rate -term notes and FHLB advances (liabilities) to a fixed rate. By entering into the swap, the principal amount of the hedged item would remain unchanged but the interest payment streams would change.

      Interest-rate swap contracts used to convert its fixed-rate certificates of deposit (liabilities) to a variable rate, mature between ten to twenty years with a right by the counterparty to call after the first anniversary. The Company has an identical right to call the certificates of deposit.

      In addition, the Company offers its customers certificates of deposit which contain an embedded derivative tied to the performance of Standard & Poor's 500 Composite Stock Index that must be bifurcated from the host deposit and recognized in the statement of financial condition in accordance with SFAS
133. At the end of five years, the depositor will receive a specified percent of the average increase of the month-end value of the stock index. If such index decreases, the depositor receives the principal without any interest. The Company uses interest rate swap and option agreements with major broker dealer companies to manage its exposure to the stock market. Under the terms of the swap agreements, the Company will receive the average increase in the month - end value of the index in exchange for a quarterly fixed interest cost. Under the option agreements, the Company also will receive the average increase in the month-end value of the index but in exchange for the payment of a premium when the contract is initiated. Since the embedded derivative instrument of the certificates of deposit and the interest rate swap and option agreements do not qualify for hedge accounting, these derivative instruments are marked to market through earnings.

      Interest rate options, which include caps, are contracts that transfer, modify, or reduce interest rate risk in exchange for the payment of a premium when the contract is initiated. The Company pays a premium for the right, but not the obligation, to buy or sell a financial instrument at predetermined terms in the future. The credit risk inherent in options is the risk that the exchange party may default.

      Derivatives instruments are generally negotiated over-the-counter ("OTC") contracts. Negotiated OTC derivatives are generally entered into between two counterparties that negotiate specific agreement terms, including the underlying instrument, amount, exercise price and maturity.

      See Note 18 to the consolidated financial statements for a detail of derivative transactions.

      OTHER OFF-BALANCE-SHEET INSTRUMENTS -- In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit-card arrangements, commercial letters of credit, commitments to purchased mortgage loans and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. The Bank periodically evaluates the credit risks inherent in these commitments, and letters of credit, and establishes loss allowances for such risks if and when these are deemed necessary. For the years ended December 31, 2002 and 2001, the Bank did not record any loss allowances in connection with risks involved in other off-balance sheet instruments. At December 31, 2002 and 2001, there were no additional off-balance sheet instruments other than those mentioned above.

      See "Liquidity and Capital Resources" section on page 24 for a detail of Other Off-Balance Sheet Instruments.

IMPACT OF INFLATION AND CHANGING PRICES

      The financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

      Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature such as cash, securities, loans and deposits. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services since such prices are affected by inflation. The effects of inflation on the local economy and on the Company's operating results have been relatively modest for the past several years. The Company attempts to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities. See "-- Financial Condition -- Market Risk".

MARKET PRICES AND STOCK DATA

      The Company's common stock is traded in the New York Stock Exchange (NYSE) since December 5, 2001 (before that date it was traded on the National Association of Securities Dealers Automated Quotation - NASDAQ). The Company's preferred stocks are traded on the NASDAQ. The symbol for the Company's common stock is "WHI", for the 1998 Series A preferred stock is "WBPRP", for the 1999 Series B preferred stock is "WBPRO", for the 2001 Series C preferred stock is "WBPRN", for the 2001 Series D preferred stock is "WBPRM" and for the 2002 Series E preferred stock is "WBPRL". As of December 31, 2002, there were 642 stockholders of record in addition to stockholders who hold their stock in "street name" through brokerage firms or nominees.

DIVIDENDS DECLARED PER SHARE

      The Company's Board of Directors has adopted an ongoing policy that provides for the distribution of dividends to common stockholders on the basis of a percentage of the average earnings for the last two preceding years. The same are paid monthly on the 15th day of each month for stockholders of record as of the last day of the preceding month. See "Capital Requirements".

      On January 31, 2003, the Company's Board of Directors approved an increase of its annual dividend payments to stockholders in 2003 to $.27 per share. This represents an increase of 22.73% over the dividends paid the previous year of $.22 per share (adjusted to reflect the three-for-two split in the form of a stock dividend on the Company's common stock declared on June 17, 2002, and distributed on July 10, 2002).

      The Company's cash dividends corresponding to 2002 and 2001 were as follows:

             RECORD DATE               PAYABLE DATE        AMOUNT PER SHARE (1) (2)
             -----------               ------------        ------------------------
              YEAR 2002
           January 31, 2002         February 15, 2002              $ 0.01778
          February 28, 2002           March 15, 2002                 0.01778
            March 31, 2002            April 15, 2002                 0.01778
            April 30, 2002             May 15, 2002                  0.01778
             May 31, 2002             June 15, 2002                  0.01778
            June 30, 2002             July 15, 2002                  0.01778
            July 31, 2002            August 15, 2002                 0.01834
           August 31, 2002          September 15, 2002               0.01834
          September 30, 2002         October 15, 2002                0.01834
           October 31, 2002         November 15, 2002                0.01834
          November 30, 2002         December 13, 2002                0.01834
          December 31, 2002          January 15, 2003                0.01834
                                                                   ---------
                Total                                              $ 0.22000
                                                                   ---------

              YEAR 2001

           January 31, 2001         February 15, 2001              $ 0.01386
          February 29, 2001           March 15, 2001                 0.01386
            March 31, 2001            April 15, 2001                 0.01393
            April 30, 2001             May 15, 2001                  0.01386
             May 31, 2001             June 15, 2001                  0.01386
            June 30, 2001             July 15, 2001                  0.01393
            July 31, 2001            August 14, 2001                 0.01386
           August 31, 2001          September 15, 2001               0.01386
          September 30, 2001         October 15, 2001                0.01393
           October 31, 2001         November 15, 2001                0.01386
          November 30, 2001         December 15, 2001                0.01386
          December 31, 2001          January 15, 2002                0.01393
                                                                   ---------
                Total                                              $ 0.16666
                                                                   ---------

(1) Adjusted to reflect the three-for-two stock split in the form of a stock dividend on the Company's common stock declared on June 17, 2002, and distributed on July 10, 2002.

(2)   Dividend amounts in the table are rounded.

The following table sets forth the range of high and low closing sale prices of the Company's common stock, as quoted in the NYSE system (NASDAQ for quarters prior to December 2001), at the end of each quarter for 2002 and 2001. The prices reflect interdealer quotations, without retail mark-up, mark-down or commissions and do not necessarily represent actual transactions:

      QUARTER ENDED              HIGH (1) (2)                LOW (1) (2)
      -------------              ------------                -----------
      December 2002                $ 18.28                   $ 15.14
      September 2002                 19.25                     13.94
        June 2002                    16.13                     11.83
        March 2002                   12.00                     10.67

      December 2001                $ 10.89                   $  9.17
      September 2001                 11.28                      7.99
        June 2001                     8.67                      7.30
        March 2001                    8.67                      7.00

(1) Adjusted to reflect the three-for-two stock split in the form of a stock dividend on the Company's common stock declared on June 17, 2002, and distributed on July 10, 2002.

(2)   Prices in table are rounded.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      There have been no disagreements with the Company accountants on any matter of accounting principles or practices or financial statement disclosures.

NEW ACCOUNTING DEVELOPMENTS

      Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 141, BUSINESS COMBINATIONS and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Those statements changed the accounting for business combinations and goodwill in two significant ways. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interest method is prohibited. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, ceased upon adoption of this statement. Adoption of SFAS 141 and 142 did not have a significant effect on the Company's consolidated financial statements.

      In June 2001, the Financial Accounting Standards Board "FASB" issued SFAS No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement cost. SFAS 143 becomes effective January 1, 2003, and is not expected to have a significant effect on the Company's consolidated financial condition or results of operations.

      Effective January 1, 2002, the Company adopted SFAS 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, and the accounting and reporting provisions of APB Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS - REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS, FOR THE DISPOSAL OF A SEGMENT OF A BUSINESS. Implementation of SFAS 144 did not have a significant effect on the Company's consolidated financial statements.

      In April 2002, the FASB issued SFAS No. 145, RESCISSION OF FASB STATEMENTS NO. 4, 44 AND 64, AMENDMENT OF SFAS NO. 13, AND TECHNICAL CORRECTIONS. SFAS 145 rescinds SFAS 4, REPORTING GAINS AND LOSSES FROM EXTINGUISHMENT OF DEBT-AN AMENDMENT OF APB OPINION NO. 30, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as extraordinary item, net of related income tax effect. As a result, the criteria in Opinion No. 30 will now be used to classify those gains and losses. SFAS
No. 145 also amends SFAS 13, ACCOUNTING FOR LEASES, to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS 145 is not expected to have a significant effect on the Company's consolidated financial condition or results of operations.

      In June 2002, the FASB issued SFAS No. 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002.

      In October 2002, the FASB issued SFAS No. 147, "ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS, AN AMENDMENT OF FASB STATEMENTS NO. 72 AND 144 AND FASB INTERPRETATION NO. 9". Except for transactions between two or more mutual enterprises, SFAS No. 147 removes acquisitions of financial institutions from the scope of both SFAS No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". In addition, SFAS No. 147 amends SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets" to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor-and-borrower-relationship intangible assets and credit cardholders intangible assets. SFAS No. 147 is effective for acquisitions or impairment measurement of above intangibles effected on or after October 1, 2002. SFAS No. 147 did not have a significant effect on the Company's condition or results of operations.

      In December 2002, the FASB issued SFAS No. 148, "ACCOUNTING FOR STOCK-BASED COMPENSATION - TRANSITION AND DISCLOSURE, AN AMENDMENT OF FASB STATEMENT NO. 123". This Statement amends FASB Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financials statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Effective January 1, 2003, the Company changed the method of accounting for employee stock options from the intrinsic value method to the fair value method. Under the fair value method, the Company will recognize stock-based compensation as an expense through the statement of operations for only the current and future years in an amount equal to the amount that would have been recognized had SFAS 123 been adopted as of its effective date. The effect of implementing this Statement on the Company's financial condition and results of operations is expected to be immaterial.

SELECTED QUARTERLY FINANCIAL DATA

                                         MARCH 31              JUNE 30           SEPTEMBER 30       DECEMBER 31
                                         --------              -------           ------------       -----------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
2002
Total interest income                  $     88,688         $     94,469         $     98,337       $    104,239
Total interest expense                       51,792               54,703               56,299             56,619
                                       ------------         ------------         ------------       ------------
Net interest income                          36,896               39,766               42,038             47,620
Provision for loan losses                     3,624                3,467                3,828              4,164
                                       ------------         ------------         ------------       ------------
Net interest income after
   provision for loan losses                 33,272               36,299               38,210             43,456
Total other income, net                       5,601                5,287                7,348              6,507
Total operating expenses                    (16,754)             (17,605)             (19,731)           (19,826)
                                       ------------         ------------         ------------       ------------
Income before income taxes                   22,119               23,981               25,827             30,137
Provision for income taxes                    4,227                3,911                3,152              4,811
                                       ------------         ------------         ------------       ------------
Net income                                   17,892               20,070               22,675             25,326
Less: Dividends on preferred stock           (3,327)              (3,327)              (3,327)            (3,793)
                                       ------------         ------------         ------------       ------------
Net income available for
  common stockholders                  $     14,565         $     16,743         $     19,348       $     21,533
                                       ============         ============         ============       ============

Per Share Data:
  Basic earnings per common share      $       0.23(1)      $       0.27(1)      $       0.30       $       0.32

  Diluted earnings per common share            0.23(1)              0.27(1)              0.30               0.31

  Cash Dividend declared per
    common share(2)                         0.05334(1)           0.05334(1)           0.05502            0.05502

  Period end number of common
    shares outstanding                   62,250,000(1)        62,250,000(1)        68,343,322         68,346,306

  Weighted average number of
    common shares outstanding            62,250,000(1)        62,250,000(1)        64,617,097         68,342,219

  Weighted average number of
    common shares outstanding
    on a fully diluted basis             62,771,783(1)        64,791,189(1)        65,464,485         71,008,262

  Cash Dividend declared on
    common shares                             3,320                3,320                3,647              3,759

  Book value per share data                    3.43(1)              3.72(1)              5.04               5.28

Performance ratios:
  Return on average assets                     1.13%                1.17%                1.22%              1.26%
  Return on average common
    stockholders's equity                     27.67                30.08                26.86              24.41
  Efficiency ratio                            39.72                39.28                40.87              36.94
  Operating expenses to total
    end-of-period assets                       0.99                 1.01                 1.00               0.96
  Net yield on interest-earning
    assets                                     2.36                 2.32                 2.29               2.29

                                         MARCH 31              JUNE 30           SEPTEMBER 30       DECEMBER 31
                                         --------              -------           ------------       -----------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
2001
Total interest income                  $     84,432         $     87,416         $     87,521       $     83,966
Total interest expense                       55,816               55,253               55,301             51,627
                                       ------------         ------------         ------------       ------------
  Net interest income                        28,616               31,891               32,220             32,339
Provision for loan losses                     3,000                3,000                3,228              3,050
                                       ------------         ------------         ------------       ------------
  Net interest income after
     provision for loan losses               25,616               28,891               28,992             29,289
Total other income, net                       4,907                3,275                5,066              4,933
Total operating expenses                    (14,214)             (14,825)             (15,085)           (16,186)
                                       ------------         ------------         ------------       ------------
  Income before income taxes                 16,309               17,341               18,973             18,036
Provision for income taxes                    2,569                1,987                2,079              1,869
                                       ------------         ------------         ------------       ------------
  Net income                                 13,740               15,354               16,894             16,167
Less: Dividends on preferred stock            1,449                2,453                3,038              3,324
                                       ------------         ------------         ------------       ------------
  Net income available for
    common stockholders                $     12,291         $     12,901         $     13,856       $     12,843
                                       ============         ============         ============       ============

Per Share Data:
  Basic and diluted earnings
    per common share                   $       0.20(1)      $       0.21(1)      $       0.22(1)    $       0.21(1)

  Cash Dividend declared per
    common share(2)                         0.04167(1)           0.04167(1)           0.04167(1)         0.04167(1)

  Period end number of common
    shares outstanding                   62,252,550(1)        62,252,550(1)        62,252,550(1)      62,250,000(1)

  Weighted average number of
    common shares outstanding            62,252,550(1)        62,252,550(1)        62,252,550(1)      62,252,523(1)

  Weighted average number of
    common shares outstanding
    on a fully diluted basis             62,352,926(1)        62,353,913(1)        62,462,001(1)      62,478,059(1)

  Cash Dividend declared on
    common shares                             2,595                2,593                2,593              2,594

  Book value per share data                    2.85(1)              2.99(1)              3.17(1)            4.98(1)

Performance ratios:
  Return on average assets                     1.23%                1.26%                1.32%              1.17%
  Return on average common
    stockholders's equity                     27.67                30.08                26.86              24.41
  Efficiency ratio                            43.07                40.98                40.56              43.35
  Operating expenses to total
    end-of-period assets                       1.22                 1.15                 1.18               1.10
  Net yield on interest-earning
    assets                                     2.71                 2.72                 2.62               2.44

(1) Adjusted to reflect the three-for-two split in the form of a stock dividend on our common stock declared on June 17, 2002, and distributed on July 10, 2002.

(2)   Cash dividends amounts are rounded.

FORWARD-LOOKING STATEMENTS

Some information contained or incorporated by reference in this annual report supplement constitutes "forward-looking statements." Such information can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate," "intend," "continue," or "believe" or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management's control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited; to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
W Holding Company, Inc.
Mayaguez, Puerto Rico

We have audited the accompanying consolidated statements of financial condition of W Holding Company, Inc. and its subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and of comprehensive income, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of W Holding Company, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments effective January 1, 2001.


San Juan, Puerto Rico
February 21, 2003

Stamp No. 1857172
affixed to original.

W HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------------------

ASSETS                                                                                       2002          2001

Cash and due from banks                                                                  $    76,080   $    62,414
Money market instruments:
Securities purchased under agreements to resell                                              261,847       136,096
Federal funds sold                                                                           197,300        20,037
Interest-bearing deposits in banks                                                            17,459        26,214
Trading securities, with an amortized cost of $4,624 in 2001                                      --         4,609
Investment securities available for sale, with an amortized cost
of $161,958 in 2002 and $281,963 in 2001                                                     160,887       281,682
Investment securities held to maturity, with a fair value of
$3,503,379 in 2002 and $2,362,836 in 2001                                                  3,501,057     2,369,775
Federal Home Loan Bank stock, at cost                                                         43,322        38,450
Mortgage loans held for sale, at lower of cost or fair value                                   7,446         5,253
Loans, net of allowance for loan losses of $47,114 in 2002 and
$38,364 in 2001                                                                            3,754,357     2,838,404
Accrued interest receivable                                                                   46,653        32,820
Foreclosed real estate held for sale, net                                                      3,679         3,013
Premises and equipment, net                                                                   96,209        40,673
Deferred income taxes, net                                                                    16,327        13,862
Other assets                                                                                  22,454        14,892
                                                                                         -----------   -----------

TOTAL                                                                                    $ 8,205,077   $ 5,888,194
                                                                                         ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits                                                                               $ 4,298,744   $ 3,233,912
  Securities sold under agreements to repurchase                                           3,097,341     2,059,646
  Advances from Federal Home Loan Bank                                                       120,000       120,000
  Term notes                                                                                      --        43,000
  Mortgage note payable                                                                       37,822            --
  Advances from borrowers for taxes and insurance                                              3,198         2,435
  Other liabilities                                                                           63,224        41,292
                                                                                         -----------   -----------
           Total liabilities                                                               7,620,329     5,500,285
                                                                                         -----------   -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Preferred stock - $1.00 par value per share (liquidation preference $25 per share);
     20,000,000 shares authorized; issued and outstanding 8,942,999 shares in 2002
     and 7,219,999 shares in 2001                                                              8,943         7,220
  Common stock - $1.00 par value per share;  authorized 300,000,000 shares;
   issued and outstanding 68,346,306 shares in 2002 and 41,500,000 shares in 2001             68,346        41,500
  Paid-in capital                                                                            319,106       187,628
  Retained earnings:
    Reserve fund                                                                              32,011        23,476
    Undivided profits                                                                        157,442       128,583
  Accumulated other comprehensive loss                                                        (1,100)         (498)
                                                                                         -----------   -----------
           Total stockholders' equity                                                        584,748       387,909
                                                                                         -----------   -----------

TOTAL                                                                                    $ 8,205,077   $ 5,888,194
                                                                                         ===========   ===========

See notes to consolidated financial statements.

W HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
--------------------------------------------------------------------------------

                                                          2002          2001          2000

INTEREST INCOME:
  Loans, including loan fees                            $ 220,676     $ 207,385     $ 183,497
  Investment securities                                   112,759        98,946        84,532
  Mortgage-backed securities                               44,694        28,216        12,251
  Money market instruments                                  7,451         8,731        10,171
  Trading securities                                          154            57           136
                                                        ---------     ---------     ---------
        Total interest income                             385,734       343,335       290,587
                                                        ---------     ---------     ---------
INTEREST EXPENSE:
  Deposits                                                114,374       129,676       127,640
  Securities sold under agreements to repurchase           98,233        79,882        53,968
  Advances from Federal Home Loan Bank                      6,202         6,597         6,920
  Term notes                                                  604         2,114         3,609
                                                        ---------     ---------     ---------
        Total interest expense                            219,413       218,269       192,137
                                                        ---------     ---------     ---------
NET INTEREST INCOME                                       166,321       125,066        98,450
PROVISION FOR LOAN LOSSES                                  15,083        12,278         8,700
                                                        ---------     ---------     ---------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                        151,238       112,788        89,750
                                                        ---------     ---------     ---------
OTHER INCOME:
  Service charges on deposit accounts and other fees       22,505        18,859        14,440
  Unrealized gain (loss) on derivative instruments          1,288          (838)           11
  Net gain (loss) on sales and valuation of loans,
    securities, and other assets                              950           160          (583)
                                                        ---------     ---------     ---------
        Total other income, net                            24,743        18,181        13,868
                                                        ---------     ---------     ---------
TOTAL NET INTEREST INCOME AND OTHER INCOME                175,981       130,969       103,618
                                                        ---------     ---------     ---------
OPERATING EXPENSES:
  Salaries and employees' benefits                         28,017        22,884        20,120
  Equipment                                                 9,519         8,850         8,695
  Occupancy                                                 5,861         5,031         4,997
  Advertising                                               6,865         4,392         3,348
  Printing, postage, stationery, and supplies               2,836         2,262         2,029
  Telephone                                                 2,042         1,864         1,620
  Net gain from operations of foreclosed real estate
    held for sale                                             (88)         (173)         (236)
  Other                                                    18,865        15,200        12,643
                                                        ---------     ---------     ---------
        Total operating expenses                           73,917        60,310        53,216
                                                        ---------     ---------     ---------
INCOME BEFORE PROVISION FOR INCOME TAXES                  102,064        70,659        50,402
PROVISION FOR INCOME TAXES                                 16,101         8,504         5,814
                                                        ---------     ---------     ---------
NET INCOME                                              $  85,963     $  62,155     $  44,588
                                                        =========     =========     =========
NET INCOME AVAILABLE TO COMMON
  STOCKHOLDERS                                          $  72,189     $  51,891     $  38,789
                                                        =========     =========     =========
BASIC EARNINGS PER COMMON SHARE                         $    1.12     $    0.83     $    0.62
                                                        =========     =========     =========
DILUTED EARNINGS PER COMMON SHARE                       $    1.11     $    0.83     $    0.62
                                                        =========     =========     =========

See notes to consolidated financial statements.

W HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
AND OF COMPREHENSIVE INCOME  (IN THOUSANDS)
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                          2002         2001         2000
CHANGES IN STOCKHOLDERS' EQUITY:
  Preferred stock:
    Balance at beginning of year                                       $   7,220    $   3,220    $   3,220
    Issuance of preferred stock                                            1,725        4,000           --
    Conversion of preferred stock                                             (2)          --           --
                                                                       ---------    ---------    ---------
    Balance at end of year                                                 8,943        7,220        3,220
                                                                       ---------    ---------    ---------
  Common stock:
    Balance at beginning of year                                          41,500       41,502       42,000
    Stock split effected in form of a stock dividend                      20,750           --           --
    Purchase and retirement of common stock                                   (2)          (2)        (498)
    Issuance of common stock                                               6,098           --           --
                                                                       ---------    ---------    ---------
    Balance at end of year                                                68,346       41,500       41,502
                                                                       ---------    ---------    ---------
  Paid-in capital:
    Balance at beginning of year                                         187,628       95,313       99,596
    Purchase and retirement of common stock                                  (40)         (26)      (4,283)
    Issuance of common stock                                              91,780           --           --
    Issuance of preferred stock                                           39,738       92,341           --
                                                                       ---------    ---------    ---------
    Balance at end of year                                               319,106      187,628       95,313
                                                                       ---------    ---------    ---------
  Reserve fund:
    Balance at beginning of year                                          23,476       17,302       12,843
    Transfer from undivided profits                                        8,535        6,174        4,459
                                                                       ---------    ---------    ---------
    Balance at end of year                                                32,011       23,476       17,302
                                                                       ---------    ---------    ---------
  Undivided profits:
    Balance at beginning of year                                         128,583       93,241       67,218
    Net income                                                            85,963       62,155       44,588
    Cash dividends declared on common stock                              (14,045)     (10,375)      (8,307)
    Cash dividends declared on preferred stock                           (13,774)     (10,264)      (5,799)
    Transfer to reserve fund                                              (8,535)      (6,174)      (4,459)
    Stock split effected in form of a stock dividend                     (20,750)          --           --
                                                                       ---------    ---------    ---------
    Balance at end of year                                               157,442      128,583       93,241
                                                                       ---------    ---------    ---------
  Accumulated other comprehensive income (loss):
    Balance at beginning of year                                            (498)          40       (1,058)
    Cumulative effect of change in accounting
     for derivative instruments                                               --          135           --
    Other comprehensive income (loss) for the year                          (602)        (673)       1,098
                                                                       ---------    ---------    ---------
    Balance at end of year                                                (1,100)        (498)          40
                                                                       ---------    ---------    ---------

TOTAL STOCKHOLDERS' EQUITY                                             $ 584,748    $ 387,909    $ 250,618
                                                                       =========    =========    =========
COMPREHENSIVE INCOME:
  Net income                                                           $  85,963    $  62,155    $  44,588
                                                                       ---------    ---------    ---------
  Other comprehensive income (loss), net of income tax:
  Unrealized net gains (losses) on securities available for sale:
    Arising during the period                                                718           (1)         804
    Reclassification adjustment included in net income                    (1,508)        (351)         422
                                                                       ---------    ---------    ---------

                                                                            (790)        (352)       1,226
                                                                       ---------    ---------    ---------
  Cash flow hedges:
    Adoption of SFAS 133, net of income tax                                   --          135           --
    Unrealized net derivative loss arising during the period                 356         (536)          --
                                                                       ---------    ---------    ---------

                                                                             356         (401)          --
                                                                       ---------    ---------    ---------
  Income tax effect                                                         (168)         215         (128)
                                                                       ---------    ---------    ---------
  Net change in other comprehensive income (loss), net of income tax        (602)        (538)       1,098
                                                                       ---------    ---------    ---------

TOTAL COMPREHENSIVE INCOME                                             $  85,361    $  61,617    $  45,686
                                                                       =========    =========    =========

See notes to consolidated financial statements.

W HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                        2002            2001           2000
                                                                    ------------    ------------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                        $     85,963    $     62,155    $    44,588
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Provision for:
        Loan losses                                                       15,083          12,278          8,700
        Foreclosed real estate held for sale                                 126              20             20
      Depreciation and amortization on:
        Premises and equipment                                             6,856           5,931          6,440
        Foreclosed real estate held for sale                                  60              61             57
        Mortgage servicing rights                                            772             477            347
      Deferred income tax credit                                          (2,518)         (3,246)        (1,920)
      Amortization of premium (discount) on:
         Investment securities available for sale                           (647)           (160)             9
         Investment securities held to maturity                           (9,062)        (14,068)       (12,021)
         Mortgage-backed securities held to maturity                        (555)         (1,634)           (63)
         Loans                                                             1,651           1,166            476
      Amortization of discount on deposits                                 1,930             780           --
      Amortization of deferred loan origination fees, net                 (5,634)         (4,710)        (3,905)
      Net loss (gain) on sale and valuation of:
         Investment securities available for sale                         (1,508)           (351)           422
         Mortgage loans held for sale                                       (306)             26            (43)
         Derivative instruments                                           (1,288)            838           --
         Foreclosed real estate held for sale                               (119)            (89)           (57)
      Capitalization of servicing rights                                    (607)
      Originations of mortgage loans held for sale                       (52,317)        (47,446)       (44,389)
      Proceeds from sales of mortgage loans held for sale                  8,690           2,148          3,123
      Decrease (increase) in:
         Trading securities                                               87,397          41,728         37,417
         Accrued interest receivable                                     (13,833)         14,131        (13,640)
         Other assets                                                     (6,994)         (5,793)          (528)
      Increase (decrease) in:
         Accrued interest on deposits and borrowings                        (376)         (8,496)        20,425
         Other liabilities                                                21,211           3,824           (490)
                                                                    ------------    ------------    -----------
           Net cash provided by operating activities                     133,975          59,570         44,968
                                                                    ------------    ------------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net decrease (increase)  in interest-bearing deposits in banks           8,755         (14,909)        (2,034)
  Net decrease (increase)  in federal funds sold                        (177,263)         23,463        (27,100)
  Net increase in securities purchased under agreements to resell       (125,751)        (10,287)        (5,154)
  Investment securities available for sale:
     Purchases                                                          (771,152)       (449,227)        (9,889)
     Proceeds from sales                                                 661,090         162,556          3,552
     Proceeds from principal repayment                                   191,175          32,954          1,511
  Investment securities held to maturity:
    Purchases                                                        (15,600,485)    (11,453,430)    (2,426,084)
    Proceeds from redemption and repayment                            14,713,873      10,998,040      2,033,788
  Mortgage-backed securities held to maturity:
    Purchases                                                           (638,079)       (420,790)       (96,454)
    Proceeds from principal repayment                                    403,026         178,795         18,680
  Loans receivable:
    Purchases                                                           (213,418)       (420,459)      (261,829)
    Other increase                                                      (714,924)       (224,004)       (77,817)
  Purchases of options                                                    (4,968)           (331)          --
  Cash paid on terminated swaps                                             (208)
  Proceeds from sales of foreclosed real estate held for sale                462             434            142
  Additions to premises and equipment                                    (12,520)         (4,671)       (10,342)
  Purchase of Federal Home Loan Bank stock                                (4,872)         (8,650)       (17,000)
  Purchase of companies, net of cash acquired                            (11,496)         (1,070)          --
                                                                    ------------    ------------    -----------
           Net cash used in investing activities                      (2,296,755)     (1,611,586)      (876,030)
                                                                    ------------    ------------    -----------

  Forward                                                           $ (2,162,780)   $ (1,552,016)   $  (831,062)
                                                                    ------------    ------------    -----------

                                                                     (continued)

W HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                       2002           2001           2000
                                                                   -----------    -----------    -----------
Forward                                                            $(2,162,780)   $(1,552,016)   $  (831,062)
                                                                   -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                           1,069,000        616,097        374,693
  Net increase in securities sold under agreements to repurchase       451,195        365,447         16,293
  Securities sold under agreements to repurchase with original maturities over three months:
      Proceeds                                                       1,475,773        792,500      1,508,886
      Payments                                                        (889,273)      (277,374)    (1,076,074)
  Term notes payments                                                  (43,000)        (5,000)       (31,000)
  Advances from Federal Home Loan Bank:
      Proceeds                                                              --         64,000         50,000
      Payments                                                              --        (64,000)            --
  Net increase in advances from borrowers for taxes
    and insurance                                                          763            659             82
  Repurchase of common stock for retirement                                (42)           (28)        (4,781)
  Issuance of common stock                                              97,875             --             --
  Issuance of preferred stock                                           41,463         96,341             --
  Dividends paid                                                       (27,308)       (20,148)       (16,773)
                                                                   -----------    -----------    -----------

        Net cash provided by financing activities                    2,176,446      1,568,494        821,326
                                                                   -----------    -----------    -----------

NET CHANGE IN CASH AND DUE FROM BANKS                                   13,666         16,478         (9,736)

CASH AND DUE FROM BANKS,  BEGINNING OF YEAR                             62,414         45,936         55,672
                                                                   -----------    -----------    -----------

CASH AND DUE FROM BANKS, END OF YEAR                               $    76,080    $    62,414    $    45,936
                                                                   ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the year for:
    Interest on deposits and other borrowings                      $   225,146    $   226,765    $   171,712
    Income tax                                                          11,235          8,200         11,104
  Noncash activities:
    Building acquired on purchase of partnership                        49,852             --             --
    Other assets acquired on purchase of partnership                       249             --             --
    Mortgage note assumed on purchase of partnership                    37,822             --             --
    Accrued dividends payable                                            1,931          1,419            935
    Net decrease (increase) in other comprehensive loss                   (602)          (538)         1,098
    Mortgage loans securitized and transferred to
      trading securities                                                41,740         44,176         38,289
    Transfers from loans to foreclosed real estate held for sale         2,075          1,017            569
    Available for sale securities transferred to trading                41,048
    Mortgage loans originated to finance the sale of  foreclosed
      real estate held for sale                                            786             32            185
    Capitalized mortgage servicing rights                                  607            483            454
    Unpaid additions to premises and equipment                              20             19             80
    Transfer from undivided profits to reserve fund                      8,535          6,174          4,459
    Effect in valuation of derivatives and their hedged items:
      (Decrease) increase in other assets                               (3,796)             8             --
      Decrease in deposits                                               4,438         13,666             --
      (Decrease) increase in other liabilities                            (646)        14,965             --
    Conversion of preferred stock into common stock:
      Preferred stock                                                       (2)            --             --
      Paid in capital                                                       (1)            --             --
      Common Stock                                                           3             --             --

See notes to consolidated financial statements.                      (concluded)

W HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
--------------------------------------------------------------------------------

1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


      W Holding Company, Inc. (the "Company") is a financial holding company offering a full range of financial services through its wholly owned subsidiaries, Westernbank Puerto Rico ("Westernbank" or the "Bank") and Westernbank Insurance, Corp. The Company was organized under the laws of the Commonwealth of Puerto Rico in February 1999 to become the bank holding company of Westernbank. The Bank, which was founded as a savings institution in 1958, is a Puerto Rico-chartered commercial bank, deposits in which are insured to applicable limits by the United States Federal Deposit Insurance Corporation ("FDIC"). The Bank offers a full range of business and consumer financial services, including banking, trust and brokerage services. Westernbank Insurance, Corp. is a general insurance agent offering property, casualty, life and disability insurance.

      In July 2000, the Company became a financial holding company under the Bank Holding Company Act. As a financial holding company, the Company is permitted to engage in financial related activities, including insurance and securities activities, provided that the Company and its banking subsidiary meet certain regulatory standards.

      Westernbank operates through 50 full service branch offices located throughout Puerto Rico, primarily in the western and southwestern regions of the island, and a fully functional banking site on the Internet. In addition, it operates four divisions: Westernbank International Division, which offers commercial banking and related services outside of Puerto Rico; Westernbank Business Credit, which specializes in commercial business loans secured principally by accounts receivable, inventory and equipment; Westernbank Trust Division, which offers a full array of trust services; and Expresso of Westernbank, a new division created in July 2002, which specializes in small, unsecured consumer loans up to $15,000 and collateralized consumer loans up to $75,000 through 19 full-service branches (including 13 new branches and six re-designated branches). Westernbank owns 100% of the voting shares of SRG Net, Inc., a Puerto Rico corporation that operates an electronic funds transfer network. The assets, liabilities, revenues and expenses of SRG Net, Inc. at December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, are not significant.

      On March 18, 2002, Westernbank through Westernbank World Plaza, Inc. ("WWPI"), a newly created wholly-owned subsidiary of Westernbank Puerto Rico, and its wholly-owned subsidiary Westernbank One Percent, Inc. ("WOPI"), acquired 99% (as Limited Partner) and 1% (as General Partner), respectively, of the partnership interest of Apollo Hato Rey, L.P., a Delaware Limited Partnership (the "Partnership"). WWPI and WOPI were created for the purpose of owning, developing, managing and operating Westernbank World Plaza (formerly known as Hato Rey Tower) a 23-story office building, including its related parking facility, located in Hato Rey, Puerto Rico, the main Puerto Rican business district. On March 23, 2002, the Partnership was dissolved and its net assets distributed to WWPI and WOPI. Immediately thereafter, WOPI was also dissolved by WWPI. Upon dissolution of WOPI, WWPI became the 100% owner of the net assets of the dissolved partnership. Westernbank World Plaza now serves as the Company's San Juan metropolitan area headquarters for Westernbank's regional commercial lending office and the headquarters for the Westernbank Business Credit and Expresso of Westernbank divisions.

      On July 1, 2001, the Company acquired 100% of the voting shares of a general insurance agency headquartered in Mayaguez, Puerto Rico. The new corporation is a wholly-owned subsidiary of the Company, and operates as a general agent by placing property and casualty insurance, as well as life and disability insurance.

      The accounting and reporting policies of W Holding Company, Inc. conform to accounting principles generally accepted in the United States of America and banking industry practices. Following is a summary of the Company's most significant accounting policies:

      PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Westernbank Puerto Rico and Westernbank Insurance Corp. All significant inter-company transactions and balances have been eliminated in consolidation.

      USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - Most of the Company's business activities are with customers located within Puerto Rico. Notes 2 and 3 discuss the types of securities that the Company invests in. Note 4 discusses the types of lending that the Company engages in. The Company does not have any significant concentration in any one industry or customer.

      CASH AND CASH EQUIVALENTS - For purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are those amounts included in the statements of financial condition as "cash and due from banks".

      INTEREST-BEARING DEPOSITS IN BANKS AND FEDERAL FUNDS SOLD - Interest-bearing deposits in banks and federal funds sold are recorded at cost and matures the next business day.

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

      INVESTMENT SECURITIES AVAILABLE FOR SALE - Investment securities available for sale consist of securities not classified as trading securities nor as held to maturity securities. These securities are reported at fair value with unrealized holding gains and losses, net of tax, reported as a net amount in other comprehensive income (loss). Realized gains and losses on these securities are determined using the specific identification method. Premium amortization and discount accretion are recognized in interest income using the interest method over the period to maturity.

      MORTGAGE LOANS HELD FOR SALE - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Realized gains or losses on these loans are determined using the specific identification method.

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

      ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is a current estimate of the losses inherent in the present portfolio based on management's ongoing quarterly evaluations of the loan portfolio. Estimates of losses inherent in the loan portfolio involve the exercise of judgment and the use of assumptions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses in the loan portfolio and the related allowance may change in the near term.

      The Company follows a systematic methodology to establish and evaluate the adequacy of the allowance for loan losses. This methodology consists of several key elements. Larger commercial and construction loans that exhibit potential or observed credit weaknesses are subject to individual review. Where appropriate, allowances are allocated to individual loans based on management's estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Company.

      Included in the review of individual loans are those that are impaired as provided in Statement of Financial Accounting Standards ("SFAS") No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN. Any allowances for impaired loans are measured based on the present value of expected future cash flows discounted at the loans' effective interest rate or fair value of the underlying collateral. Commercial business, commercial real estate and construction loans exceeding $500,000 are individually evaluated for impairment. Other loans are evaluated in homogeneous groups and collectively evaluated for impairment. Loans that are recorded at fair value or at the lower of cost or fair value are not evaluated for impairment. Impaired loans for which the discounted cash flows or collateral value exceeds its carrying value do not require an allowance. The Company evaluates the collectibility of both principal and interest when assessing the need for loss accrual.

      Historical loss rates are applied to other commercial loans not subject to specific allowance. The loss rates are generally derived from historical loss trends for three years.

      Homogeneous loans, such as consumer installments, residential mortgage loans, and credit cards are not individually risk graded. Allowances are established for each pool of loans based on the expected net charge-offs for one year. Loss rates are based on the average net charge-off history for one to three years by loan category.

      An unallocated allowance is maintained to recognize the imprecision in estimating and measuring loss when evaluating allowances for individual loans or pools of loans.

      Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management's judgment, reflect the impact of any current condition on loss recognition. Factors which management considers in the analysis include the effect of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs, non-accrual and problem loans), changes in the internal lending policies and credit standards, collection practices, and examination results from bank regulatory agencies and the Company's internal credit examiners.

      Allowances on individual loans and historical loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

      FORECLOSED REAL ESTATE HELD FOR SALE - Foreclosed real estate held for sale are carried at the lower of fair value minus estimated costs to sell or cost.

      PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed under the straight-line method over the estimated useful lives of the assets, which range from two to 40 years.

      Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are charged to expense as incurred.

      IMPAIRMENT OF LONG-LIVED ASSETS - The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No indications of impairment are evident as a result of such review.

      TRANSFER OF FINANCIAL ASSETS - Transfer of financial assets are accounted for as a sale, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before maturity.

      MORTGAGE SERVICING RIGHTS - The Company recognizes as separate assets the rights to service mortgage loans for others, regardless of how those servicing rights are acquired and assesses the capitalized mortgage servicing rights for impairment based on the fair value of those rights. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Fair value is determined using prices for similar assets with similar characteristics. Impairment is recognized through a valuation allowance for an individual servicing right, to the extent that fair value is less than the carrying amount for that right.

      The total cost of mortgage loans to be sold with servicing rights retained is allocated to the mortgage servicing rights and the loans (without the mortgage servicing rights), based on their relative fair values. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated servicing income.

      STOCK OPTION PLANS - As further discussed in Note 17 to the consolidated financial statements, the Company has two stock option plans. Up to December 31, 2002 the Company has accounted for those plans following the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, Accounting for Stocks Issued to Employees, and Related Interpretations. Compensation expense under this method is generally recognized for any excess of the quoted market price of the Company's stock at the measurement date over the amount an employee must pay to acquire the stock. Since all options granted under those plans has an exercise price equal to the market value of the underlying common stock at the grant date, no compensation expense was recognized at the measurement date.

      Effective January 1, 2003, the Company will adopt the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation. Under the modified prospective method which will be selected by the Company under the provisions of FASB Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, compensation cost to be recognized in future years is the same that which would have been recognized had the recognition provisions of FASB No. 123 been applied from its original effective date. Results prior to 2003 will not be restated. The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding options in each period:

                                                            Year ended December 31,
                                                           --------------------------
                                                            2002      2001      2000
                                                           ------    ------    ------
                                                            (Dollars in thousands)

      Net income as reported                              $85,963   $62,155   $44,588
      Deduct: Total stock-based employee
        compensation expense determined under
        fair value based method for all options,
        net of related tax effects                           (648)     (782)     (751)
                                                          -------   -------   -------
      Pro forma net income                                $85,315   $61,373   $43,837
                                                          =======   =======   =======

      Earnings per share:
      Basic - as reported                                 $  1.12   $  0.83   $  0.93
                                                          =======   =======   =======
      Basic - pro forma                                   $  1.11   $  0.82   $  0.91
                                                          =======   =======   =======
      Diluted - as reported                               $  1.11   $  0.83   $  0.93
                                                          =======   =======   =======
      Diluted - pro forma                                 $  1.10   $  0.82   $  0.91
                                                          =======   =======   =======

      The fair value of the options granted in years 2002 and 2001 was $3.20 and $3.25 per option as adjusted for the stock split, respectively. The fair value was estimated on the grant date using the Black-Scholes option pricing model with the following weighted average assumptions: (1) the dividend yield was 1.39% (2.14% in 2001, adjusted for stock split); (2) the expected life was 7 years; (3) the expected volatility was 33.42% (41.95% in 2001); and, (4) the risk-free interest rate was 4.43% (5.40% in 2001). The weighted average market price of the stock at the grant date was $15.85 ($7.79 in 2001).

      INCOME TAXES - Deferred income taxes are accounted for using the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and the respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      FINANCIAL INSTRUMENTS:

      - DERIVATIVE FINANCIAL INSTRUMENTS - As part of the Company's asset/liability management, the Company uses interest-rate contracts, which include interest-rate exchange agreements (swaps and options agreements), to hedge various exposures or to modify interest rate characteristics of various statement of financial condition items.

            Effective January 1, 2001, the Company adopted SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES and SFAS 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES. These Statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statements require that all derivative instruments be recognized as assets and liabilities at fair value. If certain conditions are met, the derivative may qualify for hedge accounting treatment and be designated as one of the following types of hedges:
            (a) hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment ("fair value hedge"); (b) a hedge of the exposure to variability of cash flows of a recognized asset, liability or forecasted transaction ("cash flow hedge") or (c) a hedge of foreign currency exposure ("foreign currency hedge").

            In the case of a qualifying fair value hedge, changes in the value of the derivative instruments that have been highly effective are recognized in current period earnings along with the change in value of the designated hedged item. In the case of a qualifying cash flow hedge, changes in the value of the derivative instruments that have been highly effective are recognized in other comprehensive income, until such time those earnings are affected by the variability of the cash flows of the underlying hedged item. In either a fair value hedge or a cash flow hedge, net earnings may be impacted to the extent the changes in the value of the derivative instruments do not perfectly offset changes in the value of the hedged items. If the derivative is not designated as a hedging instrument, the changes in fair value of the derivative are recorded in earnings. The Company does not currently have any foreign currency hedges.

            Certain contracts contain embedded derivatives. When the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, it is bifurcated and carried at fair value and designated as a trading or non-hedging derivative instrument.

      The effect of implementing these statements on the Company's financial condition at January 1, 2001 was a decrease in deposits, an increase in other liabilities and an increase in accumulated other comprehensive income (net of tax of $45,000) of $2,607,000, $2,472,000 and $135,000,
      respectively. There was no effect on results of operations from the implementation of these Statements.

      In the case of interest-rate exchange agreements that qualify for hedging accounting treatment, net interest income (expense) resulting from the differential between exchanging floating and fixed-rate interest payments is recorded on a current basis as an adjustment to interest income or expense on the corresponding hedged assets and liabilities.

      OTHER OFF-BALANCE SHEET INSTRUMENTS - In the ordinary course of business, the Company enters into off-balance sheet instruments consisting of commitments to extend credit, commitments under credit card arrangements and stand-by letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. The Company periodically evaluates the credit risks inherent in these commitments and letters of credit, and establishes loss allowances for such risks if and when these are deemed necessary. For the years ended December 31, 2002 and 2001, the Bank did not record any loss allowances in connection with risks involved in other off-balance sheet instruments. At December 31, 2002 and 2001, there were no additional off-balance sheet instruments other than those mentioned above.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed in these financial statements:

o CASH AND DUE FROM BANKS - The carrying amounts of cash and due from banks approximate their fair value.

o MONEY MARKET INSTRUMENTS - Money market instruments have been valued at their carrying amount given the relatively short period of time between origination of the instruments and their expected realization.

o TRADING SECURITIES - For securities held for trading purposes, fair values are based on quoted market prices.

o INVESTMENT SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY - The fair values of investment securities available for sale and held to maturity are estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

o FEDERAL HOME LOAN BANK (FHLB) STOCK - FHLB stock is valued at its redemption value.

o LOANS - Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgage, commercial, consumer, credit cards and other loans. Each loan category is further segmented into fixed and adjustable interest rate terms and by performing, nonperforming and loans with payments in arrears.

      The fair value of performing loans, except residential mortgages and credit card loans is calculated by discounting scheduled cash flows through the estimated maturity dates using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is computed using an estimated market rate based on secondary market sources adjusted to reflect differences in servicing and credit costs. For credit card loans, cash flows and maturities are estimated based on contractual interest rates and historical experience and are discounted using estimated market rates.

      Fair value for significant nonperforming loans and certain loans with payments in arrears is based on recent external appraisals of collateral. If appraisals are not available, estimated cash flows are discounted using a rate that is commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

o MORTGAGE SERVICING RIGHTS - The carrying amount of mortgage servicing rights, which is evaluated periodically for impairment, approximates the fair value (fair value is estimated considering prices for similar assets).

o DEPOSITS - The fair value of deposits with no stated maturity, such as passbook accounts, money market and checking accounts is equal to the amount payable on demand. The fair value of fixed maturity certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

o SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE, ADVANCES FROM FHLB, TERM NOTES AND MORTGAGE NOTE PAYABLE - The fair value of securities sold under agreements to repurchase, advances from FHLB, term notes and mortgage note payable and is based on the discounted value using rates currently available to the Company for debt with similar terms and remaining maturities.

o ACCRUED INTEREST - The carrying amounts of accrued interest approximate their fair values.

o INTEREST RATE SWAP AND INTEREST RATE OPTION CONTRACTS - The fair value of interest rate swap and interest rate option contracts was obtained from dealer quotes. This value represents the estimated amount the Company would receive or pay to terminate the contracts, at the reporting date, taking into account current interest rates and the current creditworthiness of the contracts counterparties.

o COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT - The fair value of commitments to extend credit and standby letters of credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings.

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

EARNINGS PER SHARE - Basic earnings per share represents income attributable to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to the outstanding convertible preferred stock, which are determined using the if-converted method, and the outstanding stock options, which are determined using the treasury stock method. The effect of convertible preferred stock (1,210,915 shares in 2002, and 1,212,905 shares in 2001 and 2000) was antidilutive in 2002, 2001 and 2000. The effect of stock options was dilutive in 2002 and 2001, and antidilutive 2000.

Basic and diluted earnings per share were computed as follows:

                                                   2002            2001               2000
                                                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Basic and diluted earnings per common share:
  Net income                                   $     85,963    $     62,155       $     44,588
  Less preferred stock dividends                    (13,774)        (10,264)            (5,799)
                                               ------------    ------------       ------------

  Income attributable to common stockholders   $     72,189    $     51,891       $     38,789
                                               ============    ============       ============

  Weighted average number of common
    shares outstanding for the year              64,382,211      62,252,543(1)      62,445,389(1)

  Dilutive potential common shares - options        759,964         175,803               --
                                               ------------    ------------       ------------

Total                                            65,142,175      62,428,346         62,445,389
                                               ============    ============       ============

Basic earnings per common share                $       1.12    $       0.83(1)    $       0.62(1)
                                               ============    ============       ============
Diluted earnings per common share              $       1.11    $       0.83(1)    $       0.62(1)
                                               ============    ============       ============

(1) Adjusted to reflect the three-for-two split in the form of a stock dividend on our common stock declared on June 17, 2002, and distributed on July 10, 2002.

COMPREHENSIVE INCOME - Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, except those resulting from investments by owners and distributions to owners. Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the stockholders' equity section of the statement of financial condition, such items, along with net income, are components of comprehensive income.

RECENT ACCOUNTING DEVELOPMENTS

Effective January 1, 2002, the Company adopted SFAS No. 141, BUSINESS COMBINATIONS and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Those statements changed the accounting for business combinations and goodwill in two significant ways. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. Use of the pooling-of-interest method is prohibited. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, ceased upon adoption of this statement. Adoption of SFAS No. 141 and No. 142 did not have a significant effect on the Company's consolidated financial statements.

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement cost. SFAS No. 143 becomes effective January 1, 2003, and is not expected to have a significant effect on the Company's consolidated financial condition or results of operations.

Effective January 1, 2002, the Company adopted SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, and the accounting and reporting provisions of APB Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS - REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS, FOR THE DISPOSAL OF A SEGMENT OF A BUSINESS Implementation of SFAS No. 144 did not have a significant effect on the Company's consolidated financial statements.

In April 2002, the FASB issued SFAS No. 145, RESCISSION OF FASB STATEMENTS NO. 4, 44 AND 64, AMENDMENT OF SFAS NO. 13, AND TECHNICAL CORRECTIONS. SFAS No. 145 rescinds SFAS No. 4, REPORTING GAINS AND LOSSES FROM EXTINGUISHMENT OF DEBT-AN AMENDMENT OF APB OPINION NO. 30, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as extraordinary item, net of related income tax effect. As a result, the criteria in Opinion No. 30 will now be used to classify those gains and losses. SFAS No. 145 also amends SFAS No. 13, ACCOUNTING FOR LEASES, to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS No. 145 did not have a significant effect on the Company's consolidated financial condition or results of operations.

In June 2002, the FASB issued SFAS No. 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002.

In October 2002, the FASB issued SFAS No. 147, ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS, AN AMENDMENT OF FASB STATEMENTS NO. 72 AND 144 AND FASB INTERPRETATION NO. 9. Except for transactions between two or more mutual enterprises, SFAS No. 147 removes acquisitions of financial institutions from the scope of both SFAS No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, BUSINESS COMBINATIONS and SFAS No. 142, Goodwill and Other Intangible Assets. In addition, SFAS No. 147 amends SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor-and-borrower-relationship intangible assets and credit cardholders intangible assets. SFAS No. 147 is effective for acquisitions or impairment measurement of such intangibles effective on or after October 1, 2002. SFAS No. 147 did not have a significant effect on the Company's financial condition or results of operations.

In December 2002, the FASB issued SFAS No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION - TRANSITION AND DISCLOSURE, AN AMENDMENT OF FASB STATEMENT NO.
123. This Statement amends SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financials statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Effective January 1, 2003, the Company changed the method of accounting for employee stock options from the intrinsic value method to the fair value method. Under the fair value method, the Company will recognize stock-based compensation as an expense through the statement of operations for only the current and future years in an amount equal to the amount that would have been recognized had SFAS 123 been adopted as of its effective date. The effect of implementing this Statement on the Company's financial condition and results of operations is expected to be immaterial.

2.    SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

      The Company enters into purchases of securities under agreements to resell the same securities. These agreements are classified as secured loans and are reflected as assets in the consolidated statements of financial condition.

      At December 31, 2002 and 2001, securities purchased under agreements to resell (classified by counterparty) were as follows:

                                                                          2002          2001
                                                                        --------      --------
                                                                            (In Thousands)
      Credit Suisse First Boston                                        $ 75,000      $   --
      Doral Securities, Inc.                                              71,809        65,059
      UBS PaineWebber Incorporated of Puerto Rico                         70,029        45,034
      Popular Securities, Inc.                                            45,009        26,003
                                                                        --------      --------
      Total                                                             $261,847      $136,096
                                                                        ========      ========

A comparative summary of securities purchased under agreements to resell as of December 31, were as follows:

                                                     2002                       2001
                                            -----------------------   -----------------------
                                                             (In Thousands)

                                                            FAIR                      FAIR
                                                          VALUE OF                  VALUE OF
                                            RECEIVABLE   UNDERLYING   RECEIVABLE   UNDERLYING
      UNDERLYING COLLATERAL                   BALANCE    COLLATERAL     BALANCE    COLLATERAL
                                            ----------   ----------   ----------   ----------
      Investment securities:
        U.S. Government and
          agencies obligations               $ 70,029     $ 71,294     $ 48,114     $ 48,838
        Puerto Rico Government and
          agencies obligations                 45,555       46,964       18,059       18,390
        Commercial paper                        7,910        8,074           --           --
        Mortgage and asset-backed
          securities:
         Guaranteed by Government
            agencies                          134,983      139,544       69,923       71,877
         Other                                  3,370        3,435           --           --
                                             --------     --------     --------     --------
      Total - excluding accrued
          interest receivable                $261,847     $269,311     $136,096     $139,105
                                             ========     ========     ========     ========

      Accrued interest receivable
          on securities purchased
          under agreements to resell         $    560                  $     11
                                             ========                  ========

 The Company monitors the fair value of the underlying securities as compared to the related receivable, including accrued interest, and requests additional collateral when the fair value of the underlying collateral falls to less than the collateral requirement. The collateral requirement is equal to 102 percent of the related receivable, including interest. At December 31, 2002, repurchase agreements amounting to $161,847,000 mature the next business day and $100,000,000 mature in November 2007, on which the counterparty has the option to terminate the agreement quarterly, at each interest payment date. Securities purchased under agreements to resell are held in safekeeping, in the name of the Company, by Citibank N.A., the Company's custodian, or are held by the counterparty. At December 31, 2002, all collateral was held by the counterparty.

Average outstanding balances and maximum month-end outstanding balances during the years ended December 31, 2002 and 2001, and weighted average interest rates for the year and at year end are indicated below:

                                                        2002          2001
                                                     (DOLLARS IN THOUSANDS)

Monthly average outstanding balance                  $185,684      $126,355
Maximum outstanding balance at any month-end          272,019       145,747
Weighted average interest rate:
  For the year                                           2.26%         4.36%
  At year end                                            2.44          1.78

3.    INVESTMENT SECURITIES:

      The amortized cost, gross unrealized gains and losses, and fair value of investment securities at December 31, were as follows:

                                                                            GROSS            GROSS
                                                         AMORTIZED        UNREALIZED       UNREALIZED         FAIR
      DECEMBER 31, 2002                                    COST             GAINS            LOSSES           VALUE
                                                         ----------       ----------       ----------       ----------
                                                                                (In Thousands)
      AVAILABLE FOR SALE:
        Mortgage-backed securities -
        Collateralized mortgage obligations (CMO)        $  144,378        $   898          $    --         $  145,276
        Corporate notes                                      12,580             --            2,199             10,381
        Other investments                                     5,000            230               --              5,230
                                                         ----------        -------          -------         ----------
      Total                                              $  161,958        $ 1,128          $ 2,199         $  160,887
                                                         ==========        =======          =======         ==========
      HELD TO MATURITY:
        U.S. Government and agencies obligations         $2,671,344        $ 7,783          $   376         $2,678,751
        Puerto Rico Government and
          agencies obligations                               19,695            245               30             19,910
        Commercial paper                                     74,997             --               --             74,997
        Corporate notes                                      66,697          3,173               --             69,870
                                                         ----------        -------          -------         ----------
      Total                                               2,832,733         11,201              406          2,843,528
                                                         ----------        -------          -------         ----------
        Mortgage and other asset-backed
          securities:
          Federal Home Loan Mortgage
            Corporation (FHLMC) certificates                 10,435            636               --             11,071
          Government National Mortgage
            Association (GNMA) certificates                  13,657            686               --             14,343
          Fannie Mae (FNMA) certificates                      6,906            447               --              7,353
          CMO certificates                                  565,068            986            3,366            562,688
          Other                                              72,258            250            8,112             64,396
                                                         ----------        -------          -------         ----------
      Total                                                 668,324          3,005           11,478            659,851
                                                         ----------        -------          -------         ----------
      Total                                              $3,501,057        $14,206          $11,884         $3,503,379
                                                         ==========        =======          =======         ==========

                                                                              GROSS       GROSS
                                                                AMORTIZED   UNREALIZED  UNREALIZED      FAIR
DECEMBER 31, 2001                                                 COST        GAINS       LOSSES        VALUE
                                                               -----------  ----------  ----------   ----------
                                                                                (IN THOUSANDS)
TRADING SECURITIES:
  Mortgage-backed securities:
    GNMA certificates                                          $    2,554     $   25     $    --     $    2,579
    FNMA certificates                                               2,070         --          40          2,030
                                                               ----------     ------     -------     ----------
Total                                                          $    4,624     $   25     $    40     $    4,609
                                                               ==========     ======     =======     ==========

AVAILABLE FOR SALE:
  U.S. Government and agencies obligations                     $  196,600     $   --     $   154     $  196,446
  Corporate notes                                                  56,301         22         243         56,080
  Mortgage-backed securities -
    CMO certificates                                               29,062         94          --         29,156
                                                               ----------     ------     -------     ----------
Total                                                          $  281,963     $  116     $   397     $  281,682
                                                               ==========     ======     =======     ==========
HELD TO MATURITY:
  U.S. Government and agencies obligations                     $1,788,000     $2,721     $ 6,360     $1,784,361
  Puerto Rico Government and
    agencies obligations                                           22,607        249          15         22,841
  Commercial paper                                                 59,992         --          --         59,992
  Corporate notes                                                  66,460      1,064       1,269         66,255
                                                               ----------     ------     -------     ----------
Total                                                           1,937,059      4,034       7,644      1,933,449
                                                               ----------     ------     -------     ----------
  Mortgage and other asset-backed
    securities:
    FHLMC certificates                                             13,475        455          --         13,930
    GNMA certificates                                              18,500        594          --         19,094
    FNMA certificates                                              10,011        332          --         10,343
    CMO certificates                                              319,386        369       1,799        317,956
    Other                                                          71,344         --       3,280         68,064
                                                               ----------     ------     -------     ----------
Total                                                             432,716      1,750       5,079        429,387
                                                               ----------     ------     -------     ----------
Total                                                          $2,369,775     $5,784     $12,723     $2,362,836
                                                               ==========     ======     =======     ==========

The amortized cost and fair value of investment securities available for sale and held to maturity at December 31, 2002, by contractual maturity (excluding mortgage-backed securities), are shown below.

                                                             AVAILABLE FOR SALE            HELD TO MATURITY
                                                            ---------------------     -------------------------
                                                            AMORTIZED     FAIR         AMORTIZED        FAIR
                                                              COST        VALUE          COST           VALUE
                                                                             (IN THOUSANDS)

Due within one year                                         $     --      $    --     $  120,569     $  120,947
Due after one year through five years                             --           --      2,594,846      2,603,506
Due after five years through ten years                            --           --         94,000         93,679
Due after ten years                                           17,580       15,611         23,318         25,396
                                                            --------     --------     ----------     ----------
Total                                                         17,580       15,611      2,832,733      2,843,528
Mortgage and other asset-backed securities                   144,378      145,276        668,324        659,851
                                                            --------     --------     ----------     ----------
Total                                                       $161,958     $160,887     $3,501,057     $3,503,379
                                                            ========     ========     ==========     ==========

Proceeds from sales of investment securities available for sale and the respective gross realized gains and losses for the years ended December 31, 2002, 2001 and 2000, were as follows:

                                        2002             2001             2000
                                      --------         ---------        --------
                                                    (IN THOUSANDS)

Proceeds from sales                   $661,090         $162,556          $3,552
Gross realized gains                     3,250              426              --
Gross realized losses                    1,742               75             422

Unencumbered investment securities held to maturity at December 31, 2002, amounted to $252,140,000 after taking into account the investment securities pledged (Notes 7, 10 and 18), those sold under agreements to repurchase (Note
8), those pledged to the Federal Reserve Bank of $4,994,000, and those pledged to the Puerto Rico Treasury Department (for the Westernbank International Division) of $500,000.

Nontaxable interest income on investments for the years ended December 31, 2002, 2001 and 2000, amounted to $163,387,000, $131,112,000, and $93,122,000, respectively. Nontaxable interest income relates mostly to interest earned on government obligations of the United States and Puerto Rico, certain mortgage-backed securities, and loans of the Westernbank International division.

4.    LOANS:

      The loan portfolio at December 31, consisted of the following:

                                                                                 2002                       2001
                                                                             -----------                -----------
                                                                                         (IN THOUSANDS)
REAL ESTATE LOANS SECURED BY FIRST MORTGAGES:
   Commercial real estate                                                    $ 1,461,606                $ 1,117,451
   Conventional:
     One-to-four-family residences                                               827,902                    827,110
     Other properties                                                              2,447                      2,734
   Construction and land acquisition                                             186,208                    125,047
   Insured or guaranteed - Federal Housing Administration,
     Veterans Administration and others                                           17,201                     16,896
                                                                             -----------                -----------

    Total                                                                      2,495,364                  2,089,238
                                                                             -----------                -----------

    Plus (less):
      Undisbursed portion of loans in process                                     (4,942)                    (5,624)
      Premium on loans purchased                                                   1,485                      2,036
      Deferred loan fees - net                                                    (4,230)                    (4,531)
                                                                             -----------                -----------

    Total                                                                         (7,687)                    (8,119)
                                                                             -----------                -----------

    Real estate loans - net                                                    2,487,677                  2,081,119
                                                                             -----------                -----------

OTHER LOANS:
    Commercial loans                                                             569,804                    376,408
    Loans on deposits                                                             32,803                     35,140
    Credit cards                                                                  56,658                     63,108
    Consumer loans                                                               655,713                    318,509
    Plus (less):
      Premium on loans purchased                                                   3,225                      4,169
      Deferred loan fees - net and unearned interest                              (4,409)                    (1,685)
                                                                             -----------                -----------

     Other loans - net                                                         1,313,794                    795,649
                                                                             -----------                -----------

TOTAL LOANS                                                                    3,801,471                  2,876,768

ALLOWANCE FOR LOAN LOSSES                                                        (47,114)                   (38,364)
                                                                             -----------                -----------

LOANS - NET                                                                  $ 3,754,357                $ 2,838,404
                                                                             ===========                ===========

The Company originated commercial real estate loans during 2002 amounting to $481,197,000, totaling $1,461,606,000 at December 31, 2002. In general, commercial real estate loans are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of the real estate. The commercial real estate loans are principally collateralized by property dedicated to wholesale, retail and rental business activities. Foreign loans amounted to $2,701,000 and $3,850,000 at December 31, 2002 and 2001, respectively.

The Company originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as held for either sale or investment purposes. Mortgage loans held for sale are carried at the lower of cost or fair value. At December 31, 2002 and 2001, mortgage loans with a cost of $7,456,000 and $5,352,000, respectively, were designated as held for sale.

The following table reflects the outstanding principal balance of non-accrual loans and the corresponding effect on earnings:

                                                 2002        2001       2000
                                                        (IN THOUSANDS)
Outstanding principal balance
  at end of year                               $19,405     $14,113     $9,690
                                               =======     =======     ======

Interest that would have been recorded
  if the loans had been performing and not
  been classified as nonaccrual                $ 1,102     $ 1,123     $  979
                                               =======     =======     ======

Loans serviced for others are not included in the consolidated statements of financial condition. At December 31, 2002 and 2001, the unpaid principal balance of these loans amounted to $311,058,000 and $307,867,000, respectively. Servicing loans for others generally consists of collecting payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with the loans serviced for others, the Company held borrowers' escrow balances of $960,000 and $852,000 at December 31, 2002 and 2001, respectively.

Mortgage servicing rights, included as other assets, amounted to $1,926,000, $2,091,000 and $2,085,000 at December 31, 2002, 2001 and 2000, respectively. In
2002, 2001 and 2000, the Company capitalized mortgage servicing rights amounting to $607,000, $483,000 and $454,000, respectively. Amortization of mortgage servicing rights was $772,000, $477,000, and $347,000 in 2002, 2001, and 2000,
respectively. At December 31, 2002, 2001 and 2000, the carrying value of mortgage servicing rights approximates fair value.

In the normal course of business, the Company engages in business transactions with its directors, executive officers, principal shareholders and organizations associated with them. Loans to related parties, mainly mortgage loans for purchase of the principal residence, are substantially on the same terms as loans to nonrelated parties. The aggregate amount of loans outstanding to related parties at December 31, 2002 and 2001 totaled $571,000 and $708,000, respectively.

Changes in the allowance for loan losses are summarized below:

                                          2002          2001          2000
                                                   (IN THOUSANDS)

Balance - at January 1                  $ 38,364      $ 28,928      $ 23,978
Provision charged to income               15,083        12,278         8,700
Allowance acquired                            --         2,892            --
Recoveries                                 1,632         1,304         1,613
Write-off of uncollectible accounts       (7,965)       (7,038)       (5,363)
                                        --------      --------      --------

Balance - at December 31                $ 47,114      $ 38,364      $ 28,928
                                        ========      ========      ========

      The total investment in impaired commercial and construction loans at December 31, 2002 and 2001 was $50,589,000 and $42,478,000, respectively.
      All impaired commercial and construction loans were measured based on the fair value of collateral at December 31, 2002 and 2001. Impaired commercial and construction loans amounting to $26,074,000 and $21,996,000 at December 31, 2002 and 2001, respectively, were covered by a valuation allowance of $4,752,000 and $4,181,000, respectively. Impaired commercial and construction loans amounting to $24,515,000 and $20,482,000 at December 31, 2002 and 2001, respectively, did not require a valuation allowance in accordance with SFAS 114. The average investment in impaired commercial and construction loans during the years ended December 31, 2002, 2001 and 2000, amounted to $46,147,000, $20,293,000 and $11,873,000, respectively. The Company's policy is to recognize interest income related to impaired loans on a cash basis when these are over 90 days in arrears on payments of principal or interest. Interest on impaired commercial and construction loans collected and recognized as income during the years ended December 31, 2002, 2001 and 2000, amounted to $4,041,000, $1,716,000 and $780,000, respectively.

5.    FORECLOSED REAL ESTATE HELD FOR SALE:

      Foreclosed real estate held for sale at December 31, consisted of the following:

                                                     2002      2001      2000
                                                          (IN THOUSANDS)
      Balance, foreclosed real estate held
       for sale:
        Residential (1 - 4 units)                   $  701    $  934    $   90
        Commercial                                   3,029     2,397     2,662
                                                    ------    ------    ------
      Total                                          3,730     3,331     2,752
      Less valuation allowance                          51       318       298
                                                    ------    ------    ------
      Foreclosed real estate held for
       sale - net                                   $3,679    $3,013    $2,454
                                                    ======    ======    ======

6.    PREMISES AND EQUIPMENT:

      Premises and equipment at December 31, consisted of the following:

                                                         2002          2001
                                                           (IN THOUSANDS)

      Land                                             $ 25,580      $13,153
      Buildings and improvements                         51,027        7,747
      Furniture and equipment                            24,894       23,190
      Leasehold improvements                             12,312       11,542
      Construction in progress                            3,758        2,951
                                                       --------      -------
      Total                                             117,571       58,583
      Less accumulated depreciation and
        amortization                                     21,362       17,910
                                                       --------      -------
      Total                                            $ 96,209      $40,673
                                                       ========      =======

7.    DEPOSITS AND INTEREST EXPENSE:

      Deposits at December 31, consisted of the following:

                                                      2002              2001
                                                  ----------        ----------
                                                         (IN THOUSANDS)

      Noninterest bearings accounts               $  156,143        $  123,932
      Passbook accounts                              560,549           465,267
      NOW accounts                                   138,434           115,977
      Super NOW accounts                              24,868            18,609
      Money market accounts                           15,303             6,806
      Certificates of deposit                      3,379,628         2,477,842
                                                  ----------        ----------

      Total                                        4,274,925         3,208,433
      Accrued interest payable                        23,819            25,479
                                                  ----------        ----------

      Total                                       $4,298,744        $3,233,912
                                                  ==========        ==========

      The weighted average interest rate of all deposits at December 31, 2002 and 2001, was approximately 2.88% and 4.02%, respectively. At December 31, 2002, the aggregate amount of deposits in denominations of $100,000 or more was $619,280,000 ($583,979,000 at December 31, 2001). Deposits
      include brokered deposits of $2,546,000,000 and $1,572,000,000 at December 31, 2002 and 2001, respectively. Deposits of directors, executive officers, principal shareholders and organizations associated with them amounted to $8,287,000 and $7,273,000 at December 31, 2002 and 2001,
      respectively.

      At December 31, 2002, the scheduled maturities of certificates of deposit are as follows:

      YEAR ENDING                                                     AMOUNT
      DECEMBER 31,                                                --------------
                                                                  (IN THOUSANDS)
        2003                                                        $2,405,338
        2004                                                           346,727
        2005                                                           156,099
        2006                                                            50,727
        2007                                                            54,043
        Thereafter                                                     366,694
                                                                    ----------

        Total                                                       $3,379,628
                                                                    ==========

      At December 31, 2002, the Company had pledged investment securities held to maturity with a carrying value of $13,063,000 and mortgage-backed securities held to maturity with a carrying value of $33,545,000 to secure public funds, and mortgage-backed securities held to maturity with a carrying value of $483,000 as bond requirement for individual retirement accounts.

      A summary of interest expense on deposits for the years ended December 31, follows:

                                            2002           2001           2000
                                          ---------      --------       --------
                                                      (IN THOUSANDS)

      Passbook                            $ 12,520       $ 12,800       $ 12,491
      NOW, Super NOW and Money
         Market accounts                     3,598          3,479          3,185
      Certificates of deposit               98,256        113,397        111,964
                                          --------       --------       --------

Total                                     $114,374       $129,676       $127,640
                                          ========       ========       ========

8.    SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:

      The Company enters into sales of securities under agreements to repurchase ("reverse repurchase agreements"). Reverse repurchase agreements are classified as secured borrowings and are reflected as a liability in the consolidated statements of financial condition. During the years ended December 31, 2002 and 2001, all of the Company's transactions were fixed-coupon reverse repurchase agreements. Reverse repurchase agreements at December 31, 2002, include $433,198,000 of long-term agreements with fixed rate step-up schedule. During the period of such agreements, the securities were delivered to the counterparties. The dealers may have sold, loaned, or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Company the same securities at the maturities of the agreements. The Company may be required to provide additional collateral based on the fair value of the underlying securities.

      Reverse repurchase agreements at December 31, 2002, mature as follows: within 30 days $1,016,763,000; in 2003 12,730,000; in 2004 $315,750,000;
      in 2005 $663,650,000; in 2006 $47,500,000 and $1,040,948,000 thereafter.
      At December 31, 2002, with respect to reverse repurchase agreements amounting to $1,476,898,000, excluding FHLB reverse repurchase agreements (Note 10), the counterparties have the option to terminate the agreements at the first anniversary date and each interest payment date thereafter.

      At December 31, 2002 and 2001, securities sold under agreements to repurchase (classified by counterparty) were as follows:

                                                            2002                          2001
                                                 ---------------------------   ---------------------------
                                                                FAIR VALUE                    FAIR VALUE
                                                  BORROWING    OF UNDERLYING    BORROWING    OF UNDERLYING
                                                   BALANCE      COLLATERAL       BALANCE      COLLATERAL
                                                 -----------   -------------    ---------    -------------
                                                                     (IN THOUSANDS)

      UBS PaineWebber Incorporated
       of Puerto Rico                            $1,038,538     $1,070,657     $  255,730     $  262,177
      Federal Home Loan Bank of New York            692,470        700,612        649,000        702,801
      Lehman Brothers Inc. and affiliates           524,148        637,285        733,950        754,046
      Merrill Lynch Government
        Securities Inc. and affiliates              334,900        344,561         95,483        101,175
      Bear, Stearns and Company, Inc.               146,441        163,073         13,283         14,230
      Credit Suisse First Boston                    104,285        107,412             --             --
      Salomon Smith Barney Inc. and affiliates      100,000        105,569         50,000         55,575
      Prudential Securities                          81,559         82,854             --             --
      Morgan Stanley Dean Witter                     75,000         76,817        148,500        150,812
      Keefe, Bruyette and Woods, Inc.                    --             --        113,700        118,346
                                                 ----------     ----------     ----------     ----------
      Total                                      $3,097,341     $3,288,840     $2,059,646     $2,159,162
                                                 ==========     ==========     ==========     ==========

      Borrowings under reverse repurchase agreements at December 31, were collateralized as follows:

                                                           2002                          2001
                                                 -------------------------     -------------------------

                                                  CARRYING         FAIR         CARRYING         FAIR
      SECURITIES UNDERLYING                       VALUE OF       VALUE OF       VALUE OF       VALUE OF
       REVERSE REPURCHASE                        UNDERLYING     UNDERLYING     UNDERLYING     UNDERLYING
           AGREEMENTS                            COLLATERAL     COLLATERAL     COLLATERAL     COLLATERAL
                                                 -----------    ----------     ----------     ----------
                                                                      (IN THOUSANDS)

      U.S. Government  and agencies
         obligations - held to maturity          $2,556,076     $2,563,199     $1,657,001     $1,654,518
      U.S. Government  and agencies
         obligations - available for sale                --             --        196,600        195,447
      U.S. Government and agencies
         obligations purchased under
         agreements to resell                       100,000        100,000             --             --
      Mortgage-backed securities - held
         to maturity                                621,680        620,228        280,443        280,042
      Mortgage-backed securities -
         available for sale                              --             --         29,062         29,155
      Other investments - held to maturity            4,983          5,413             --             --
                                                 ----------     ----------     ----------     ----------

      Total                                       3,282,739     $3,288,840      2,163,106     $2,159,162
                                                                ==========                    ==========

      Accrued interest receivable
        of underlying securities                     20,198                        10,211
                                                 ----------                    ----------

      Total                                      $3,302,937                    $2,173,317
                                                 ==========                    ==========

      Average outstanding balances and maximum month-end outstanding balances during the years ended December 31, 2002 and 2001, and weighted average interest rates for the year and at year-end are indicated below:

                                                       2002            2001
                                                    ----------      ----------
                                                      (DOLLARS IN THOUSANDS)

      Monthly average outstanding balance           $2,822,658      $1,521,005
      Maximum outstanding balance at any month-end   3,561,167       2,059,646
      Weighted average interest rate:
        For the year                                      3.48%           5.38%
        At year end                                       3.03            4.19

9.    LINES OF CREDIT:

      As of December 31, 2002 and 2001, Westernbank had line of credit agreements with three commercial banks permitting Westernbank to borrow a maximum aggregate amount of $75,000,000. The agreements provide for unsecured advances to be used by Westernbank on an overnight basis. Interest rate is negotiated at the time of the transaction. The credit agreements are renewable annually.

10.   ADVANCES FROM FEDERAL HOME LOAN BANK, TERM NOTES AND MORTGAGE NOTE
      PAYABLE:

      Advances from Federal Home Loan Bank ("FHLB"), term notes and mortgage note payable at December 31, consisted of the following:

                                              2002                    2001
                                      --------------------    --------------------
                                                  WEIGHTED                WEIGHTED
                                                  INTEREST                INTEREST
                                       AMOUNT       RATE      AMOUNT        RATE
                                      --------    --------   --------     --------
                                                (DOLLARS IN THOUSANDS)
      ADVANCES FROM FHLB:
        Fixed rate convertible
          advances
          (4.10% to 6.66%)            $120,000      5.10%    $120,000       5.10%
                                      ========      ====     ========       ====

      TERM NOTES -
        Variable rate notes
          (83% to 89% of three
          month LIBID rate)                 --        --     $ 43,000       1.66%
                                      ========      ====     ========       ====

      MORTGAGE NOTE:
        Fixed rate mortgage note      $ 37,822      8.05%          --         --
                                      ========       ====    ========       ====

      Advances and reverse repurchase agreements (Note 8) are received from the FHLB under an agreement whereby the Company is required to maintain a minimum amount of qualifying collateral with a fair value of at least 110% and 105% of the outstanding advances and reverse repurchase agreements, respectively. At December 31, 2002, convertible advances were secured by investment securities held to maturity amounting to $2,004,000 and mortgage loans amounting to $337,135,000. At the advance's and reverse repurchase agreement's first anniversary date and each quarter thereafter, the FHLB has the option to convert them into replacement funding for the same or a lesser principal amount based on any funding then offered by FHLB at the then current market rates, unless the interest rate has been predetermined between FHLB and the Company. If the Company chooses not to replace the funding, it will repay the convertible advance and reverse repurchase agreements, including any accrued interest, on such optional conversion date.

      Term notes amounting to $40,000,000 at December 31, 2001, were secured by irrevocable stand-by letters of credit issued by a commercial bank (the "issuer") with credit values amounting to $40,900,000. Under the letters of credit securities pledge agreements, the Company delivered to the issuer specific investment securities having a fair value, determined monthly, of at least 105% of the face amount of the letters of credit. Term note amounting to $25,000,000 was repaid on April 3, 2002, and a term note amounting to $15,000,000 was repaid on May 31, 2002.

      Term note amounting to $3,000,000 at December 31, 2001, was secured by a pledge of certain collateral pursuant to pledge agreements. Under the pledge agreements, the Company delivered to the note holders investments and mortgage-backed securities having a fair value determined every two weeks of at least 105% of the aggregate principal amount of the notes outstanding. This term note was repaid on December 15, 2002.

      At December 31, 2002, Westernbank World Plaza, Inc., a wholly-owned subsidiary of Westernbank Puerto Rico, had outstanding $37.8 million of a mortgage note, at an interest rate of 8.05% per annum up to September 11, 2009. Thereafter, the mortgage note will bear interest on the then outstanding principal balance (1) at a rate per annum equal to the greater of 13.05% or the Treasury Rate plus five percentage points or (2) at the rate of 10.05% per annum depending on certain conditions on the repricing date. Westernbank World Plaza has a prepayment option on the repricing date, without penalty. The mortgage note is collateralized by a 23-story office building, including its related parking facility, located in Hato Rey, Puerto Rico.

      Advances from FHLB and the mortgage note payable by contractual maturities at December 31, 2002, were as follows:

      YEAR ENDING                               ADVANCES           MORTGAGE
      DECEMBER 31,                              FROM FHLB        NOTE PAYABLE
      -------------                             ---------        ------------
                                                       (IN THOUSANDS)

        2003                                    $ 14,000           $   356
        2004                                          --               378
        2005                                      14,000               418
        2006                                      50,000               454
        2007                                          --               492
        Thereafter                                42,000            35,724
                                                --------           -------
        Total                                   $120,000           $37,822
                                                ========           =======

11.   INCOME TAXES:

      Under the Puerto Rico Internal Revenue Code (the "Code"), all companies are treated as separate taxable entities and are not entitled to file consolidated tax returns. The Company, Westernbank and Westernbank Insurance Corp. are subject to Puerto Rico regular income tax or alternative minimum tax ("AMT") on income earned from all sources. The AMT is payable if it exceeds regular income tax. The excess of AMT over regular income tax paid in any one year may be used to offset regular income tax in future years, subject to certain limitations.

      Westernbank World Plaza, Inc., a wholly-owned subsidiary of Westernbank, elected to be treated as a special partnership under the Code; accordingly, its net income is taxed by Westernbank.

      The Code provides a dividend received deduction of 100%, on dividends received from wholly-owned subsidiaries subject to income taxation in Puerto Rico. The income on certain investments is exempt for income tax purposes. Also, activities relating to the Westernbank International division are exempt from income tax. As a result of the above, the Company's effective tax rate is substantially below the statutory rate.

      The provision for income taxes for the years ended December 31, consisted of the following:

                                            2002           2001           2000
                                          --------       --------       --------
                                                      (IN THOUSANDS)

      Current                             $ 18,619       $ 11,750       $ 7,734
      Deferred                              (2,518)        (3,246)       (1,920)
                                          --------       --------       -------
      Total                               $ 16,101       $  8,504       $ 5,814
                                          ========       ========       =======

      A reconciliation of the provision for income taxes computed by applying the Puerto Rico income tax statutory rate to the tax provision as reported for the years ended December 31, is as follows:

                                               2002         2001         2000
                                             --------     --------     --------
                                                       (IN THOUSANDS)

      Computed at Puerto Rico
        statutory rate                       $ 39,805     $ 27,557     $ 19,657
      Effect on provision of:
        Exempt interest income, net           (25,700)     (20,791)     (13,864)
        Net nondeductible expenses                 12           26          105
        Other                                   1,984        1,712          (84)
                                             --------     --------     --------
      Provision for income taxes as
        reported                             $ 16,101     $  8,504     $  5,814
                                             ========     ========     ========
      Statutory tax rates                          39%          39%          39%
                                             ========     ========     ========
      Effective tax rates                          16%          12%          12%
                                             ========     ========     ========

      Deferred income tax assets (liabilities) as of December 31, 2002 and 2001, consisted of the following:

                                                               2002          2001
                                                             ---------    ---------
                                                                 (IN THOUSANDS)

      Allowance for loan losses                              $ 17,247     $ 13,834
      Unrealized losses (gains) on derivative instruments        (137)         891
      Mortgage servicing rights                                  (751)        (816)
      Allowance for foreclosed real estate held for sale            6           39
      Other temporary differences                                 (32)         (47)
                                                             --------     --------
      Total                                                    16,333       13,901
      Less valuation allowance                                      6           39
                                                             --------     --------
      Deferred income taxes, net                             $ 16,327     $ 13,862
                                                             ========     ========

      Changes in the valuation allowance for deferred income tax assets were as follows:

                                                       2002        2001       2000
                                                      ------      ------     ------
                                                              (IN THOUSANDS)

      Balance - at January 1                          $  39       $  39      $ 635
      Decrease in valuation allowance                   (33)         --       (596)
                                                      -----       -----      -----
      Balance - at December 31                        $   6       $  39      $  39
                                                      =====       =====      =====

      Realization of deferred tax assets is dependent on generating sufficient future taxable income. The amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income are not met.

12.   NET GAIN (LOSS) ON SALES AND VALUATION OF LOANS, SECURITIES AND OTHER
      ASSETS:

      Net gain (loss) on sales and valuation of loans, securities and other assets for the years ended December 31, 2002, 2001 and 2000, consisted of the following:

                                                           2002       2001      2000
                                                                 (IN THOUSANDS)

      Trading account securities, mainly related
        to loans securitized                              $ (866)    $(192)    $(204)
      Investment securities available for sale             1,508       351      (422)
      Mortgage loans held for sale                           306       (26)       43
      Other                                                    2        27        --
                                                          ------     -----     -----
      Total                                               $  950     $ 160     $(583)
                                                          ======     =====     =====

13.   COMMITMENTS AND CONTINGENCIES:

      In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company's financial condition.

      The Company, as a Puerto Rico chartered financial holding company, and its subsidiaries are each subject to extensive federal and local governmental supervision and regulation relating to its banking and insurance business. There are laws and regulations that restrict transactions between The Company and its subsidiaries. In addition, The Company benefits from favorable tax treatment of activities relating to the Westernbank International Division. Any change in such regulations, whether by applicable regulators or as a result of legislation subsequently enacted by the Congress of the United States or the applicable local legislatures, could have a substantial impact on Westernbank's operations.

      At December 31, 2002, the Company is obligated under noncancelable operating leases for banking premises. Certain leases contain escalation clauses providing for increased rental. Rent expense amounted to $2,435,000, $1,943,000, and $1,834,000 for the years ended December 31,
      2002, 2001 and 2000, respectively.

      The projected minimum rental payments under the leases with initial or remaining terms of more than one year, without considering renewal options, and expiring through 2025 are as follows:

      YEAR ENDING                                               MINIMUM
      DECEMBER 31,                                               RENT
                                                            --------------
                                                            (IN THOUSANDS)

      2003                                                     $ 2,026
      2004                                                       2,103
      2005                                                       2,142
      2006                                                       2,030
      2007                                                       1,765
      Thereafter                                                16,045
                                                               -------

      Total                                                    $26,111
                                                               =======


14.   RETIREMENT BENEFIT PLANS:

      PENSION PLAN

      The Bank established a retirement plan for directors who were not also executive officers and who elected to retire after January 1, 1988. The Plan generally provided pension benefits ranging from 80% to 100% of the Director's average remuneration based on consecutive years of service (vesting started after six years) and average earnings during the last five years (three years if the Director has served longer than 25 years). On February 24, 1989, the Plan was substantially amended to limit the pension benefits to only those directors who were founders of the Company, had attained the age of 50 years and had served for 25 consecutive years on the Board. The amended plan provided for pension benefits equal to the Director's average remuneration during the last three years of service. The other Directors (non-founders) by approving this amendment waived and renounced their pension benefits under the Plan. The Plan was unfunded as of December 31, 2002 and 2001. The accumulated benefit obligation under this Plan is $159,000 and $186,000 as of December 31, 2002 and 2001, respectively.

      PROFIT-SHARING AND DEFINED CONTRIBUTIONS PLANS

      The Company has a non-contributory deferred profit-sharing plan, covering substantially all of its employees, which provides for retirement and disability benefits. The Company's contribution to the profit-sharing plan is discretionary and is generally based on a formula related to net income. The Company's contributions for the years ended December 31, 2002, 2001 and 2000 were $250,000 for each year.

      The Company has a defined contribution plan under Section 1165(e) of the Puerto Rico Treasury Department Internal Revenue Code, covering all full-time employees of the Company who have one year of service and are twenty-one years or older. Under the provisions of this Plan, participants may contribute each year from 2% to 10% of their compensation after deducting social security, up to a specified maximum. The Company contributes 50 percent of the first 6 percent of base compensation that a participant contributes to the Plan. Participants are immediately vested in their contributions plus actual earnings thereon. The Company's contributions plus actual earnings thereon are 100 percent vested after three years of credited service. In case of death or disability, a participant will be 100 percent vested regardless of the number of years of credited service. The Company's contributions for the years ended December 31, 2002, 2001 and 2000, amounted to $305,000, $286,000 and
      $236,000, respectively.

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

      Quantitative measures established by regulation to ensure capital adequacy require the Companies to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002 and 2001, that the Companies met all capital adequacy requirements to which they are subject.

      As of March 31, 2002, Westernbank qualified as a well capitalized institution under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. At December 31, 2002, there are no conditions or events that management believes have changed Westernbank's category.

      The Companies' actual capital amounts and ratios as of December 31, 2002 and 2001, are also presented in the table below:

                                                                       MINIMUM             WELL CAPITALIZED UNDER
                                                                       CAPITAL               PROMPT CORRECTIVE
                                              ACTUAL                  REQUIREMENT            ACTION PROVISIONS
                                        -------------------       -------------------      ----------------------
                                         AMOUNT       RATIO        AMOUNT       RATIO       AMOUNT         RATIO
                                                                 (DOLLARS IN THOUSANDS)
      AS OF DECEMBER 31, 2002:

      Total Capital to Risk
        Weighted Assets:
           Consolidated                 $631,037      13.83%      $365,016        8%            N/A         N/A
           Westernbank                   613,574      13.46        364,606        8        $455,757          10%

      Tier I Capital to Risk
        Weighted Assets:
           Consolidated                 $583,923      12.93%      $180,623        4%            N/A         N/A
           Westernbank                   566,460      12.56        180,418        4        $270,628           6%

      Tier I Capital to
        Average Assets:
           Consolidated                 $583,923       7.21%      $242,942        3%            N/A         N/A
           Westernbank                   566,460       7.02        241,921        3        $403,202           5%

      AS OF DECEMBER 31, 2001:

      Total Capital to Risk
        Weighted Assets:
           Consolidated                 $424,680      12.65%      $268,657        8%            N/A         N/A
           Westernbank                   407,793      12.15        268,594        8        $335,743          10%

      Tier I Capital to Risk
        Weighted Assets:
           Consolidated                 $386,316      11.64%      $132,794        4%            N/A         N/A
           Westernbank                   369,429      11.13        132,763        4        $199,144           6%

      Tier I Capital to
        Average Assets:
           Consolidated                 $386,316       7.17%      $161,675        3%            N/A         N/A
           Westernbank                   369,429       6.86        161,626        3        $269,377           5%

      The Company's ability to pay dividends to its stockholders and other activities can be restricted if its capital falls below levels established by the Federal Reserve guidelines. In addition, any bank holding company whose capital falls below levels specified in the guidelines can be required to implement a plan to increase capital. Management believes that the Company will continue to meet its cash obligations as they become due and pay dividends as they are declared.

16.   COMMON AND PREFERRED STOCK TRANSACTIONS:

      During 2002, 2001 and 2000, the Company acquired and retired shares of common stock as follows: $42,000 (1,678 shares) in 2002; $28,000 (1,700 shares) in 2001; and $4,781,000 (498,300 shares) in 2000.

      On June 17, 2002, the Company declared a three-for-two split in a form of a stock dividend, for all stockholders of record as of June 28, 2002, distributed on July 10, 2002. The effect of the stock split resulted in a decrease to retained earnings and an increase in common stock of approximately $20.8 million.

      During 2002, the Company issued 6,095,000 and 1,725,000 shares of the Company's Common Stock and Series E Preferred Stock, respectively, providing a net capital infusion of approximately $97.9 million and $41.5 million, respectively.

      During 2002, 2,000 shares of the convertible preferred stock Series A were converted for 2,984 shares of common stock.

      The Company has issued the following non-cumulative, monthly income preferred stock (liquidation preference $25 per share):

                                                              ISSUANCE                  PROCEEDS FROM
     ISSUANCE                                     DIVIDEND    PRICE PER     SHARES     ISSUANCE, NET OF     ISSUANCE
       YEAR        TYPE OF PREFERRED STOCK          RATE        SHARE       ISSUED      ISSUANCE COSTS       COSTS
     ----------------------------------------------------------------------------------------------------------------

       1998     Convertible, 1998 Series A         7.125%       $ 25       1,219,000    $  29,143,000     $ 1,332,000
       1999     Non-convertible, 1999 Series B     7.250          25       2,001,000       48,273,000       1,752,000
       2001     Non-convertible, 2001 Series C     7.600          25       2,208,000       53,103,000       2,097,000
       2001     Non-convertible, 2001 Series D     7.400          25       1,791,999       43,238,000       1,562,000
       2002     Non-convertible, 2002 Series E     6.875          25       1,725,000       41,463,000       1,662,000
                                                                           ---------    -------------     -----------

                Total                                                      8,944,999    $ 215,220,000     $ 8,405,000
                                                                           =========    =============     ===========

      The preferred stock rank senior to the Company's common stock as to dividends and liquidation rights. Each share of the 1998 Series A preferred stock is convertible, at the holder's option, at any time on or after the 90th day following the issue date, into .995 shares of the Company's common stock, subject to adjustment upon certain events. The per share conversion ratio equates to a price of $16.667 (as adjusted) per share of common stock.

      The Company may redeem, in whole or in part, at any time at the following redemption prices, if redeemed during the twelve month period beginning July 1 for 1998 Series A, May 28 for 1999 Series B, March 30 for the 2001 Series C, August 1 for the 2001 Series D and October 31 for 2002 Series E of the years indicated below, plus accrued and unpaid dividends, if any, to the date of redemption:

                                            REDEMPTION PRICE PER SHARE
                               ----------------------------------------------------
         DECEMBER 31,          SERIES A   SERIES B   SERIES C   SERIES D   SERIES E
      2003                     $ 25.75         --         --         --
      2004                       25.50    $ 26.00         --         --
      2005                       25.25      25.50         --         --
      2006                       25.00      25.00    $ 25.50    $ 25.50
      2007                       25.00      25.00      25.25      25.25    $ 25.50
      2008                       25.00      25.00      25.00      25.00      25.25
      2009 and thereafter        25.00      25.00      25.00      25.00      25.00

17.   STOCK COMPENSATION PLANS:

      In June 1999, the Board of Directors approved the 1999 Qualified Stock Option Plan (the "1999 Qualified Option Plan") and the 1999 Nonqualified Stock Option Plan (the "1999 Nonqualified Option Plan"), for the benefit of employees of the Company and its subsidiaries. These plans offer to key officers, directors and employees an opportunity to purchase shares of the Company's common stock. Under the 1999 Qualified Option Plan, options for up to 6,300,000 (as adjusted) shares of common stock can be granted. Also, options for up to 6,300,000 (as adjusted) shares of common stock, reduced by any share issued under the 1999 Qualified Option Plan can be granted under the 1999 Nonqualified Option Plan. The option price for both plans is determined at the grant date. Both plans will remain in effect for a term of 10 years. The Board of Directors has sole authority and absolute discretion as to the number of stock options to be granted, their vesting rights, and the options' exercise price. The Plans provide for a proportionate adjustment in the exercise price and the number of shares that can be purchased in the event of a stock split, reclassification of stock and a merger or reorganization. At December 31, 2002 and 2001, the Company had outstanding 3,678,000 and 3,555,000 options (as adjusted), respectively, under the 1999 Qualified Stock Option Plan. These options were granted to various executive officers and employees, which will become fully exercisable after five years following the grant date. During 2002, 2001 and 2000, the Company granted 123,000, 113,000 and 3,442,000 options (as adjusted), respectively, to various executive officers. None of these options were exercised or forfeited in 2002, 2001 and 2000.

      The Company has only three exercise prices for options granted, all of them granted at three different dates. The following table summarizes the exercise prices and the weighted average remaining contractual life of the options outstanding at December 31, 2002:

                                               OUTSTANDING           EXERCISABLE
                                        --------------------------   -----------
                                                           WEIGHTED
                                                           AVERAGE
                                             NUMBER        CONTRACT       NUMBER
       EXERCISE PRICES                       OPTIONS     LIFE (YEARS)     OPTIONS

       $6.67                                3,442,000        7.12        1,377,000
        7.83                                  113,000        8.38           23,000
       15.85                                  123,000        9.56               --
                                           ----------       -----       ----------
       Total                                3,678,000        7.24        1,400,000
                                           ==========       =====       ==========

18.   FINANCIAL INSTRUMENTS:

      In the normal course of business, the Company becomes a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

      COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

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

      The contract amount of financial instruments, whose amounts represent credit risk at December 31, was as follows:

                                                              2002         2001
                                                            --------     --------
                                                               (IN THOUSANDS)

      Commitments to extend credit:
        Fixed rates                                         $ 16,710     $ 11,839
        Variable rates                                       161,902      151,757
      Unused lines of credit:
         Commercial                                           64,037       53,723
         Credit cards and other                               77,776       75,683
      Stand-by letters of credit                               4,574        2,340
      Commitments to purchase mortgage loans                 100,000         --

      DERIVATIVE FINANCIAL INSTRUMENTS

      The Company utilizes various derivative instruments for hedging purposes and other than hedging purposes such as asset/liability management. These transactions involve both credit and market risk. The notional amounts are amounts on which calculations and payments are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any. The actual risk of loss is the cost of replacing, at market, these contracts in the event of default by the counterparties. The Company controls the credit risk of its derivative financial instrument agreements through credit approvals, limits and monitoring procedures.

      The Company enters into interest-rate swap contracts in managing its interest rate exposure. Interest-rate swap contracts generally involve the exchange of fixed and floating-rate interest-payment obligations without the exchange of the underlying principal amounts. Entering into interest-rate swap contracts involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts, but also the interest rate risk associated with unmatched positions. Interest rate swaps are the most common type of derivative contract that the Company utilizes. Situations in which the Company utilizes interest rate swaps are: a) to convert its fixed-rate certificates of deposit (liabilities) to a variable rate, and b) to convert its variable rate - term notes and FHLB advances (liabilities) to a fixed rate. By entering into the swap, the principal amount of the hedged item would remain unchanged but the interest payment streams would change.

      Interest-rate swap contracts used to convert its fixed-rate certificates of deposit (liabilities) to a variable rate, mature between one to twenty years with a right by the counterparty to call after the first anniversary. The Company has an identical right to call the certificates of deposit.

      In addition, the Company offers its customers certificates of deposit which contain an embedded derivative tied to the performance of Standard & Poor's 500 Composite Stock Index that is bifurcated from the host deposit and recognized in the statement of financial condition in accordance with SFAS No. 133. At the end of five years, the depositor will receive a specified percent of the average increase of the month-end value of the stock index. If such index decreases, the depositor receives the principal without any interest. The Company uses interest rate swap and option agreements with major broker dealer companies to manage its exposure to the stock market. Under the terms of the swap agreements, the Company will receive the average increase in the month-end value of the index in exchange for a quarterly fixed interest cost. Under the option agreements, the Company also will receive the average increase in the month-end value of the index but in exchange for the payment of a premium when the contract is initiated. Since the embedded derivative instrument of the certificates of deposit and the interest rate swap and option agreements do not qualify for hedge accounting, these derivative instruments are marked to market through earnings.

      Interest rate options, which include caps, are contracts that transfer, modify, or reduce interest rate risk in exchange for the payment of a premium when the contract is initiated. The credit risk inherent in options is the risk that the exchange party may default.

      Derivative instruments are generally negotiated over-the-counter ("OTC") contracts. Negotiated OTC derivatives are generally entered into between two counterparties that negotiate specific agreement terms, including the underlying instrument, amount, exercise price and maturity.

      Information pertaining to the notional amounts of the Company's derivative financial instruments as of December 31, was as follows:

                                                                    NOTIONAL AMOUNT
                                                                 ---------------------
                                                                   2002         2001
      TYPE OF CONTRACT                                              (IN THOUSANDS)

      HEDGING ACTIVITIES:
        FAIR VALUE HEDGE:
          Interest rate swaps used to hedge
            fixed rate certificates of deposit                   $528,227     $548,347

      CASH FLOW HEDGE:
          Interest rate swaps used to hedge variable rate:
            Term notes                                                 --       40,000
                                                                 --------     --------

        TOTAL                                                    $528,227     $588,347
                                                                 ========     ========

      DERIVATES NOT DESIGNATED AS HEDGE:
          Interest rate swaps (unmatched portion)                $  1,773     $ 11,653
          Interest rate swaps used to manage exposure
            to the stock market                                    36,329       36,329
          Embedded options on stock indexed deposits               65,134       37,952
          Purchased options used to manage exposure
            to the stock market on stock indexed deposits          28,773        1,623
          Caps                                                         --      100,000
                                                                 --------     --------
      TOTAL                                                      $132,009     $187,557
                                                                 ========     ========

      At December 31, 2002, the fair value of derivatives qualifying for fair value hedge represented an unrealized net loss of approximately $8.0 million, which was recorded as "Other Liabilities" and as a decrease to the hedged "Deposits" in the accompanying December 31, 2002 statement of financial condition.

      At December 31, 2001, the fair value of derivatives qualifying for fair value hedge represented an unrealized net loss of $10.8 million, which was recorded as "Other Liabilities" and as a decrease to the hedged "Deposits" in the accompanying December 31, 2001 statement of financial condition.

      At December 31, 2001, the fair value of the cash flow hedge derivative activities represented an unrealized loss of $356,000 and was recorded as "Other Liabilities" in the accompanying December 31, 2001, statement of financial condition. Their effect on "Other Comprehensive Income" at December 31, 2001, was a decrease of $217,000, net of taxes of $139,000. No such derivatives activities were outstanding as of December 31, 2002.

      At December 31, 2002, the fair value of derivatives not qualifying as a hedge represented an unrealized net loss of $6,056,000 and was recorded as part of "Other assets" $1,495,000, "Deposits" $1,618,000 and "Other liabilities" $5,933,000 in the accompanying December 31, 2002, statement of financial condition.

      At December 31, 2001, the fair value of the derivatives not qualifying as a hedge represented an unrealized loss of $7,865,000, and was recorded as part of "Other Assets" $8,000, "Deposits" $3,821,000 and "Other Liabilities" $4,036,000 in the accompanying December 31, 2001, statement of financial condition.

      A summary of the types of swaps used, excluding those used to manage exposure to the stock market, and their terms at December 31, follows:

                                                                      2002            2001
                                                                     (DOLLARS IN THOUSANDS)

      Pay floating/receive fixed:
        Notional amount                                            $ 530,000       $ 560,000
        Weighted average receive rate at year end                       5.67%           6.13%
        Weighted average pay rate at year end                           1.90%           2.21%
        Floating rate as a percentage of three month LIBOR,
            plus a spread ranging from minus .25% to plus .25%           100%            100%

                                                                      2002            2001
                                                                     (DOLLARS IN THOUSANDS)

      Pay fixed/receive floating:
        Notional amount                                                 --         $  40,000
        Weighted average receive rate at year end                       --              1.60%
        Weighted average pay rate at year end                           --              4.49%
        Floating rate as a percentage of
            three month LIBOR, minus .10%                               --         85% to 100%

      The changes in notional amount of swaps outstanding during the years ended December 31, follows:

                                                                      2002            2001
                                                                        (IN THOUSANDS)

      Beginning balance                                            $ 636,329       $ 834,979
      New swaps                                                      316,000         456,329
      Called and matured swaps                                      (386,000)       (654,979)
                                                                   ---------       ---------
      Ending balance                                               $ 566,329       $ 636,329
                                                                   =========       =========

      At December 31, 2002, the maturities of interest rate swaps, embedded options and purchased options by year were as follows:

      YEAR ENDING                                   EMBEDDED        PURCHASED
      DECEMBER 31,                   SWAPS          OPTIONS          OPTIONS
                                                 (IN THOUSANDS)
        2003                       $115,000         $    --          $    --
        2004                         25,000              --               --
        2005                         15,000              --               --
        2006                         36,329          37,952            1,623
        2007                          7,500          27,182           27,150
        Thereafter                  367,500              --               --
                                   --------         -------          -------

        Total                      $566,329         $65,134          $28,773
                                   ========         =======          =======

      Swap agreements amounting to $530,000,000 at December 31, 2002, provide the counterparties the option to cancel the swap agreements on any interest payment date after the first anniversary (matching the call option that the Company has on $528,227,000 of hedged certificates of deposit). During the years ended December 31, 2002 and 2001, various counterparties of swap agreements exercised their option to cancel their swaps and immediately, the Company exercised its option to call the hedged certificates of deposit. No gains or losses resulted from above cancellations.

      At December 31, 2002, the carrying value of the specific collateral held by the counterparties consisted of investments securities held to maturity of $11,589,000.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments at December 31, were as follows:

                                                             2002                           2001
                                                   -------------------------     -------------------------
                                                    CARRYING        FAIR           CARRYING        FAIR
                                                     VALUE          VALUE           VALUE          VALUE
                                                                      (IN THOUSANDS)
Financial Assets:
  Cash and due from banks                          $   76,080    $    76,080     $   62,414    $    62,414
  Securities purchased under
     agreements to resell                             261,847        261,847        136,096        136,096
  Federal funds sold                                  197,300        197,300         20,037         20,037
  Interest-bearing deposits in banks                   17,459         17,459         26,214         26,214
  Trading securities                                       --             --          4,609          4,609
  Investment securities available for sale            160,887        160,887        281,682        281,682
  Investment securities held to maturity            3,501,057      3,503,379      2,369,775      2,362,836
  Federal Home Loan Bank stock                         43,322         43,322         38,450         38,450
  Mortgage loans held for sale                          7,446          7,446          5,253          5,253
  Loans (excluding allowance for loan losses)       3,801,471      3,867,590      2,876,768      2,924,974
  Accrued interest receivable                          46,653         46,653         32,820         32,820
  Mortgage servicing rights                             1,926          1,926          2,091          2,091
  Derivative options purchased                          1,495          1,495            323            323

FINANCIAL LIABILITIES:
  Deposits:
      Non-interest bearing                            156,143        156,143        123,932        123,932
      Interest bearing                              4,118,782      4,143,616      3,084,501      3,081,878
  Securities sold under
     agreements to repurchase                       3,097,341      3,241,180      2,059,646      2,164,736
  Advances from FHLB                                  120,000        123,631        120,000        133,227
  Term notes                                               --             --         43,000         43,438
  Mortgage note payable                                37,822         40,701             --             --
  Accrued interest payable                             35,491         35,491         35,976         35,976
  Interest rate swaps in a net payable position        13,955         13,955         15,164         15,164
  Other                                                 3,198          3,198          2,435          2,435

                                                             2002                           2001
                                                   -------------------------     --------------------------
                                                   CONTRACT OR                   CONTRACT OR
                                                    NOTIONAL        FAIR           NOTIONAL          FAIR
                                                     AMOUNT         VALUE           AMOUNT           VALUE
                                                                       (IN THOUSANDS)

Off-Balance Sheet Items

  LIABILITIES:
      Commitments to extend credit                 $  178,612    $    (1,588)    $  163,596    $    (1,622)
      Unused lines of credit:
           Commercial                                  64,037           (125)        53,723            (55)
           Credit cards and other                      77,776           (254)        75,683           (171)
      Stand-by letters of credit                        4,574            (46)         2,340            (23)
      Commitments to purchase mortgage loans          100,000

19.   RESERVE FUND:

      The Banking Law of Puerto Rico requires that a reserve fund be established by banking institutions and that annual transfers of at least 10% of net income be made, until such reserve fund equals 10% of total deposits or total paid-in capital, whichever is greater. Such transfers restrict the retained earnings, which would otherwise be available for dividends.

20.   QUARTERLY FINANCIAL DATA (UNAUDITED):

      The following is a summary of the unaudited quarterly results of operations (in thousands except for per share data):

      2002                                 MARCH 31         JUNE 30        SEPT. 30      DEC. 31
                                           --------        --------        --------     ---------
      Total interest income                $ 88,688        $ 94,469        $ 98,337     $ 104,240
      Total interest expense                 51,792          54,703          56,299        56,619
                                           --------        --------        --------     ---------
      Net interest income                    36,896          39,766          42,038        47,621
      Provision for loan losses               3,624           3,467           3,828         4,164
                                           --------        --------        --------     ---------
      Net interest income after
         provision for loan losses           33,272          36,299          38,210        43,457
      Total other income, net                 5,601           5,287           7,348         6,507
      Total operating expenses              (16,754)        (17,605)        (19,731)      (19,827)
                                           --------        --------        --------     ---------
      Income before income taxes             22,119          23,981          25,827        30,137
      Provision for income taxes              4,227           3,911           3,152         4,811
                                           --------        --------        --------     ---------
      Net income                           $ 17,892        $ 20,070        $ 22,675     $  25,326
                                           ========        ========        ========     =========

      Basic earnings per common share      $   0.23(1)     $   0.27(1)     $   0.30     $    0.32
                                           ========        ========        ========     =========
      Diluted earnings per common share    $   0.23(1)     $   0.27(1)     $   0.30     $    0.31
                                           ========        ========        ========     =========

      2001                                 MARCH 31        JUNE 30         SEPT. 30      DEC. 31
                                           --------        --------        --------     ---------
      Total interest income                $ 84,432        $ 87,416        $ 87,521     $  83,966
      Total interest expense                 55,816          55,525          55,301        51,627
                                           --------        --------        --------     ---------
      Net interest income                    28,616          31,891          32,220        32,339
      Provision for loan losses               3,000           3,000           3,228         3,050
                                           --------        --------        --------     ---------
      Net interest income after
         provision for loan losses           25,616          28,891          28,992        29,289
      Total other income, net                 4,907           3,275           5,066         4,933
      Total operating expenses              (14,214)        (14,825)        (15,085)      (16,186)
                                           --------        --------        --------     ---------
      Income before income taxes             16,309          17,341          18,973        18,036
      Provision for income taxes              2,569           1,987           2,079         1,869
                                           --------        --------        --------     ---------
      Net income                           $ 13,740        $ 15,354        $ 16,894     $  16,167
                                           ========        ========        ========     =========

      Basic and diluted earnings per
        common share (1)                   $   0.20(1)     $   0.21(1)     $   0.22(1)  $    0.20(1)
                                           ========        ========        ========     =========

----------
(1) Adjusted to reflect the three-for-two stock split in the form of a stock dividend on our common stock declared on June 17, 2002, and distributed on July 10, 2002.

21.   SEGMENT INFORMATION:

      The Company's management monitors and manages the financial performance of two primary business segments, the operations of Westernbank in Puerto Rico and those of the division known as Westernbank International. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on net interest income and other income. Intersegment sales and transfers, if any, are accounted for as if the sales or transfers were to third parties, that is, at current market prices. Operating expenses and provision for income taxes are analyzed on a combined basis. All other segments mainly include the transactions of the parent company only which mainly consists of the equity in subsidiaries.

      The financial information presented below was derived from the internal management accounting system and are based on internal management accounting policies. The information presented does not necessarily represent each segment's financial condition and results of operations as if these were independent entities.

                                                              AS OF AND FOR THE YEAR ENDED
                                                                    DECEMBER 31, 2002
                                                    ----------------------------------------------
                                                    IN PUERTO RICO    INTERNATIONAL       TOTAL
                                                    --------------    -------------    -----------
                                                                      (IN THOUSANDS)

      Interest income                                $   268,745       $  100,436      $   369,181
      Interest expense                                   161,948           51,914          213,862
                                                     -----------       ----------      -----------
      Net interest income                                106,797           48,522          155,319
      Provision for loan losses                          (13,179)              --          (13,179)
      Other income, net                                   20,483              670           21,153
      Equity in income of subsidiary                         217               --              217
                                                     -----------       ----------      -----------
      Total net interest income and other income     $   114,318       $   49,192      $   163,510
                                                     ===========       ==========      ===========

      Total assets                                   $ 6,649,595       $2,083,259      $ 8,732,854
                                                     ===========       ==========      ===========

                                                            AS OF AND FOR THE YEAR ENDED
                                                                  DECEMBER 31, 2001
                                                    ----------------------------------------------
                                                    IN PUERTO RICO   INTERNATIONAL        TOTAL
                                                    --------------   -------------     -----------
                                                                     (IN THOUSANDS)

      Interest income                                $   255,456       $   79,840      $   335,296
      Interest expense                                   174,888           40,243          215,131
                                                     -----------       ----------      -----------
      Net interest income                                 80,568           39,597          120,165
      Provision for loan losses                          (12,070)              --          (12,070)
      Other income, net                                   15,942              763           16,705
      Equity in loss of subsidiary                          (192)              --             (192)
                                                     -----------       ----------      -----------
      Total net interest income and other income     $    84,248       $   40,360      $   124,608
                                                     ===========       ==========      ===========

      Total assets                                   $ 4,514,001       $1,825,915      $ 6,339,916
                                                     ===========       ==========      ===========

                                                           AS OF AND FOR THE YEAR ENDED
                                                                 DECEMBER 31, 2000
                                                 ------------------------------------------------
                                                 IN PUERTO RICO    INTERNATIONAL        TOTAL
                                                                   (IN THOUSANDS)

Interest income                                  $    245,608      $     44,979      $    290,587
Interest expense                                      167,040            25,097           192,137
                                                 ------------      ------------      ------------
Net interest income                                    78,568            19,882            98,450
Provision for loan losses                              (8,700)               --            (8,700)
Other income, net                                      13,839                19            13,858
Intersegment revenue                                       --               266               266
Intersegment expense                                     (266)               --              (266)
Equity in loss of subsidiary                             (219)               --              (219)
                                                 ------------      ------------      ------------
Total net interest income and other income       $     83,222      $     20,167      $    103,389
                                                 ============      ============      ============

Total assets                                     $  3,344,581      $    916,815      $  4,261,396
                                                 ============      ============      ============

                                                     2002              2001              2000
                                                                   (IN THOUSANDS)

Interest income:
  Reportable segments                            $    369,181      $    335,296      $    290,587
  All other                                            16,553             8,039              --
                                                 ------------      ------------      ------------
  Consolidated interest income                   $    385,734      $    343,335      $    290,587
                                                 ============      ============      ============
Total net interest income and other income:
  Reportable segments                            $    163,510      $    124,608      $    103,389
  All other                                            98,935            68,381            44,789
                                                 ------------      ------------      ------------
  Total                                               262,445           192,989           148,178
  Less eliminations                                   (86,464)          (62,020)          (44,560)
                                                 ------------      ------------      ------------
  Consolidated total net interest income and
      other income                               $    175,981      $    130,969      $    103,618
                                                 ============      ============      ============
Total assets:
  Reportable segments                            $  8,732,854      $  6,339,916      $  4,261,396
  All other                                         1,292,391           642,398           253,312
                                                 ------------      ------------      ------------
  Total                                            10,025,245         6,982,314         4,514,708
  Less eliminations                                (1,820,168)       (1,094,120)         (253,851)
                                                 ------------      ------------      ------------
  Consolidated total assets                      $  8,205,077      $  5,888,194      $  4,260,857
                                                 ============      ============      ============

22.   CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY:

      Condensed financial information pertaining only to W Holding Company, Inc. is as follows:

CONDENSED STATEMENT OF FINANCIAL CONDITION
(PARENT COMPANY ONLY)
--------------------------------------------------------------------------------

                                                              DECEMBER 31,
                                                        -----------------------
                                                           2002          2001
                                                        --------       --------
                                                             (IN THOUSANDS)
ASSETS
Cash                                                    $    275       $      1
Federal fund sold                                          1,000           --
Dividends and other accounts receivable
  from bank subsidiary                                     1,556          1,599
Investment security held to maturity                      14,208           --
Investment in bank subsidiary                            567,285        371,022
Investment in nonbank subsidiary                           2,475          1,773
Advance to nonbank subsidiary                                 --         15,000
Accrued interest receivable                                   70             --
                                                        --------       --------
TOTAL ASSETS                                            $586,869       $389,395
                                                        ========       ========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
LIABILITIES:
Dividends payable                                       $  1,931       $  1,419
Other liabilities                                            190             67
                                                        --------       --------
TOTAL LIABILITIES                                          2,121          1,486
STOCKHOLDERS' EQUITY                                     584,748        387,909
                                                        --------       --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                                  $586,869       $389,395
                                                        ========       ========

CONDENSED STATEMENT OF INCOME
(PARENT COMPANY ONLY)
--------------------------------------------------------------------------------

                                                              YEARS ENDED
                                                        -----------------------
                                                              DECEMBER 31,
                                                          2002            2001
                                                        --------       --------
                                                             (IN THOUSANDS)

Dividends from bank subsidiary                          $ 27,820       $ 22,138
Interest income on investment security                       752            720
                                                        --------       --------
  Total income                                            28,572         22,858
Operating expenses                                           842            512
                                                        --------       --------
Income before income taxes and increase
  in undistributed earnings of subsidiaries               27,730         22,346
Provision (credit) for income taxes - current                 (4)            67
                                                        --------       --------
Income before increase in undistributed
  earnings of subsidiaries                                27,734         22,279
Increase in undistributed earnings from :
  Bank subsidiary                                         57,527         39,603
  Nonbank subsidiary                                         702            273
                                                        --------       --------

Net income                                              $ 85,963       $ 62,155
                                                        ========       ========

CONDENSED STATEMENT OF CASH FLOW
(PARENT COMPANY ONLY)
--------------------------------------------------------------------------------

                                                              YEARS ENDED
                                                        -----------------------
                                                              DECEMBER 31,
                                                          2002            2001
                                                        --------       --------
                                                             (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                              $ 85,963       $ 62,155
Adjustments to reconcile net income
  to net cash provided by operating activities:
  Increase in undistributed earnings
    of subsidiaries                                      (58,229)       (39,876)
  Increase (decrease) in dividends and other
    accounts receivable from bank subsidiary              14,973           (700)
  Increase in other liabilities                              636             67
                                                        --------       --------
Net cash provided by operating activities                 43,343         21,646
                                                        --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in advance to bank subsidiary                      --        (15,000)
  Net increase in federal funds sold                      (1,000)            --
  Investment securities available for sale:
    Purchases                                            (30,000)            --
    Maturities                                            30,000             --
  Capital contributions in subsidiaries                 (139,942)       (81,740)
  Purchase of nonbank subsidiary,
    net of cash acquired                                      --         (1,070)
  Investment securities held to maturity:
    Purchases                                            (15,755)            --
    Proceeds from repayment                                  994             --
                                                        --------       --------
Net cash used in investing activities                   (155,703)       (97,810)
                                                        --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of stocks                                     139,942         96,341
  Repurchase of common stock
    for retirement                                            --            (28)
  Dividends paid                                         (27,308)       (20,148)
                                                        --------       --------
  Net cash provided by financing activities              112,634         76,165
                                                        --------       --------

NET INCREASE IN CASH                                         274              1
CASH AT JANUARY 1, 2002                                        1             --
                                                        --------       --------
CASH AT DECEMBER 31, 2002                               $    275       $      1
                                                        ========       ========

      The principal source of income for the Company consists of dividends from its bank subsidiary, Westernbank. As a member subject to the regulations of the Federal Reserve Board, the Company must obtain approval from the Federal Reserve Board for any dividend if the total of all dividends by it in any calendar year would exceed the total of its consolidated net profits for the year, as defined by the Federal Reserve Board, combined with its retained net profits for the two preceding years. The payment of dividends by Westernbank to the Company may also be affected by other regulatory requirements and policies, such as the maintenance of certain regulatory capital levels. Up to December 31, 2000, the Company had no other operations other than those from its investment in Westernbank Puerto Rico and the stockholders' equity transactions. Cash dividend paid by Westernbank to the Company amounted to $18,886,184 for the year ended December 31, 2000.

                                     ******